                                      FILED PURSUANT TO RULES 424(b)(2) AND (3)
                                                     REGISTRATION NO. 333-48875

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 17, 1998)

                                 $175,000,000

                        CB RICHARD ELLIS SERVICES, INC.

                   8 7/8% SENIOR SUBORDINATED NOTES DUE 2006

                                ---------------

  The 8 7/8% Senior Subordinated Notes due 2006 (the "Notes") are being offered (the "Offering") by CB Richard Ellis Services, Inc., formerly known as CB Commercial Real Estate Services Group, Inc. (the "Company"). Interest on the Notes will be payable on June 1 and December 1 of each year, commencing December 1, 1998. The Notes will mature on June 1, 2006, and will be redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest thereon, if any, to the date of redemption. On or prior to June 1, 2001, the Company may redeem at any time or from time to time up to 35% of the aggregate principal amount of the Notes originally issued at a redemption price equal to 108 7/8% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, with the net cash proceeds of one or more Public Equity Offerings (as defined herein); provided, however, that at least $113.75 million in aggregate principal amount of the Notes remains outstanding immediately after giving effect to each such redemption. Upon the occurrence of a Change of Control (as defined herein), the Company will be required to offer to repurchase all or any portion of each holder's Notes at 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, if any, to the date of repurchase. See "Description of the Notes."


  The Notes will constitute general unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. The Notes will rank equal in right of payment with all future senior subordinated indebtedness of the Company and senior in right of payment to all future subordinated indebtedness of the Company. The Notes will also be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. As of March 31, 1998, after giving pro forma effect to the acquisition of REI (as defined herein), the Offering and the application of the net proceeds therefrom, the Company and its subsidiaries would have had approximately $337.1 million of total indebtedness outstanding, $162.1 million of which would have been senior or structurally senior in right of payment to the Notes.

  The Company's common stock is listed on the New York Stock Exchange under the symbol "CBG."

  SEE "RISK FACTORS" COMMENCING ON PAGE S-13 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE NOTES.

                                ---------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE   SECURITIES
      COMMISSION   PASSED  UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS
        PROSPECTUS  SUPPLEMENT  OR  THE ACCOMPANYING  PROSPECTUS.  ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                            PRICE TO   UNDERWRITING PROCEEDS TO
                                           PUBLIC(1)   DISCOUNT(2)   COMPANY(3)
--------------------------------------------------------------------------------
Per Note................................    98.736%       2.475%      96.261%
--------------------------------------------------------------------------------
Total...................................  $172,788,000  $4,331,250  $168,456,750
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from May 26, 1998.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company, estimated at $500,000.

                                ---------------

  The Notes are offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made only in book-entry form through the facilities of The Depository Trust Company in New York, New York on or about May 26, 1998.

                                ---------------

                          Joint Book-Running Managers

MERRILL LYNCH & CO.                              BANCAMERICA ROBERTSON STEPHENS

                                  -----------

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                                ---------------

            The date of this Prospectus Supplement is May 20, 1998.

                          WORLDWIDE OFFICE LOCATIONS

                              [MAP APPEARS HERE]

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS. SUCH ACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                          FORWARD-LOOKING STATEMENTS

  Certain statements included or incorporated by reference herein and in the accompanying Prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are subject to a number of known and unknown risks and uncertainties. Any such forward-looking statements contained or incorporated by reference herein or in the accompanying Prospectus should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "are expected to," "will," "will allow," "will continue," "will likely result," "should," "would be," "seeks," "approximately," "intends," "plans," "projects," "pro forma," "estimates" or "anticipates" or similar expressions or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. In addition, all information included or incorporated by reference herein or in the accompanying Prospectus with respect to projected or future results of operations, financial condition, financial performance or other financial or statistical matters constitute such forward-looking statements. Such forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and that may be incapable of being realized. Such statements are subject to risks, uncertainties and other factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated or deemed to be incorporated by reference herein or therein, that could cause actual results and other matters to differ materially from those in such forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: commercial real estate vacancy levels; property values; rental rates; any general economic recession domestically or internationally; and not successfully completing any capital expenditure or acquisition. As a result of the foregoing, no assurance can be given as to future results of operations or financial condition or as to any other matters covered by any such forward-looking statements, and the Company wishes to caution prospective investors not to rely on any such forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements, which speak only as of the date made.

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and related notes appearing elsewhere in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein and therein. Unless the context requires otherwise, the term the "Company" means CB Richard Ellis Services, Inc., formerly known as CB Commercial Real Estate Services Group, Inc., and each of its consolidated subsidiaries. On April 17, 1998, the Company's largest operating subsidiary, CB Commercial Real Estate Group, Inc., acquired REI Limited ("REI"), an international commercial real estate services firm operating under the name Richard Ellis in major commercial real estate markets worldwide (excluding the United Kingdom). In April 1998, CB Commercial Real Estate Group, Inc. changed its name to CB Richard Ellis, Inc. and, in May 1998, CB Commercial Real Estate Services Group, Inc. changed its name to CB Richard Ellis Services, Inc. Various dollar figures for REI assume a pound to dollar conversion rate of 1:1.675. The Company intends to file historical and pro forma financial statements in connection with its acquisition of REI with the Securities and Exchange Commission on or before July 1, 1998.

                                  THE COMPANY

  Founded in 1906, the Company is the largest vertically-integrated commercial real estate services company in the United States with over 130 principal offices in the United States and approximately 200 offices worldwide, following the acquisition of REI. The Company provides a full range of real estate services to commercial real estate tenants, owners and investors, including:
(i) brokerage services whereby the Company facilitates the sale and lease of properties ("Brokerage Services"); (ii) transaction management, advisory services and facilities management services to corporate real estate users ("Corporate Services"); (iii) property management services ("Institutional Management Services"); and (iv) capital market activities, including mortgage banking, brokerage and servicing, investment management and advisory services, investment property transactions (including acquisitions and sales on behalf of investors), real estate market research and valuation and appraisal services (collectively "Financial Services"). For the year ended December 31, 1997, after giving effect to the acquisitions of REI and Koll Real Estate Services ("Koll") as if such transactions had occurred as of January 1, 1997, the Company would have had pro forma revenues of $937.8 million and EBITDA (as defined herein) of $104.5 million, excluding merger related and nonrecurring charges of $32.7 million.

BROKERAGE SERVICES

  The Company provides commercial real estate brokerage services, representing buyers, sellers, landlords and tenants in connection with the sale and lease of office space, industrial buildings, retail properties, multi-family residential properties and unimproved land. Brokerage Services revenues totaled approximately $423.5 million for the year ended December 31, 1997, representing approximately 21,000 completed transactions, including over 3,000 sale transactions with an aggregate total consideration of approximately
$3.8 billion and approximately 18,000 lease transactions involving aggregate rents, during the terms of the leases facilitated, of approximately $10.0 billion. Brokerage Services provides a foundation for growing the Company's other real estate services through access to opportunities and deal-flow based market data. The Company believes that its leading position in the brokerage services industry provides a competitive advantage for its other lines of business by enabling them to leverage off Brokerage Services' (i) national network of relationships with owners and users of commercial real estate, (ii) real-time knowledge of completed transactions and real estate market trends, and (iii) brand name recognition.

CORPORATE SERVICES

  Corporate Services includes assisting major corporations worldwide with the development and execution of multiple-market real estate strategies and facilities management services. The Company strives to establish long-term relationships with corporations that require continuity in the delivery of high-quality, multi-market (including international) management services and strategic advisory services, including acquisition, disposition and consulting services. Specifically, through contractual relationships, the Company assists major, multi-market companies in developing and executing real estate strategies as well as addressing specific occupancy and facilities management objectives. Corporate Services coordinates the utilization of all the Company's various disciplines to deliver an integrated service to its clients thereby expanding and supporting the functions provided by a client's real estate department. The Company had approximately 80 million square feet under facilities management as of March 31, 1998.

INSTITUTIONAL MANAGEMENT SERVICES

  The Company provides value-added property management services for income-producing properties owned primarily by institutional investors. Property management services include maintenance, marketing and leasing services for investor-owned properties, including office, industrial, retail and multi-family residential properties. Additionally, the Company provides construction management services, which relate primarily to tenant improvements and has begun a program to provide various goods (copiers, supplies, etc.) and services (human resources, telephones, etc.) to the approximately 30,000 tenants in the buildings which it manages. The Company works closely with its clients to implement their specific goals and objectives, focusing on the enhancement of property values through maximization of cash flow. The Company markets its services primarily to long-term institutional owners of large commercial real estate assets. The Company currently manages approximately 204 million square feet of commercial space.

FINANCIAL SERVICES

  Mortgage Banking. The Company provides commercial mortgage origination and mortgage loan servicing through its subsidiary L. J. Melody & Company ("L. J. Melody"), which the Company acquired in July 1996. For the year ended December 31, 1997, the Company originated approximately $3.5 billion of commercial mortgages, approximately 37.2% of which were originated through special conduit arrangements with affiliates of Merrill Lynch, Citicorp, NationsBank, Heller Financial and Deutsche Morgan Grenfell. Under these special arrangements, the Company generally services the loans it originates. In addition, the Company originates mortgages into other conduit programs where it does not retain the right to service such loans. The Company originates and services loans for Federal Home Loan Mortgage Corp. (Freddie Mac). The Company is also a major mortgage originator for insurance companies, having originated approximately $1.6 billion of mortgages in the names of these insurance companies in 1997. The Company has correspondent arrangements with various life insurance companies and pension funds which entitle it to service the mortgage loans it originates. The Company currently services mortgage loan portfolios in excess of $10.9 billion.

  Investment Properties. Since 1992, the Company has provided sophisticated strategic planning for, and execution of, acquisitions and sales of income-producing properties for its clients, including approximately 1,240 investment property transactions with an aggregate value of over $9.4 billion in 1997. The Company strives to ensure that clients disposing of properties receive the maximum value for investment properties in the minimum amount of time by providing services which include (i) accessing the Company's proprietary databases and other information sources to provide real-time knowledge of completed comparable transactions, real estate market trends, and pricing data,
(ii) assisting with valuation and buyer identification, and (iii) designing the appropriate marketing strategy to target probable buyers or buyer categories. Access to the same sources of information provides each prospective investor with a competitive advantage by enabling the Company's professionals to identify the geographic areas and specific properties which are most suitable for the investor and to advise the investor in negotiations and due diligence. Richard Ellis' international operations around the globe had investment property transactions with an aggregate value of over $1.0 billion in 1997, and the Company believes that the combination of the two investment property platforms will create a significant global competitive advantage for its professionals.

  Investment Management and Products. The investment management and product development activities of the Company are divided into two parts (i) Westmark Realty Advisors L.L.C. ("Westmark") and (ii) CB

Richard Ellis Global Capital Markets. Westmark, which the Company acquired in 1995, has approximately $3.9 billion of assets currently under management and focuses on providing advisory services to the pension fund community. CB Richard Ellis Global Capital Markets focuses on the development of investment products to serve non-pension fund investors and co-investment opportunities, although some of its products are also marketed to pension funds. In 1996, CB Richard Ellis Global Capital Markets formed a relationship with Alliance Capital Management to provide information and marketing assistance with respect to real estate investment trust ("REIT") securities for retail and institutional clients. The Alliance REIT fund, utilizing the Company's proprietary research tools currently manages approximately $819.0 million in assets.

  Valuation and Appraisal Services. The Company's valuation and appraisal services business delivers sophisticated commercial real estate valuations through a variety of products, including market value appraisals, portfolio valuation, discounted cash flow analyses, litigation support, feasibility land use studies and fairness opinions. At December 31, 1997, the Company's appraisal staff had approximately 90 professionals, approximately 50% of whom hold the MAI professional designation. The business is operated in the United States through 25 regional offices, servicing corporate and institutional portfolio owners and lenders. In 1997, the Company completed more than 3,600 valuation and appraisal assignments.

  Real Estate Market Research. Real estate market research services are provided by a substantive, academically credible staff in Boston, Massachusetts employed by CB Commercial/Torto Wheaton Research. Real estate market research services are provided to the Company's other businesses and third-party clients and include (i) data collection and interpretation, (ii) econometric forecasting, and (iii) evaluating marketing opportunities and portfolio risk for institutional clients within and across U.S. commercial real estate markets. The Company's publications and products provide real estate data for more than 50 of the largest Metropolitan Statistical Areas ("MSAs") in the United States and are sold on a subscription basis to many of the largest portfolio managers, insurance companies and pension funds in the United States. CB Richard Ellis' National Real Estate Index also compiles proprietary market research for nearly 50 major urban areas nationwide, reporting benchmark market price and rent data for office, light industrial, retail, and apartment properties, and tracking the property portfolios of approximately 140 of the largest REITs.

COMPETITIVE STRENGTHS

  Comprehensive Range of Services. The Company is a leading provider of multi-discipline, integrated commercial real estate services. Through internal growth and strategic acquisitions, the Company has developed a comprehensive worldwide range of high quality, "one-stop shopping" services which enables it to differentiate itself and attract business through the cross-selling of services and the provision of business referrals to other operating parts of its business. The Company's ability to cross market a comprehensive range of services to customers has benefitted from the Company's strong brand name recognition and has helped it to build relationships with customers, and remain a market leader in its primary business segments.

  Geographically Diverse Service Network. The Company operates over 130 offices in the United States and 200 offices worldwide, following the acquisition of REI. Through the "CB Commercial/Partners" program, the Company has successfully extended its U.S. network through established relationships with leading local brokerage firms in secondary U.S. markets in which it did not have a market presence. The Company's broad presence in the United States enables it to service nationwide real estate portfolios, a service which has become increasingly important as the ownership of commercial real estate has become more institutional. The Company believes its acquisition of REI will solidify the Company's international presence in corporate services and major investment property activities. The Company believes its U.S. and international businesses should help to protect it from a softening in business fundamentals in any one region or market.

  Communications Systems. The Company has made, or is in the process of making, significant investments in state-of-the-art computer and telecommunication systems. Each of the Company's domestic offices is connected directly to the Company's wide area network, providing real-time access to the Company's centralized databases, market research, software applications, and electronic communications systems. The Company's local professionals have the ability to receive up to the moment market information as well as the ability to identify and cross market business opportunities. In addition, the breadth of coverage of these systems makes the Company an attractive partner to local firms who are looking to tap these resources for their own needs, thereby increasing the Company's access to local market information.

  Strong Market Research. CB Commercial/Torto Wheaton Research and CB Richard Ellis' National Real Estate Index provide comprehensive real estate market data services to clients such as research and modeling as well as in-depth analysis of markets and property types, detailed market forecasting, and commentary. These value-added services enable the Company to develop a closer relationship with its clients by aiding them in identifying and evaluating business and market opportunities. In addition, the Company's access to market data from its research unit helps it to identify and evaluate business and market opportunities and conduct its real estate services business.

BUSINESS STRATEGIES

  The Company's primary business objective is to continue to expand through internal growth and acquisitions. The key business strategies by which the Company plans to accomplish this objective include the following:

  Leverage and Strengthen Comprehensive Range of Services and Brand Name Recognition. The Company expects to continue to emphasize one-stop shopping services through the cross-selling of its comprehensive range of services. To be successful in this effort, the Company also expects to continue to strengthen communication between operating segments to increase cross-business referrals. In addition, the Company expects to continue to capitalize on its strong brand name recognition to strengthen its client relationships. The Company plans to continue to make selected acquisitions which complement or increase its existing "menu" of services and strengthen its brand name recognition.

  Capitalize and Expand Upon Domestic Geographic Service Network. The Company intends to capitalize on its domestic presence to service domestic commercial real estate portfolios as the ownership of commercial real estate becomes increasingly institutional. In addition, the Company expects to consider acquisitions of leading real estate firms in domestic markets in which it is not currently one of the top three firms or in which it has identified the need to strengthen its competitive position. The Company believes that its geographic diversity helps to protect it from softening business fundamentals in any one region or market.

  Capitalize on Cross-Border Activity and Increasing International
Presence. The Company provides a full range of commercial real estate services worldwide (excluding the United Kingdom) under the name CB Richard Ellis. The Richard Ellis name is one of the most widely recognized and respected names internationally in the real estate services industry. The acquisition of REI and renaming of the combined global operation (see "Recent Developments" below), positions the Company to provide existing domestic clients with access to a common "umbrella" of services and local expertise worldwide. The acquisition also positions the Company to provide expanded domestic services to REI's international clients. The Company plans to make selected acquisitions or enter into strategic partnerships internationally in other operating segments to further strengthen its cross-selling of services.

  Take Advantage of the Corporate Outsourcing Trend. Large corporations seeking to focus on core businesses and reduce operating costs are looking increasingly to outsource their real estate needs to multi-discipline, integrated national and international real estate service providers. By relying on a single integrated provider for all their real estate-related needs, corporations are able to reduce expenses while taking advantage of the Company's real estate expertise. This outsourcing trend has accelerated in recent years, and the Company believes that it will continue in the future. The Company intends to continue to market its ability to be a cost-effective alternative provider of corporate services to new clients and existing clients which use the Company's other services. The Company is one of the major participants in this segment of the real estate services industry and believes that only a small percentage of the market has been penetrated. As a result, the Company believes this trend provides the Company with attractive growth opportunities.

  Leverage Market Research Capabilities. The Company will continue to leverage its strong market research capabilities to strengthen relationships with existing clients by helping them identify and evaluate business and market opportunities. In addition, the Company will capitalize on its research capabilities to identify and evaluate business prospects and opportunities for each of its business segments. The Company believes that strengthening its research capabilities will help to enhance the Company's brand name recognition.

  Increase Employee Productivity. The Company intends to remain focused on the enhancement of revenues and profit margins through the delivery of services to its clients efficiently and cost-effectively. To improve employee productivity, the Company invests in information technology and in the professional education of both its management and revenue-producing professionals through its local training programs and through centralized programs at "CB University." Through previously made and continuing investments in information technology and professional education, the Company believes it is well positioned to increase employee productivity.

                              RECENT DEVELOPMENTS

  Acquisitions. On April 17, 1998, the Company purchased all of the outstanding shares of REI, an international commercial real estate services firm operating under the name Richard Ellis in major commercial real estate markets worldwide (excluding the United Kingdom). The purchase price for REI was approximately $103.0 million, of which approximately $52.7 million was paid in cash and notes and approximately $50.3 million was paid in shares of the Company's Common Stock. In addition, the Company assumed approximately $15.9 million of total indebtedness. The Company also anticipates a one-time charge of up to $5.0 million associated with the acquisition and integration of REI, which will impact the Company's results of operations for the quarter ended June 30, 1998. The Company is currently in discussions regarding the acquisition of those interests in certain subsidiaries of REI which it does not currently own. For the year ended December 31, 1997, REI had revenues and EBITDA of approximately $118.0 million and $11.7 million, respectively. On a pro forma basis, after giving effect to the acquisitions of REI and Koll as if such transactions had occurred as of January 1, 1997, and after giving effect to the Offering and the application of the net proceeds therefrom, (i) for the year ended December 31, 1997, the Company would have had revenues of $937.8 million, EBITDA of $104.5 million, excluding merger related and other non-recurring charges of $32.7 million, and a ratio of net debt to EBITDA of 2.9x, and (ii) as of March 31, 1998, the Company would have had total indebtedness of $337.1 million.

  The Company, through L. J. Melody, acquired Cauble and Company of Carolina ("Cauble and Company") for approximately $2.2 million and substantially all of the assets of North Coast Mortgage Company ("North Coast Mortgage") for approximately $3.3 million, both in February 1998, and Shoptaw-James, Inc. ("Shoptaw-James") for approximately $9.0 million in May 1998. Cauble and Company, North Coast Mortgage and Shoptaw-James are all regional mortgage banking firms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Acquisitions."

  As part of its growth strategy, the Company is continually assessing acquisition opportunities. Currently, the Company expects to focus its acquisition program on mortgage banking, domestic brokerage and property management businesses, as well as on acquisitions that enhance the Company's international capabilities. The Company is currently involved in negotiating potential acquisitions in a number of countries, but no agreement has been reached on material terms in any of these acquisitions. Based upon what the Company has offered, if all of these acquisitions were to close, the cost to the Company would exceed $150.0 million. The purchase price for these potential acquisitions could be in the form of all common stock, all cash or all debt or some mixture of stock, cash and debt. The Company expects to fund the cash portion of these purchase prices with borrowings under the Amended Revolving Credit Facility (as defined herein). As of May 5, 1998, the Company had executed a nonbinding letter of intent with respect to one of such acquisitions. Pursuant to such letter of intent, the Company and the other parties thereto have agreed to negotiate exclusively the terms and conditions of definitive acquisition agreements. There can be no assurance that the Company will successfully complete all or any of such acquisitions, or what the consequences of such acquisitions will be.

  Other. The Company has received a commitment letter from Bank of America NT&SA dated April 2, 1998 to increase the amount available under its existing revolving credit facility (the "Revolving Credit Facility") from $300.0 million to $400.0 million, subject to completion of the Offering (as amended, the "Amended Revolving Credit Facility").

  On May 19, 1998, the Company changed its name to CB Richard Ellis Services,
Inc.

  Results for the Three Months Ended March 31, 1998. The Company reported revenues for the three months ended March 31, 1998 of $175.1 million, an increase of 30.6% from $134.1 million for the three months ended March 31, 1997. Revenues for each of the Company's four business segments, Brokerage Services, Corporate Services, Institutional Management Services and Financial Services increased 12.9%, 111.9%, 106.8% and 35.1%, respectively for the three months ended March 31, 1998 compared to the comparable period in 1997. The increase was primarily attributable to the contribution of Koll in 1998. EBITDA increased 23.9% to $12.5 million in the three months ended March 31, 1998 from $10.1 million in the three months ended March 31, 1997. EBITDA for Brokerage Services, Institutional Management Services and Financial Services increased 8.3%, 158.3% and 52.8%, respectively, while EBITDA for Corporate Services decreased to a loss of $0.7 million as the Company invested in infrastructure to support new business expected as a result of the acquisition of REI.

  During the three months ended March 31, 1998, the Company repurchased all of the 4.0 million outstanding shares of its convertible preferred stock for $78.0 million. The Company financed the repurchase with borrowings under the Revolving Credit Facility. In addition, the Company incurred approximately $30.0 million in additional borrowings under the Revolving Credit Facility to finance seasonal borrowing needs.

                                  THE OFFERING

  All capitalized terms used but not defined herein have the meanings provided in "Description of the Notes." For a more complete description of the term of the Notes, see "Description of the Notes" herein and "Description of Debt Securities" in the accompanying Prospectus.

Securities Offered........  $175,000,000 aggregate principal amount of 8 7/8%
                            Senior Subordinated Notes due 2006.

Maturity..................  June 1, 2006.

Interest Payment Dates....  June 1 and December 1 of each year commencing
                            December 1, 1998.

Optional Redemption.......  The Notes will be redeemable at the option of the
                            Company, in whole or in part, at any time on or after June 1, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest thereon, if any, to the date of redemption. On or prior to June 1, 2001, the Company may redeem, at any time or from time to time, up to 35% of the aggregate principal amount of the Notes originally issued at a redemption price equal to 108 7/8% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, with the net cash proceeds of one or more Public Equity Offerings, provided, however, that at least $113.75 million in aggregate principal amount of Notes remains outstanding immediately after giving effect to each such redemption. See "Description of the Notes--Optional Redemption."

Ranking...................  The Notes will constitute general unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Notes will rank equal in right of payment with all future senior subordinated indebtedness of the Company and senior in right of payment to all future subordinated indebtedness of the Company. The Notes will also be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. As of March 31, 1998, after giving pro forma effect to the acquisition of REI, the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds," the Company and its subsidiaries would have had approximately $337.1 million of total indebtedness outstanding (including borrowings under the Revolving Credit Facility of approximately $110.0 million and total undrawn commitments of approximately $181.4 million, $281.4 million upon amendment of the Revolving Credit Facility, net of letters of credit outstanding), $162.1 million of which would have been senior or structurally senior in right of payment to the Notes.

Use of Proceeds...........  The net proceeds to the Company from the Offering will be used to repay outstanding balances under the Revolving Credit Facility. See "Use of Proceeds."

Change of Control.........  Upon the occurrence of a Change of Control, the
                            Company will be required to offer to repurchase all or any portion of each holder's Notes at 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, if any, to the date of repurchase. See "Description of the Notes--Change of Control."

Certain Covenants.........  The Indenture relating to the Notes will contain certain restrictive covenants, including (i) limitation on the incurrence of indebtedness, (ii) limitation on restricted payments, (iii) limitation on transactions with affiliates, (iv) limitation on liens, (v) limitation on the sale of assets, (vi) limitation on dividends and other payment restrictions affecting restricted subsidiaries, and
                            (vii) limitation on consolidation, merger or sale of all or substantially all of the Company's assets. These covenants are subject to important exceptions and qualifications. See "Description of the Notes--Certain Covenants."

Book-Entry Only Issuance..  The Notes will be represented by one or more permanent global securities in fully registered form deposited with the Depository Trust Company ("DTC") and registered in the name of DTC or its nominee. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Note. See "Description of the Notes--Book-Entry Only Issuance--The Depository Trust Company."

Absence of Market for the
Notes.....................  The Notes will be a new issue of securities for which there currently is no established market. Although the Underwriters have informed the Company that they currently intend to make a market in the Notes, they are not obligated to do so, and any such market making may be suspended or discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. The Company does not intend to apply for listing of the Notes on any securities exchange or automated quotation system.

Risk Factors..............  For a discussion of certain factors that should be considered by prospective investors in evaluating an investment in the Notes, see "Risk Factors" beginning on page S-13 of this Prospectus Supplement and page 4 of the accompanying Prospectus.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                               THREE MONTHS
                                YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                               ----------------------------  ------------------
                                 1995      1996      1997      1997      1998
                               --------  --------  --------  --------  --------
                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue......................  $468,460  $583,068  $730,224  $134,064  $175,144
Costs and Expenses:
 Commissions, fees and other
  incentives.................   239,018   292,266   365,705    67,607    83,714
 Operating, administrative
  and other..................   187,968   228,799   274,447    56,390    78,958
 Merger related and other
  non-recurring charges......       --        --     12,924       --        --
 Depreciation and
  amortization...............    11,631    13,574    18,060     3,121     5,322
                               --------  --------  --------  --------  --------
Operating income ............    29,843    48,429    59,088     6,946     7,150
Interest income..............     1,674     1,503     2,598       632       727
Interest expense.............    23,267    24,123    15,780     3,745     4,321
                               --------  --------  --------  --------  --------
Income before provisions for
 income tax..................     8,250    25,809    45,906     3,833     3,556
Provision for income tax.....       841    11,160    20,558     1,560     1,591
Reduction of valuation
 allowance(a)................       --    (55,900)      --        --        --
                               --------  --------  --------  --------  --------
Net provisions (benefit) for
 income tax..................       841   (44,740)   20,558     1,560     1,591
                               --------  --------  --------  --------  --------
Income before extraordinary
 items.......................     7,409    70,549    25,348     2,273     1,965
Extraordinary items, net.....       --        --        951       --        --
                               --------  --------  --------  --------  --------
Net income...................    $7,409   $70,549   $24,397    $2,273    $1,965
                               ========  ========  ========  ========  ========
BALANCE SHEET DATA:
Cash and cash equivalents....   $23,045   $49,328   $47,181   $41,776   $19,550
Total assets.................   190,954   278,944   505,191   256,252   477,739
Total long-term debt.........   250,142   148,529   146,104   145,009   254,421
Total liabilities............   345,642   280,364   339,748   253,697   377,185
Minority interest............       --         95     7,672       113     4,655
Total stockholders' equity
 (deficit)...................  (154,688)   (1,515)  157,771     2,442    95,899
OTHER FINANCIAL DATA:
EBITDA(b):
 Brokerage Services..........   $32,721   $31,231   $52,127    $6,438    $6,975
 Financial Services..........     5,097    24,345    28,872     2,761     4,220
 Institutional Management
  Services...................     2,234     5,849     6,587       770     1,989
 Corporate Services..........     1,422       578     2,486        98      (712)
                               --------  --------  --------  --------  --------
  Total EBITDA...............   $41,474   $62,003   $90,072   $10,067   $12,472
                               ========  ========  ========  ========  ========
EBITDA margin................       8.9%     10.6%     12.3%      7.5%      7.1%
Depreciation and
 amortization................   $11,631   $13,574   $18,060    $3,121    $5,322
Ratio of earnings to fixed
 charges(c)..................      1.28x     1.84x     3.01x     1.72x     1.55x
Ratio of EBITDA to interest
 expense.....................      1.78x     2.57x     5.71x     2.69x     2.89x
Ratio of total debt to
 EBITDA......................      6.23x     2.64x     1.68x      --        --

--------
(a) See Note 9 of Notes to Consolidated Financial Statements.
(b) EBITDA represents earnings before interest expense, income tax, depreciation and amortization, non-cash compensation under stock award plans and certain other non-recurring items. EBITDA effectively removes the impact of certain non-cash and non-recurring charges on income such as depreciation and the amortization of intangible assets relating to acquisitions, merger related and other non-recurring charges, extraordinary items, and income taxes. Management believes that the presentation of EBITDA will enhance a reader's understanding of the Company's operating performance and ability to service debt as it provides a measure of cash (subject to the payment of interest and income taxes) generated that can be used by the Company to service its debt and other required or discretionary purposes. Net cash that will be available to the Company for discretionary purposes represents remaining cash, after debt service and other cash requirements, such as capital expenditures, are deducted from EBITDA. EBITDA should not be considered as an alternative to (i) operating income determined in accordance with generally accepted accounting principles ("GAAP") or (ii) operating cash flow determined in accordance with GAAP.
(c) The ratio of earnings to fixed charges represents earnings before income taxes and fixed charges divided by fixed charges. Fixed charges include interest expense and one-third of rent expense relating to operating leases.

                                 RISK FACTORS

  Prospective investors should consider carefully the following risk factors in addition to the other information presented in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein and therein, before purchasing the Notes offered hereby.

LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

  As of March 31, 1998, after giving pro forma effect to the acquisition of REI, the Offering and the application of the net proceeds therefrom, the Company would have had approximately $337.1 million of total indebtedness outstanding, which would have represented approximately 69.7% of its total capitalization. See "Capitalization." In addition, the Indenture and the Company's other debt instruments will allow the Company to incur additional indebtedness in the future, including Senior Indebtedness. As of March 31, 1998, after giving pro forma effect to the acquisition of REI, the Offering and the application of the net proceeds therefrom, the Company would have had an aggregate of $181.4 million available for borrowing under the Revolving Credit Facility ($281.4 million upon amendment thereof), net of letters of credit outstanding.

  The ability of the Company to make payments on the Notes and to satisfy its other debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, competitive, legislative, regulatory and other factors, certain of which are beyond the Company's control. The Company believes, based on current circumstances, that the Company's cash flow, together with available borrowings under the Amended Revolving Credit Facility, will be sufficient to permit the Company to meet its debt service and other obligations. There can be no assurance, however, that the Company will be able to generate sufficient cash flow to fund its debt service obligations or that cash flows, future borrowings or other financing alternatives will be available for such obligations or for the repayment or refinancing of the Company's indebtedness, including the Notes. In such event, the Company may be forced to reduce or delay other expenditures, sell assets, restructure or refinance its indebtedness or seek additional equity capital. There can be no assurance that any of these strategies would be available on terms satisfactory to the Company or at all.

  The degree to which the Company is leveraged could have important consequences to holders of the Notes, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a portion of the Company's cash flows from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its future operations; (iii) certain of the Company's indebtedness contains financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens and the sale of assets; (iv) certain of the Company's borrowings are and will continue to be at variable rates of interest, which exposes the Company to the risk of greater interest rates; and (v) the Company may be more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage and make the Company more vulnerable to changing economic conditions. See "--Restrictive Financing Covenants." As a result of the Company's current level of indebtedness, its financial capacity to respond to market conditions, capital needs and other factors may be limited, which could have a material adverse effect on the business, financial condition or results of operations of the Company.

SUBORDINATION OF THE NOTES; UNSECURED STATUS OF NOTES

  The payment of principal of, premium, if any, and interest on the Notes will be subordinated to the prior payment in full of all existing and future Senior Indebtedness of the Company, which will include all indebtedness under the Amended Revolving Credit Facility. Therefore, in the event of a liquidation, dissolution, insolvency, bankruptcy, reorganization or any similar proceeding regarding the Company or any default of payment or acceleration of debt, the assets of the Company will be available to pay obligations on the Notes only after Senior Indebtedness has been paid in full. In such event, there may not be sufficient assets to pay amounts due on all or any of the Notes. In addition, under certain circumstances, the Company may not pay principal of, premium, if any, interest on the Notes, make any deposit pursuant to defeasance provisions or purchase, redeem or otherwise retire the Notes, if any Senior Indebtedness is not paid when due. Moreover, under certain circumstances, if any non-payment default exists with respect to Designated Senior Indebtedness (as defined herein), the Company may not make any payments on the Notes for a specified time. See "Description of the Notes--Subordination." As of March 31, 1998, after giving pro forma effect to the acquisition of REI, the Offering and the application of the estimated net proceeds therefrom, the Company would have had an aggregate of approximately $162.1 million in aggregate principal amount of Senior Indebtedness outstanding and the ability to borrow an additional $181.4 of Senior Indebtedness under the Revolving Credit Facility ($281.4 million upon amendment thereof), net of letters of credit outstanding. Under the terms of the Indenture and the Company's other debt instruments, the Company may incur additional indebtedness, including Senior Indebtedness or secured indebtedness, in the future. See "Description of the Notes--Certain Covenants."

  The Notes are also effectively subordinated to the obligations of the Company's subsidiaries with respect to any claim on such subsidiaries. The Notes will not be guaranteed by any of the Company's subsidiaries. All of the Company's material domestic subsidiaries will guarantee, and the stock of such subsidiaries will be pledged to secure, all obligations outstanding under the Amended Revolving Credit Facility. In the event of an insolvency, liquidation or other reorganization of any of the subsidiaries of the Company, the creditors of the Company (including holders of the Notes), will have no right to proceed against the assets of such subsidiaries or to cause the liquidation or bankruptcy of such subsidiaries under federal bankruptcy laws. Creditors of such subsidiaries would be entitled to payment in full from such assets before the Company would be entitled to receive any distribution therefrom. Except to the extent that the Company may itself be a creditor with recognized claims against such subsidiaries, claims of creditors of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including claims under the Notes.

  The Notes will not be secured by any of the Company's assets. The Amended Revolving Credit Facility will contain restrictive covenants and financial maintenance tests, and the Company's ability to comply therewith may be affected by events beyond its control. A breach of any of these covenants could result in an event of default under the Amended Revolving Credit Facility, allowing the lenders thereunder to elect to declare all outstanding amounts thereunder to be immediately due and payable. See "Description of Certain Other Indebtedness."

HOLDING COMPANY STRUCTURE

  Substantially all of the Company's assets are held by, and all of the Company's operations are conducted through its subsidiaries, CB Richard Ellis, Inc., CB Commercial Limited (the United Kingdom holding company for the various Richard Ellis companies), L.J. Melody and Westmark and, therefore, the Company is dependent upon the cash flow from these subsidiaries to meet its obligations, including its obligations under the Notes. The payment of dividends and the making of loans and advances to the Company from subsidiaries may be subject to statutory and contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Dividends and other payments to the Company from subsidiaries in certain jurisdictions are subject to legal restrictions and may have adverse tax consequences to the Company or such subsidiaries. As of March 31, 1998, the Company's subsidiaries had outstanding indebtedness, including long term indebtedness, of approximately $30.5 million. See "Description of Certain Other Indebtedness" and "Description of the Notes-- Subordination."

RESTRICTIVE FINANCING COVENANTS

  The Amended Revolving Credit Facility and the Indenture will contain a number of covenants that will limit the discretion of the Company's management with respect to certain business matters. These covenants, among other things, restrict the ability of the Company to incur additional indebtedness, pay dividends and other distributions, prepay subordinated indebtedness, enter into sale and leaseback transactions create liens, make capital expenditures, and otherwise restrict corporate activities. In addition, under the Amended Revolving Credit Facility, the Company will be required to satisfy specified financial covenants, including (i) the ratio of consolidated EBITDA to cash interest expense, (ii) the ratio of consolidated indebtedness to consolidated

EBITDA, (iii) maintaining a minimum net worth and (iv) maintaining a minimum EBITDA. The Company may incur additional indebtedness or amend its existing facilities to provide for additional restrictive covenants. See "Description of Certain Other Indebtedness" and "Description of the Notes--Certain Covenants."

  The Company's ability to comply with the covenants and restrictions contained in the Amended Revolving Credit Facility and the Indenture may be affected by events beyond its control, including prevailing economic, financial and industry conditions. A failure to comply with the covenants and restrictions contained in the Amended Revolving Credit Facility and the Indenture or in any agreements with respect to any additional financing could impair the Company's ability to pay principal and interest on the Notes, whether at maturity or upon acceleration thereof.

ADVERSE CHANGES IN ECONOMIC CONDITIONS

  Periods of economic slowdown or recession, rising interest rates or declining demand for real estate will adversely affect certain segments of the Company's business. Such economic conditions could result in a general decline in rents which in turn would adversely affect revenues from property management fees and brokerage commissions derived from property sales and leases. Such conditions could also lead to a decline in sale prices as well as a decline in demand for funds invested in commercial real estate and related assets. An economic downturn or increase in interest rates also may reduce the amount of loan originations and related servicing by the Company's commercial mortgage banking business. If the Company's brokerage and mortgage banking businesses are adversely affected, it is likely that other segments of the Company's business will also be adversely affected, due to the relationship among the Company's various business segments.

  The sharp downturn in the commercial real estate market beginning in the late 1980's caused and downturns in the future may again cause some property owners to dispose of or lose their properties through foreclosures and has caused certain real estate firms to undergo restructuring or changes in control. Such changes in the ownership of properties may be accompanied by a change in property and investment management firms and could cause the Company to lose management agreements or make the agreements it retains less profitable. Revenue from property management services is generally a percentage of aggregate rent collections from properties, with many management agreements providing for a specified minimum management fee. Accordingly, the success of the Company will be dependent in part upon the performance of the properties it manages. Such performance in turn will depend in part upon the Company's ability to attract and retain creditworthy tenants, the magnitude of defaults by tenants under their respective leases, the Company's ability to control operating expenses, governmental regulations, local rent control or stabilization ordinances which are or may be put into effect, various uninsurable risks, financial conditions prevailing generally and in the areas in which such properties are located, the nature and extent of competitive properties and the real estate market generally.

GEOGRAPHIC CONCENTRATION

  For the year ended December 31, 1997, approximately $193.0 million (34.7%) of the Company's $556.2 million in total sale and lease revenue (including revenue from investment property sales) was generated from transactions originated in the State of California. As a result of the geographic concentration in California, a material downturn in the California commercial real estate markets or in the local economies in San Diego, Los Angeles, Orange County or the San Francisco Bay Area could material adversely affect the Company's results of operations. If REI had been acquired effective January 1, 1997, the 34.7% figure would have been reduced to approximately 29.0%.

COMPETITION

  The Company competes in a variety of service disciplines within the commercial real estate industry, including Brokerage Services, Corporate Services, Institutional Management Services and Financial Services. Each of these business areas is highly competitive on a national as well as local level. The Company faces competition not only from other real estate service providers, but also from institutional lenders, insurance companies and investment advisory, mortgage banking, accounting and appraisal firms. The Company will continue to compete with providers of all of these services, some of which in certain of these business areas are better established and have substantially more experience than the Company. Moreover, although many of the Company's competitors are local or regional firms that are substantially smaller than the Company on an overall basis, they may be substantially larger on a local or regional basis. Because of these factors, these companies may be better able than the Company to obtain new customers, pursue new business opportunities or to survive periods of industry consolidation. In addition, the Company has faced increased competition in recent years in the property management and investment advisory segment of its business which has resulted in decreased property management fee rates and margins and decreased investment advisory fees and margins. As a result of these factors, the Company will continue to face intense competition in its existing markets. In general, in each of the Company's businesses there can be no assurance that the Company will be able to continue to compete effectively or that it will be able to maintain current fee levels or margins or that it will not encounter increased competition which could limit the Company's ability to maintain or increase its market share.

RISKS INHERENT IN ACQUISITION GROWTH STRATEGY

 Risks With Respect to Potential Acquisitions

  The Company is currently negotiating potential acquisitions in the United Kingdom, Canada, Australia and New Zealand and smaller acquisitions in the United States. As of May 5, 1998, the Company had executed one nonbinding letter of intent with respect to one of such acquisitions. Pursuant to such letter of intent, the Company and the other parties thereto have agreed to negotiate exclusively the terms and conditions of definitive acquisition agreements. No agreement has been reached with respect to the material terms of any of these potential acquisitions and there is no assurance that any of these potential acquisitions will be completed or what the consequences of such acquisitions will be. Based on prices proposed by the Company, these acquisitions would involve a total purchase price of over $150.0 million and the addition of approximately 1,500 employees in more than 25 offices around the world. The purchase price for these potential acquisitions could be in the form of all common stock, all cash or all debt or some mixture of stock, cash and debt. The Company expects to fund the cash portion of these purchase prices with borrowings under its Amended Revolving Credit Facility.

  The Company's acquisition strategy is in part a response to the consolidation within the industry which has accelerated because of increased competition. The Company is engaged in an ongoing evaluation of potential acquisitions. No assurance can be given as to the Company's ability to successfully complete these or future acquisitions, or as to the financial effect on the Company of any acquired business. Future acquisitions by the Company may result in increased interest and amortization expense or decreased operating income, which could have a negative impact on the Company's financial results. In addition, acquisitions involve numerous risks, including difficulties in assimilating the operations and products of the acquired companies, diversion of management's attention from other business concerns and the uncertainty of entering markets in which the Company has no or limited prior experience.

 Lack of Availability of Acquisition Candidates

  A significant component of the Company's growth in 1996 and 1997 was, and part of its principal strategy for continued growth is, through acquisitions. Recent strategic acquisitions have included REI (international real estate services), Koll (property, facility and investment management services), L. J. Melody (mortgage banking services) and Westmark (investment management and advisory services). Recent tactical acquisitions have included Cauble and Company (mortgage banking services), North Coast Mortgage (mortgage banking services) and Shoptaw-James (mortgage banking services). The Company expects to continue its acquisition program. Any future growth by the Company through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices and upon favorable terms and conditions; however, there will be no assurance that future acquisitions will be consummated at favorable prices or upon favorable terms and conditions. In addition, acquisitions entail risks that businesses acquired will not perform in accordance with expectations and that business judgments with respect to the value, strengths and weaknesses of businesses acquired or the consequences of any such acquisition will prove incorrect.

 Difficulty of Integration In Connection with Acquisition Growth Strategy

  There can be no assurance that significant difficulties in integrating operations acquired from other companies will not be encountered, including difficulties arising from the diversion of management's attention from other business concerns and the potential loss of key employees of either the Company or the acquired operations. The Company encountered a number of these difficulties in each of its acquisitions. For example, in the Westmark acquisition serious differences in corporate culture resulted in several key employees leaving, in the Melody acquisition it took over a year to blend the loan servicing operations of the Company and L. J. Melody and the integration of the Koll and the Company property, facilities and corporate accounting systems is just being completed some eight months after the acquisition was completed. With respect to the REI acquisition, the integration issues include the need to establish a global internal communications network and the need to establish centralized finance and accounting functions. The Company believes that most acquisitions will have an adverse impact on operating income and net income during the first six months following the acquisition. In addition, during the first six months following an acquisition, the Company believes there are generally significant one-time costs relating to integrating information technology, accounting and management services and rationalizing personnel levels (which the Company intends to reflect as a statement of operations charge or as part of the purchase price at the time of the acquisition as appropriate). There can be no assurance that the Company's management will be able to effectively manage any acquired business or that any acquisition will benefit the Company overall.

 Lack of Available Financing

  The Company will require additional financing to sustain its acquisition program. The Company expects to finance future acquisitions and internal growth through a combination of funds available under its revolving credit facility, cash flow from operations, indebtedness incurred by the Company (including, in the case of acquisitions, seller financing) and the sale or issuance of the Company's capital stock. The covenants in the Company's current credit agreement may restrict the Company's ability to raise additional capital in certain respects. There can be no assurance that financing will be available to the Company or, if available, that it will be sufficient to finance acquisitions.

SEASONALITY

  A substantial component of the Company's revenues is transactional in nature and as a result is subject to seasonality. Historically, the Company's revenues, EBITDA and particularly net income in the first two calendar quarters have been generally lower than in the third and fourth calendar quarters due to seasonal fluctuations, which is consistent with the industry generally. In the first quarter of any calendar year, the Company has historically sustained a loss. The Company's non-variable operating expenses, which are treated as expenses when incurred during the year, are relatively constant in total dollars on a quarterly basis. As a consequence of the seasonality of revenues and the relatively constant level of quarterly expenses, a substantial majority of the Company's operating income and net income has historically been realized in the third and fourth calendar quarters. The Company believes that future operating results will generally continue to follow these historical patterns, although revenues and earnings are also likely to be affected by both broad economic fluctuations and supply and demand cyclicality relating to commercial real estate. There can be no assurance that the Company will be profitable on a quarterly or annual basis in the future.

POTENTIAL LACK OF SPACE TO LEASE

  A significant portion of the Company's brokerage business involves facilitating the lease of commercial property including retail, industrial, and office space. Since the real estate depression of the early 1990s, the development of new retail, industrial, and office space has been limited. As a consequence, in certain areas of the country there is beginning to be inadequate office, industrial and retail space to meet demand and there is a potential for a decline in the Company's overall number of lease transactions, the effect of which may, over time, be partially offset by increasing sales, including sales of undeveloped land (which would benefit the Company's brokerage business). However, during 1997, the Company's lease transactions increased, as did aggregate revenue from lease transactions. There can be no assurance that these increases will continue or that any such increase in the sale of undeveloped land will coincide with any decline in the number of lease transactions.

ENVIRONMENTAL CONCERNS

  Under various federal, state and local environmental laws and regulations (collectively, "Environmental Laws") an owner or operator of real estate interests may be liable for damages resulting from hazardous substances or wastes. Certain Environmental Laws directly and indirectly impact the commercial real estate market by imposing additional costs and liability on owners, operators, sellers and, in some cases, lenders. Such Environmental Laws can discourage sales and leasing activities and mortgage lending with respect to some properties, and may therefore adversely affect the Company. In addition, the failure of the Company to disclose environmental issues to a buyer or lessee of property or to a purchaser of a mortgage loan pursuant to, or as required by, certain Environmental Laws also could subject the Company to liability.

LIMITATION ON REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

  Upon a Change of Control, each holder of the Notes will have certain rights, at the holder's option, to require the Company to repurchase all or a portion of such holder's Notes at a premium. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by the holders thereof. The terms of the Amended Revolving Credit Facility will prohibit such a repurchase.

POSSIBLE VOLATILITY OF NOTE PRICE

  Numerous factors, including announcements of fluctuations in the Company's or its competitors' operating results and market conditions in the commercial real estate industry generally, could have a significant impact on the future price of the Notes. In addition, the securities market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ABSENCE OF PUBLIC MARKET

  The Notes are a new security for which there currently is no market. There can be no assurance as to the liquidity of any market for the Notes that may develop, the ability of holders of the Notes to sell the Notes, or the prices at which holders of the Notes may be able to sell their Notes. If such market were to exist, the Notes could trade at prices higher or lower than their initial public offering price, depending on a variety of factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Although the Underwriters have informed the Company that they currently intend to make a market in the Notes, they are not obligated to do so, and any such market making may be suspended or discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. The Company does not intend to apply for listing of the Notes on any securities exchange or automated quotation system.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering are estimated to be approximately $168.0 million. The Company intends to use the net proceeds to repay amounts currently outstanding under the Revolving Credit Facility. All of the borrowings repaid may be reborrowed under the Revolving Credit Facility or the Amended Revolving Credit Facility. The borrowings under the Revolving Credit Facility being repaid bear interest at variable rates (7.52% weighted average at March 31, 1998), and all outstanding amounts under the Revolving Credit Facility must be repaid no later than October 31, 2002. See "Description of Certain Other Indebtedness--Revolving Credit Facility" and "Underwriting."

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company and its consolidated subsidiaries as of March 31, 1998 (i) on an actual basis and (ii) as adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's Consolidated Financial Statements, including the related notes thereto, all appearing elsewhere in this Prospectus Supplement.

                                                            AS OF MARCH 31, 1998
                                                            --------------------
                                                             ACTUAL  AS ADJUSTED
                                                            -------- -----------
                                                               (IN THOUSANDS)
   Cash and cash equivalents............................... $ 19,550  $ 19,550
                                                            ========  ========
   Long-term debt, including current maturities(a):
     Revolving Credit Facility(b).......................... $228,000   $60,000
     Westmark Senior Notes.................................   18,861    18,861
     Other debt(c).........................................   11,603    11,603
     Notes offered hereby(d)...............................      --    175,000
                                                            --------  --------
       Total long-term debt................................  258,464   265,464
   Total stockholders' equity(e)...........................   95,899    95,899
                                                            --------  --------
       Total capitalization................................ $354,363  $361,363
                                                            ========  ========

--------
(a) For information regarding the Company's long-term debt, see Note 6 of Notes to Consolidated Financial Statements.

(b) Excludes $50.0 million of indebtedness borrowed in April 1998 to fund the acquisition of REI and related expenses.

(c) Excludes $15.9 million of indebtedness assumed and $5.7 million of notes issued in connection with the acquisition of REI.

(d) Does not reflect discount of approximately $2.8 million.

(e) Excludes 1.3 million shares of Common Stock issued in connection with the acquisition of REI.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

INTRODUCTION

  The Company is the largest vertically-integrated commercial real estate services firm in the United States and a global leader in real estate services. Over the course of the last five years the Company, in recognition of a rapidly changing structural and economic environment, has changed from being almost exclusively a traditional real estate broker to being a highly diversified real estate services firm. Its outsourcing, transaction management, advisory services and facilities management business (referred to as "Corporate Services"), property management business ("Institutional Management Services") and its mortgage loan origination and servicing, appraisal, investment property, realty advisory and capital markets businesses (collectively referred to as "Financial Services") are either the largest or one of the largest such businesses in the United States and in the aggregate accounted for more than $306.7 million in 1997 revenue. The Company's core brokerage business, commercial property sales and leasing ("Brokerage Services") accounted for approximately $423.5 million in revenue and is the largest or one of the largest such businesses in the country.

  As part of its proactive adjustment to structural and economic changes in the economy the Company has, since the beginning of 1995, completed an $87.0 million public offering of common stock, four strategic acquisitions and three tactical acquisitions. The Company is continually assessing acquisition opportunities as part of its growth strategy. Because of the substantial non-cash goodwill and intangible amortization charges incurred by the Company in connection with acquisitions subject to purchase accounting and because of interest expense associated with acquisition financing, past acquisitions have and future acquisitions may adversely affect net income. In addition, during the first six months following an acquisition, the Company believes there are generally significant one-time costs relating to integrating information technology, accounting and management services and rationalizing personnel levels (which the Company intends to reflect as a statement of operations charge or as part of the purchase price at the time of the acquisition as appropriate). Management's strategy is to pursue acquisitions that are expected to be accretive to income before interest expense and provision for amortization of goodwill and intangibles, if any, and to operating cash flows (excluding the costs of integration).

  Revenue from Brokerage Services and the investment properties component of Financial Services, which constitutes a substantial majority of the Company's revenue, is largely transactional in nature and subject to economic cycles. However, the Company's significant size, geographic coverage, number of transactions and large continuing client base tend to minimize the impact of economic cycles on annual revenue and create what the Company believes is equivalent to a recurring stream of revenue. Between 55.0% and 60.0% of the costs and expenses associated with Brokerage Services and the investment properties component of Financial Services are directly correlated to revenue while approximately 35.0% of the costs and expenses of Corporate Services, Institutional Management Services and Financial Services, excluding investment properties, are directly correlated to revenue.

  A significant portion of the Company's revenue is seasonal. Historically, this seasonality has caused the Company's revenue, operating income and net income to be lower in the first two calendar quarters and higher in the third and fourth calendar quarters of each year. In addition, the Company's operations are directly affected by actual and perceived trends in various national and economic conditions, including interest rates, the availability of credit to finance commercial real estate transactions and the impact of tax laws. To date, the Company does not believe that general inflation has had a material impact upon its operations. Revenues, commissions and other variable costs related to revenues are primarily affected by real estate market supply and demand rather than general inflation.

RESULTS OF OPERATIONS

  The following table sets forth items derived from the Company's Consolidated Statements of Operations for the years ended December 31, 1995, 1996 and 1997, presented in dollars and as a percentage of revenue.

                                    YEAR ENDED DECEMBER 31,                       QUARTER ENDED MARCH 31,
                          -----------------------------------------------  ---------------------------------------
                               1995            1996             1997            1997            1998
                          --------------  ---------------  --------------  --------------  --------------
                                                    (DOLLARS IN THOUSANDS)
Revenues................  $468,460 100.0% $583,068  100.0% $730,224 100.0% $134,064 100.0% $175,144 100.0%
Costs and expenses
 Commissions, fees and
  other incentives......   239,018  51.0   292,266   50.1   365,705  50.1    67,607  50.4    83,714  47.8
 Operating,
  administrative and
  other.................   187,968  40.1   228,799   39.3   274,447  37.6    56,390  42.1    78,958  45.1
 Merger related and
  other non-recurring
  charges...............       --    --        --     --     12,924   1.8       --    --        --    --
 Depreciation and
  amortization..........    11,631   2.5    13,574    2.3    18,060   2.4     3.121   2.3     5,322   3.0
                          -------- -----  --------  -----  -------- -----  -------- -----  -------- -----
Operating income........    29,843   6.4    48,429    8.3    59,088   8.1     6,946   5.2     7,150   4.1
Interest Income.........     1,674   0.4     1,503    0.2     2,598   0.3       632   0.5       727   0.4
Interest expense........    23,267   5.0    24,123    4.1    15,780   2.2     3,745   2.8     4,321   2.5
                          -------- -----  --------  -----  -------- -----  -------- -----  -------- -----
Income before provision
 for income tax.........     8,250   1.8    25,809    4.4    45,906   6.2     3,833   2.9     3,556   2.0
Provision for income
 tax....................       841   0.2    11,160    1.9    20,558   2.8     1,560   1.2     1,591   0.9
Reduction of valuation
 allowances.............       --    --    (55,900)  (9.6)      --    --        --    --        --    --
                          -------- -----  --------  -----  -------- -----  -------- -----  -------- -----
Net provision (benefit)
 for income tax.........       841   0.2   (44,740)  (7.7)   20,558   2.8     1,560   1.2     1,591   0.9
                          -------- -----  --------  -----  -------- -----  -------- -----  -------- -----
Income (loss) before
 extraordinary items....     7,409   1.6    70,549   12.1    25,348   3.4     2,273   1.7     1,965   1.1
Extraordinary items,
 net....................       --    --        --     --        951   0.1       --    --        --    --
                          -------- -----  --------  -----  -------- -----  -------- -----  -------- -----
Net income..............    $7,409   1.6%  $70,549   12.1%  $24,397   3.3% $  2,273   1.7% $  1,965   1.1%
                          ======== =====  ========  =====  ======== =====  ======== =====  ======== =====
EBITDA..................   $41,474   8.9%  $62,003   10.6%  $90,072  12.3% $ 10,067   7.5% $ 12,472   7.1%
                          ======== =====  ========  =====  ======== =====  ======== =====  ======== =====

  Since 1992, the Company's results have benefitted from its ability to take advantage of a significant and ongoing recovery in U.S. commercial real estate markets and the generally rising occupancy and rental levels, and, as a result, property values. Since brokerage fees are typically based upon a percentage of transaction value, and property management fees are typically based upon a percentage of total rent collections, recent occupancy and rental rate increases at the property level have generated an increase in brokerage and property management fees to the Company.

QUARTER ENDED MARCH 31, 1998 COMPARED TO QUARTER ENDED MARCH 31, 1997

  The Company reported consolidated net income of $2.0 million for the quarter ended March 31, 1998, on revenues of $175.1 million. The net loss applicable to common stockholders, including the deemed dividend resulting from the accounting treatment of the preferred stock repurchase, was $(30.3) million, or $1.60 diluted loss per share for the quarter ended March 31, 1998. Excluding the deemed dividend, weighted average shares outstanding for diluted earnings per share would have been 19,814,487 and diluted earnings would have been $0.10 per share.

  Revenues on a consolidated basis were $175.1 million, an increase of $41.1 million or 30.6% for the quarter ended March 31, 1998, compared to the quarter ended March 31, 1997. The overall increase reflected a continued improvement in the commercial real estate markets across the country and the full contribution from Koll Real Estate Services ("Koll"). This improvement reflected both the Company's position and increasing confidence in the national economy and, in particular, real estate assets and improving real estate market liquidity.

  Commissions, fees and other incentives on a consolidated basis were $83.7 million, an increase of $16.1 million or 23.8% for the quarter ended March 31, 1998, compared to the quarter ended March 31, 1997. The increase in these costs is attributable to the increase in revenue since most of the Company's sales professionals are compensated based on revenue. As a percentage of revenue, commissions fees and other incentives were 47.8% for the quarter ended March 31, 1998, compared to 50.4% for the quarter ended March 31, 1997. The decrease in commissions, fees and other incentives as a percentage of revenue is primarily due to the acquisition of Koll which had a higher percentage of base management fee revenue which has no related commission expense.

  Operating, administrative and other on a consolidated basis was $79.0 million, an increase of $22.6 million or 40.0% for the quarter ended March 31, 1998, compared to the quarter ended March 31, 1997. The increase is primarily due to increased operating activity and the integration of Koll operations which have higher fixed operating expenses as compared to the Company's historical operating expenses.

  Consolidated interest income was $0.7 million, an increase of $0.1 million or 15.0% for the quarter ended March 31, 1998, as compared to the quarter ended March 31, 1997, which directly relates to increased invested cash balances. Consolidated interest expense was $4.3 million, an increase of $0.6 million or 15.4% for the quarter ended March 31, 1998, as compared to the quarter ended March 31, 1997. The increase resulted from increased revolving credit facility borrowing which was used to repurchase the Company's preferred stock, business acquisitions and pay downs on other indebtedness.

  Net provision for income tax on a consolidated basis was $1.6 million for the quarters ended March 31, 1998 and 1997. See Note 4 to the Company's consolidated financial statements for discussion of the Company's deferred taxes and related valuation allowances. In early 1998, the Company repurchased its outstanding preferred stock and triggered a limitation on the annual amount of NOL it can use to offset future taxable income. This limitation does not affect the way taxes are reported for financial reporting purposes, but it will affect the timing of the actual amount of taxes paid on an annual basis.

  EBITDA was $12.5 million for the quarter ended March 31, 1998, as compared to $10.1 million for the quarter ended March 31, 1997. EBITDA effectively removes the impact of certain non-cash and non-recurring charges on income such as depreciation and the amortization of intangible assets relating to acquisitions, merger related and other non-recurring charges, extraordinary items, and income taxes. Management believes that the presentation of EBITDA will enhance a reader's understanding of the Company's operating performance and ability to service debt as it provides a measure of cash (subject to the payment of interest and income taxes) generated that can be used by the Company to service its debt and other required or discretionary purposes. Net cash that will be available to the Company for discretionary purposes represents remaining cash, after debt service and other cash requirements, such as capital expenditures, are deducted from EBITDA. EBITDA should not be considered as an alternative to (i) operating income determined in accordance with GAAP or (ii) operating cash flow determined in accordance with GAAP.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  The Company reported consolidated net income of $24.4 million ($1.28 diluted earnings per share) in 1997, on revenues of $730.2 million. Reflected in the consolidated net income are merger related and other non-recurring charges of $12.9 million, $2.1 million in amortization related to the write-off of Langdon Rieder acquisition goodwill and an extraordinary loss of $1.0 million net of a tax benefit of $0.7 million resulting from debt extinguishment. Excluding these charges and their related tax impact, the Company's consolidated net income would have been $33.6 million (or 4.6% of revenue) and diluted earnings would have been $1.83 per share.

  Revenues on a consolidated basis were $730.2 million, an increase of $147.2 million or 25.2% for the year ended December 31, 1997, compared to the year ended December 31, 1996. The overall increase reflected a continued improvement in the commercial real estate markets across the country, the acquisition of Koll at the end of August 1997 and a full year of revenue from L.J. Melody, which was acquired in July of 1996. This improvement reflected both the Company's position and increasing confidence in the national economy and, in particular, real estate assets and improving real estate market liquidity.

  Commissions, fees and other incentives on a consolidated basis were $365.7 million, an increase of $73.4 million or 25.1% for the year ended December 31, 1997, compared to the year ended December 31, 1996. The increase in these costs is attributable both to the increase in revenue since most of the Company's sales professionals are compensated based on revenue and to an increasing number of sales personnel becoming entitled to commissions at a rate above 50.0%. As a percentage of revenue, commissions fees and other incentives were 50.1% in 1996 and 1997.

  Operating, administrative and other on a consolidated basis was $274.4 million, an increase of $45.6 million or 20.0% for the year ended December 31, 1997, compared to the year ended December 31, 1996. This is consistent with increased operating activity, and reflects a decrease in operating, administrative and other as a percentage of revenue from 39.3% to 37.6%.

  Merger related and other non-recurring charges were $12.9 million for the year ended December 31, 1997. These charges represent $8.8 million of accrued merger costs, $2.4 million of merger related incentive payments to certain Westmark sellers and $1.7 million related to an accelerated contingent note payment.

  Consolidated interest income was $2.6 million, an increase of $1.1 million or 72.9% for the year ended December 31, 1997, as compared to the year ended December 31, 1996, which directly relates to increased cash balances. Consolidated interest expense was $15.8 million, a decrease of $8.3 million or 34.6% for the year ended December 31, 1997, as compared to the year ended December 31, 1996. The decrease is the result of the payment of a portion of the senior debt with the net proceeds from the Company's initial public offering in late 1996 (the "IPO"), a reduction in interest rates due to debt refinancing in late August 1997, and other pay downs during 1997. Interest expense for 1998 is expected to increase as a result of the repurchase in January of 1998 of all of the Company's preferred stock and the debt expected to be associated with acquisitions.

  Net provision for income tax on a consolidated basis in 1997 was $20.6 million, compared to a $44.7 million benefit for 1996. The 1997 provision is the result of positive pre-tax income and the use of the full effective tax rate, whereas the benefit in 1996 resulted primarily from the recognition of a portion of the Company's net operating loss ("NOL") carryforwards and other deferred tax assets by reversing the related valuation allowance. See Note 9 to the Company's consolidated financial statements for discussion of the Company's deferred taxes and related valuation allowances. In early 1998, the Company repurchased its outstanding preferred stock and triggered a limitation on the annual amount of NOL it can use to offset future taxable income. This limitation does not affect the way taxes are reported for financial reporting purposes, but it will affect the actual amount of taxes paid.

  Extraordinary items of $1.0 million relate to the write-off of deferred loan costs due to extinguishment of certain senior and senior subordinated debt. The amount is net of a tax benefit of $0.7 million. There were no corresponding charges incurred in 1996.

  EBITDA was $90.1 million for the year ended December 31, 1997 as compared to $62.0 million for the year ended December 31, 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Consolidated net income for the year ended December 31, 1996 was $70.5 million ($4.99 diluted earnings per share), which included the current year tax provision of $11.2 million offset by the cumulative year-to-date tax benefit resulting from reversal of valuation allowances of $55.9 million or a net benefit for income tax of $44.7 million. If the Company had not recorded tax benefits related to projected future taxable income for the year ended December 31, 1996, the Company's net income for such period would have been $24.2 million ($1.68 diluted earnings per share).

  Revenue on a consolidated basis in 1996 was $583.1 million, an increase of $114.6 million or 24.5% from $468.5 million in 1995. The overall increase in revenue, compared to 1995, reflected a continued improvement in the commercial real estate markets in most areas of the United States. This improvement reflected increasing investor confidence, increasing prices and a more liquid market than in prior years resulting from declining vacancy levels and the return of some bargaining power to landlords.

  Commissions, fees and other incentives on a consolidated basis in 1996 were $292.3 million, an increase of $53.3 million or 22.3% from $239.0 million in 1995. The increase in these costs is largely correlated to the increase in revenue since most of the Company's sales professionals are compensated based on revenue. As a percentage of revenue, commissions fees and other incentives decreased from 51.0% in 1995 to 50.1% in 1996. The decrease in commissions, fees and other incentives as a percentage of revenue is primarily due to the significant revenue growth in investment management and advisory, which does not incur this type of revenue- based expense. Excluding investment management and advisory, commissions, fees and other incentives were relatively flat as a percentage of revenues.

  Operating, administrative and other on a consolidated basis in 1996 was $228.8 million, an increase of $40.8 million or 21.7% from $188.0 million in 1995, and a decrease as a percentage of revenue from 40.1% for 1995 to 39.3% for 1996.

  Consolidated interest income in 1996 was $1.5 million, a decrease of $0.2 million or 10.2% from $1.7 million in 1995. Consolidated interest expense in 1996 was $24.1 million, an increase of $0.8 million or 3.7% from $23.3 million in 1995 primarily resulting from debt incurred with respect to the Westmark acquisition in June 1995 and the L.J. Melody acquisition in July 1996, offset in part by reduced average borrowing levels on other Company indebtedness and paydown of a portion of the senior debt with the net proceeds from the IPO.

  Net provision (benefit) for income tax on a consolidated basis in 1996 was a benefit of $(44.7) million, compared to a $0.8 million provision in 1995. During the third quarter of 1996, the Company projected, on a more likely than not basis, that a portion of its NOL would be realizable in future periods and, accordingly, reduced its existing deferred tax asset valuation allowances by $45.7 million of which $5.3 million was allocated to the purchase price of L.J. Melody based on its estimated future potential to generate taxable income, and the remaining $40.4 million was recorded as a tax benefit (a reduction in income tax provision). During the fourth quarter of 1996, the Company further reduced its deferred tax asset valuation allowances by $15.5 million based on its ability to generate additional taxable income in the future through interest savings resulting from the paydown of part of its senior secured and senior subordinated debt with proceeds from the IPO. This reduction has also been recorded as a tax benefit resulting in a cumulative year-to-date tax benefit of $55.9 million. With the recognition of deferred tax assets, the future period provisions for income tax will be recorded at the full effective tax rate excluding the impact of other adjustments, if any, to valuation allowances. For the year ended December 31, 1996, a $11.2 million provision for income taxes was recorded without regard to the income tax benefit resulting from the reduction of the valuation allowance. Net income for the year ended December 31, 1996 was $70.5 million ($4.99 diluted earnings per share), which includes the current year provision of $11.2 million offset by the cumulative year-to-date tax benefit of $55.9 million or a net benefit for income tax of $44.7 million. If the Company had not recorded tax benefits related to projected future taxable income for the year ended December 31, 1996, the Company's net income for such period would have been $24.2 million ($1.68 diluted earnings per share). The $55.9 million recognized tax benefit has a material effect on the reported net income for the year ended December 31, 1996. This $55.9 million tax benefit is a non-recurring item and is unrelated to the Company's performance and should not be used in evaluating the Company's prospects or future performance.

  EBITDA was $62.0 million for the year ended December 31, 1996 as compared to $41.5 million for the year ended December 31, 1995.

SEGMENT OPERATIONS

  The Company provides integrated real estate services. With the acquisition and integration of Koll, the Company restructured into four global business units to best serve clients, as well as to better reflect market opportunities, and to encourage better investment community understanding of Company prospects. The four units are Brokerage Services, Corporate Services, Institutional Management Services and Financial Services. The following table summarizes the revenue, cost and expenses, and operating income by operating segment for the years ended December 31, 1995, 1996 and 1997.

                                    YEAR ENDED DECEMBER 31,                  QUARTER ENDED MARCH 31,
                          -----------------------------------------------  -----------------------------
                               1995            1996            1997            1997           1998
                          --------------  --------------  ---------------  -------------  --------------
                                                   (DOLLARS IN THOUSANDS)
BROKERAGE SERVICES
Revenue.................  $301,272 100.0% $345,906 100.0% $423,485  100.0% $82,339 100.0% $92,969  100.0 %
Costs and expenses:
 Commissions, fees and
  other incentives......   168,049  55.8   191,830  55.5   237,697   56.1   45,713  55.5   51,933   55.9
 Operating,
  administrative and
  other.................   100,502  33.4   122,845  35.5   133,661   31.6   30,188  36.7   34,061   36.6
 Depreciation and
  amortization..........     7,484   2.4     7,092   2.0     8,200    1.9    1,493   1.8    1,502    1.6
                          -------- -----  -------- -----  --------  -----  ------- -----  -------  -----
Operating income........  $ 25,237   8.4% $ 24,139   7.0% $ 43,927   10.4% $ 4,945   6.0% $ 5,473    5.9 %
                          ======== =====  ======== =====  ========  =====  ======= =====  =======  =====
EBITDA..................  $ 32,721  10.9% $ 31,231   9.0% $ 52,127   12.3% $ 6,438   7.8% $ 6,975    7.5 %
                          ======== =====  ======== =====  ========  =====  ======= =====  =======  =====
CORPORATE SERVICES
Revenue.................  $ 21,750 100.0% $ 25,564 100.0% $ 37,608  100.0% $ 5,890 100.0% $12,480  100.0 %
Costs and expenses:
 Commissions, fees and
  other incentives......    12,208  56.1    14,286  55.9    18,429   49.0    3,275  55.6    4,925   39.5
 Operating,
  administrative and
  other.................     8,120  37.3    10,700  41.9    16,693   44.4    2,517  42.7    8,267   66.2
 Depreciation and
  amortization..........       268   1.3       243   0.9       898    2.4       67   1.2      506    4.1
                          -------- -----  -------- -----  --------  -----  ------- -----  -------  -----
Operating income (loss).  $  1,154   5.3% $    335   1.3% $  1,588    4.2% $    31   0.5% $(1,218)  (9.8)%
                          ======== =====  ======== =====  ========  =====  ======= =====  =======  =====
EBITDA..................  $  1,422   6.5% $    578   2.3% $  2,486    6.6% $    98   1.7% $  (712)  (5.7)%
                          ======== =====  ======== =====  ========  =====  ======= =====  =======  =====
MANAGEMENT SERVICES
Revenue.................  $ 41,067 100.0% $ 44,783 100.0% $ 67,442  100.0% $10,862 100.0% $22,461  100.0 %
Costs and expenses:
 Commissions, fees and
  other incentives......    15,630  38.1    17,416  38.9    22,230   33.0    4,612  42.5    6,402   28.5
 Operating,
  administrative and
  other.................    23,203  56.5    21,518  48.0    38,625   57.3    5,480  50.4   14,070   62.6
 Depreciation and
  amortization..........       506   1.2       700   1.6     2,040    3.0      153   1.4    1,201    5.4
                          -------- -----  -------- -----  --------  -----  ------- -----  -------  -----
Operating income (loss).  $  1,728   4.2% $  5,149  11.5% $  4,547    6.7% $   617   5.7% $   788    3.5 %
                          ======== =====  ======== =====  ========  =====  ======= =====  =======  =====
EBITDA..................  $  2,234   5.4% $  5,849  13.1% $  6,587    9.8% $   770   7.1% $ 1,989    8.9 %
                          ======== =====  ======== =====  ========  =====  ======= =====  =======  =====
FINANCIAL SERVICES
Revenue.................  $104,371 100.0% $166,815 100.0% $201,689  100.0% $34,973 100.0% $47,234  100.0 %
Costs and expenses:
 Commissions, fees and
  other incentives......    43,131  41.3    68,734  41.2    87,349   43.3   14,007  40.1   20,454   43.3
 Operating,
  administrative and
  other.................    56,143  53.8    73,736  44.2    85,468   42.4   18,205  52.0   22,560   47.8
 Depreciation and
  amortization..........     3,373   3.2     5,539   3.3     6,922    3.4    1,408   4.0    2,113    4.4
                          -------- -----  -------- -----  --------  -----  ------- -----  -------  -----
Operating income........  $  1,724   1.7% $ 18,806  11.3% $ 21,950   10.9% $ 1,353   3.9% $ 2,107    4.5 %
                          ======== =====  ======== =====  ========  =====  ======= =====  =======  =====
EBITDA..................  $  5,097   4.9% $ 24,345  14.6% $ 28,872   14.3% $ 2,761   7.9% $ 4,220    8.9 %
                          ======== =====  ======== =====  ========  =====  ======= =====  =======  =====
Merger related and other
 non-recurring charges..  $    --         $    --         $(12,924)        $   --         $   --
                          ========        ========        ========         =======        =======
TOTAL OPERATING INCOME..  $ 29,843        $ 48,429        $ 59,088         $ 6,946        $ 7,150
                          ========        ========        ========         =======        =======
Total EBITDA............  $ 41,474        $ 62,003        $ 90,072         $10,067        $12,472
                          ========        ========        ========         =======        =======

  The following discussion of each of the Company's four operating segments should be read in conjunction with Note 12 to the Consolidated Financial Statements. Segment operating income excludes interest income, interest expense, merger related and other non-recurring charges, provision for income taxes and extraordinary items.

QUARTER ENDED MARCH 31, 1998 COMPARED TO THE QUARTER ENDED MARCH 31, 1997

BROKERAGE SERVICES

  Revenue increased by $10.6 million or 12.9% for the quarter ended March 31, 1998, compared to the quarter ended March 31, 1997, due to the continued improvement of the real estate market. The strong market resulted in higher property values, higher rental rates and increased activity, which translated to increases in both the total number and size of brokerage sales and lease transactions closed for the quarter ended March 31, 1998, as compared to the quarter ended March 31, 1997. Commissions, fees and other incentives increased by $6.2 million or 13.6% for the quarter ended March 31, 1998, compared to the quarter ended March 31, 1997, primarily due to increased revenues, which resulted in higher commission eligibility levels and, thus, higher commissions. Operating, administrative, and other increased by $3.9 million or 12.8% for the quarter ended March 31, 1998, compared to the quarter ended March 31, 1997. The increase in the amount is primarily a result of additional personnel requirements and business promotional and office operations expenses, which contributed to the increase in revenue, and incentive compensation based on increased operating results. Depreciation and amortization was $1.5 million for the quarters ended March 31, 1998 and 1997.

CORPORATE SERVICES

  Revenue increased by $6.6 million or 111.9% for the quarter ended March 31, 1998, compared to the quarter ended March 31, 1997, primarily due to the acquisition of Koll and an increase in the total number and size of corporate services sales and lease transactions closed for the quarter ended March 31, 1998, compared to the quarter ended March 31, 1997. Commissions, fees and other incentives increased by $1.7 million or 50.4% for the quarter ended March 31, 1998 compared to the quarter ended March 31, 1997, but decreased as a percentage of revenue from 55.6% to 39.5% primarily because the base contract management fee revenues, which increased as a result of the acquisition of Koll, do not have corresponding commission expenses. Operating, administrative, and other increased $5.8 million or 228.4% for the quarter ended March 31, 1998, compared to the quarter ended March 31, 1997, primarily related to the acquisition of Koll, business promotion expenses and the investment made in infrastructure to support anticipated new business. Depreciation and amortization increased by $0.4 million or 655.2% for the quarter ended March 31, 1998, as compared to the quarter ended March 31, 1997, primarily related to the acquisition of Koll.

INSTITUTIONAL MANAGEMENT SERVICES

  Revenue increased by $11.6 million or 106.8% for the quarter ended March 31, 1998, compared to the quarter ended March 31, 1997. Commissions, fees and other incentives increased by $1.8 million or 38.8% for the quarter ended March 31, 1998, compared to the quarter ended March 31, 1997. Operating, administrative, and other increased $8.6 million or 156.8% for the quarter ended March 31, 1998, compared to the quarter ended March 31, 1997. Depreciation and amortization increased by $1.0 million or 685.0% for the quarter ended March 31, 1998 compared to the quarter ended March 31, 1997. Each of these increases in Institutional Management Services was primarily related to the full contribution of Koll.

FINANCIAL SERVICES

  Revenue increased by $12.3 million or 35.1% for the quarter ended March 31, 1998, compared to the quarter ended March 31, 1997. The increase in revenue is primarily due to an increase in the total number and size of investment properties and mortgage banking transactions closed for the quarter ended March 31, 1998, compared to the quarter ended March 31, 1997 and an increase in valuation and appraisal services revenue related to heightened real estate market liquidity. Commissions, fees and other incentives increased by $6.4 million or

46.0% for the quarter ended March 31, 1998, compared to the quarter ended March 31, 1997. The increase is primarily a result of the revenue increase and the resulting higher commission eligibility levels in investment properties, mortgage banking and valuation and appraisal services. Operating, administrative, and other increased by $4.4 million or 23.9% for the quarter ended March 31, 1998, compared to the quarter ended March 31, 1997, primarily as a result of business promotional expenses and additional personnel requirements, which contributed to the increase in revenue, and the acquisition of Koll. Depreciation and amortization increased by $0.7 million or 50.1% for the quarter ended March 31, 1998, as compared to the quarter ended March 31, 1997, primarily related to the acquisition of Koll.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

BROKERAGE SERVICES

  Revenue increased by $77.6 million or 22.4% for the year ended December 31, 1997, compared to the year ended December 31, 1996, due to the continued improvement of the real estate market. The strong market resulted in higher property values, higher rental rates and increased activity, which translated to increases in both the total number and size of brokerage sales and lease transactions closed during 1997 as compared to 1996. Commissions, fees and other incentives increased by $45.9 million or 23.9% for the year ended December 31, 1997 compared to the year ended December 31, 1996, primarily due to increased revenues, which resulted in higher commission eligibility levels and, thus, higher commissions. The increase in commissions, fees and other incentives was greater than the increase in revenues as a result of a tiered commission program whereby after certain eligibility criteria is achieved, producers receive an additional premium paid annually. Operating, administrative, and other increased by $10.8 million or 8.8% for the year ended December 31, 1997 compared to the year ended December 31, 1996, but decreased as a percentage of revenue from 35.5% to 31.6%. The increase in the amount is primarily a result of additional personnel requirements and business promotional expenses, which contributed to the increase in revenue and incentive compensation based on increased operating results. Depreciation and amortization increased by $1.1 million or 15.6% for the year ended December 31, 1997, as compared to the year ended December 31, 1996, primarily due to the write-off of Langdon Rieder acquisition goodwill of $2.1 million, partially offset by reduced depreciation due to an increase in fully depreciated assets.

CORPORATE SERVICES

  Revenue increased by $12.0 million or 47.1% for the year ended December 31, 1997, compared to the year ended December 31, 1996, primarily due to the Koll acquisition and an increase in the total number and size of corporate services sales and lease transactions closed during 1997 compared to 1996. Commissions, fees and other incentives increased by $4.1 million or 29.0% for the year ended December 31, 1997 compared to the year ended December 31, 1996, but decreased as a percentage of revenue from 55.9% to 49.0% primarily because the base contract management fee revenues, which increased as a result of the Koll acquisition, do not have corresponding commission expenses. Operating, administrative, and other increased $6.0 million or 56.0% for the year ended December 31, 1997, compared to the year ended December 31, 1996, primarily related to the Koll acquisition and to additional personnel requirements and business promotional expenses which contributed to the increase in revenue. Depreciation and amortization increased by $0.7 million or 269.5% for the year ended December 31, 1997, as compared to the year ended December 31, 1996, primarily related to the Koll acquisition.

INSTITUTIONAL MANAGEMENT SERVICES

  Revenue increased by $22.7 million or 50.6% for the year ended December 31, 1997, compared to the year ended December 31, 1996. Commissions, fees and other incentives increased by $4.8 million or 27.6% for the year ended December 31, 1997 compared to the year ended December 31, 1996. Operating, administrative, and other increased $17.1 million or 79.5% for the year ended December 31, 1997 compared to the year ended December 31, 1996. Depreciation and amortization increased by $1.3 million or 191.4% for the year ended December 31, 1997 compared to the year ended December 31, 1996. Each of these increases in Institutional Management Services were primarily related to the Koll acquisition.

FINANCIAL SERVICES

  Revenue increased by $34.9 million or 20.9% for the year ended December 1997 compared to the year ended December 31, 1996. The increase in revenue is primarily due to an increase in the total number and size of investment properties and mortgage banking transactions closed during 1997 compared to 1996, a full year of mortgage banking revenue related to the L.J. Melody acquisition compared to six months for the same period last year and an increase in valuation and appraisal services revenue related to heightened real estate market liquidity, partially offset by a decrease in investment advisory services. Commissions, fees and other incentives increased by $18.6 million or 27.1% for the year ended December 31, 1997 compared to the year ended December 31, 1996. The increase is primarily a result of the revenue increase and the resulting higher commission eligibility levels in investment properties, mortgage banking and valuation and appraisal services, increased mortgage banking commissions related to the L.J. Melody acquisition which includes a full year of activity compared to six months for same period last year, and mortgage banking base salary costs. Operating, administrative, and other increased by $11.7 million or 15.9% for the year ended December 31, 1997 compared to the year ended December 31, 1996, primarily as a result of business promotional expenses and additional personnel requirements which contributed to the increase in revenue, and the L.J. Melody and Koll acquisitions. Depreciation and amortization increased by $1.4 million or 25.0% for the year ended December 31, 1997 as compared to the year ended December 31, 1996, primarily related to the L.J. Melody and Koll acquisitions.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

BROKERAGE SERVICES

  Revenue increased by $44.6 million or 14.8% for the year ended December 31, 1996, compared to the year ended December 31, 1995 due to an increase in the total number and size of brokerage sales transactions closed during 1996, compared to 1995, and, in part, from an increase in total size of brokerage lease transactions closed during 1996. Commissions, fees and other incentives increased by $23.8 million or 14.2% for the year ended December 31, 1996 compared to the year ended December 31, 1995, primarily due to increased revenues, which resulted in higher commission eligibility levels and, thus, higher commissions, but decreased as a percentage of revenues from 55.8% to 55.5%. Operating, administrative, and other increased by $22.3 million or 22.2% for the year ended December 31, 1996 compared to the year ended December 31, 1995. The increase is primarily a result of additional personnel requirements and business promotional expenses, which contributed to the increase in revenue and incentive compensation based on increased operating results. Depreciation and amortization decreased by $0.4 million or 5.2% for the year ended December 31, 1996, as compared to the year ended December 31, 1995, primarily due to fully depreciated assets.

CORPORATE SERVICES

  Revenue increased by $3.8 million or 17.5% for the year ended December 31, 1996, compared to the year ended December 31, 1995, primarily due to an increase in the total number and size of corporate services sales and lease transactions closed during 1996, compared to 1995. Commissions, fees and other incentives increased by $2.1 million or 17.0% for the year ended December 31, 1996 compared to the year ended December 31, 1995, primarily due to increased revenues, which resulted in higher commission eligibility levels and, thus, higher commissions. Operating, administrative, and other increased $2.6 million or 31.8% for the year ended December 31, 1996, compared to the year ended December 31, 1995, primarily related to additional personnel requirements and business promotional expenses which contributed to the increase in revenue. Depreciation and amortization was $0.2 million for the years ended December 31, 1996 and 1995.

INSTITUTIONAL MANAGEMENT SERVICES

  Revenue increased by $3.7 million or 9.0% for the year ended December 31, 1996, compared to the year ended December 31, 1995. Commissions, fees and other incentives increased by $1.8 million or 11.4% for the year ended December 31, 1996 compared to the year ended December 31, 1995. Operating, administrative, and other decreased $1.7 million or 7.3% for the year ended December 31, 1996, compared to the year ended

December 31, 1995. Depreciation and amortization increased by $0.2 million or 38.3% for the year ended December 31, 1996 as compared to the year ended December 31, 1995.

FINANCIAL SERVICES

  Revenue increased by $62.4 million or 59.8% for the year ended December 1996, as compared to the year ended December 31, 1995. The increase in revenue is primarily due to an increase in the total number and size of investment properties sale transactions closed during 1996 compared to 1995, an increase in mortgage banking revenue related to the L.J. Melody acquisition, an increase in valuation and appraisal services revenue related to heightened real estate market liquidity, and an increase in investment advisory services as a result of the Westmark acquisition. Commissions, fees and other incentives increased by $25.6 million or 59.4% for the year ended December 31, 1996, compared to the year ended December 31, 1995. The increase is primarily a result of the revenue increase and the resulting higher commission eligibility levels in investment properties and valuation and appraisal services, increased mortgage banking commissions related to the L.J. Melody acquisition, and mortgage banking base salary costs related to newly hired producers. As newly hired producers start generating loan fees, commissions, fees and other incentives as a percentage of revenue should decline. Operating, administrative, and other increased by $17.6 million or 31.3% for the year ended December 31, 1996, compared to the year ended December 31, 1995, primarily as a result of the Westmark and L.J. Melody acquisitions. Depreciation and amortization increased by $2.2 million or 64.2% for the year ended December 31, 1996, as compared to the year ended December 31, 1995, primarily as a result of a full year of Westmark expense in 1996 and the L.J. Melody acquisition in July 1996 as compared to the six months in 1995.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has historically financed its operations and non-acquisition related capital expenditures primarily with internally generated funds and borrowings under a revolving credit facility. The Company's EBITDA was $90.1 million and $62.0 million for the years ended December 31, 1997 and 1996, respectively and $12.5 million and $10.1 million for the quarters ended March 31, 1998 and 1997, respectively. The improvements in EBITDA reflect the overall period to period revenue growth discussed in Results of Operations.

  EBITDA effectively removes the impact of certain non-cash and non-recurring charges on income such as depreciation and the amortization of intangible assets relating to acquisitions, merger related and other non-recurring charges, extraordinary items and income taxes. Management believes that the presentation of EBITDA will enhance a reader's understanding of the Company's operating performance and ability to service debt as it provides a measure of cash (subject to the payment of interest and income taxes) generated that can be used by the Company to service its debt and other required or discretionary purposes. Net cash that will be available to the Company for discretionary purposes represents remaining cash, after debt service and other cash requirements, such as capital expenditures, are deducted from EBITDA. EBITDA should not be considered as an alternative to (i) operating income determined in accordance with GAAP or (ii) operating cash flow determined in accordance with GAAP.

  Net cash used in operating activities was $35.7 million for the quarter ended March 31, 1998, compared to $15.8 million for the quarter ended
March 31, 1997. The increase is due in part to higher incentive payments in 1998 resulting from improved operating performances in 1997 and in part to changes in components of operating assets and liabilities. Net cash provided by operating activities was $80.8 million in 1997 compared to $65.7 million in 1996. The increase primarily resulted from an increase in operating income before non-cash charges and benefits and changes in components of operating assets and liabilities. Net cash provided by operating activities was $65.7 million in 1996, compared to $30.6 million in 1995. The increase resulted primarily from an improvement in operating income, excluding the tax benefit from the reduction of valuation allowances. See "Results of Operations." Additionally, non-cash charges, consisting of depreciation, amortization and deferred compensation and interest, included in net income in 1996, were $3.0 million higher than 1995. Net cash provided by operating activities was also impacted by changes in components of other operating assets and liabilities, which provided a net increase to net cash provided by operating activities of $16.0 million.

  Net cash used in investing activities was $22.4 million for the quarter ended March 31, 1998, compared to $9.8 million for the quarter ended March 31, 1997. The increase primarily resulted from additional supplemental purchase price payments to the Westmark sellers, an increase in purchases of property and equipment, an investment in Whittier Partners, and the acquisitions of Cauble & Company and North Coast Mortgage Company. Net cash used in investing activities was $18.0 million in 1997 compared to $10.9 million in 1996 as a result of additional supplemental purchase price payments to the Westmark and L.J. Melody sellers, an increase in purchases of property and equipment and an increase in short term investments (included in other current assets), offset by cash acquired from the Koll acquisition net of related acquisition costs. Net cash used in investing activities decreased to $10.9 million in 1996 compared to $24.9 million in 1995 as a result of the Westmark acquisition in June 1995 which had a higher cash payment associated with it than the L.J. Melody acquisition in July 1996.

  Net cash provided by financing activities was $30.5 million for the quarter ended March 31, 1998, compared to $11.7 million for the quarter ended March 31, 1997. The increase primarily resulted from an increase in borrowings from the Revolving Credit Facility offset in part by the payment for the repurchase of the Company's preferred stock. Net cash used in financing activities was $65.0 million in 1997 compared to $28.5 million in 1996. The increase primarily resulted from increases in repayments of the senior revolving credit line, senior term loans, and the senior subordinated term loans, offset by borrowings from the new revolving credit facility. Net cash used in financing activities was $28.5 million in 1996 compared to $11.5 million in 1995. The $17.0 million difference between periods resulted primarily from $95.9 million repayment of amounts outstanding under the Senior Secured Credit Agreement in 1996 as compared to $19.0 million repayment in 1995, $6.0 million repayment of amounts outstanding under the Senior Subordinated Credit Agreement as compared to no repayments in 1995, and a $10.0 million decrease in proceeds from the Senior Subordinated Credit Agreement, partially offset by $79.5 million proceeds from issuance of common stock in 1996.

  During the third quarter of 1997, the Company refinanced substantially all of its outstanding debt through the Revolving Credit Facility, which is included in senior term loans in the accompanying balance sheet. The Revolving Credit Facility also provided for the refinancing of substantially all the debt of Koll assumed pursuant to the merger and provides additional borrowing capacity for the Company for general corporate purposes (including acquisitions).

  The Company has received a commitment letter from Bank of America NT&SA dated April 2, 1998 to increase the amount available under the Revolving Credit Facility from $300.0 million to $400.0 million, subject to completion of the Offering. The Amended Revolving Credit Facility will be subject to mandatory commitment reductions of $40.0 million, on December 31, 1999 and $80.0 million on December 31, 2000 and 2001. In the event that on any date the Company's loan obligations exceed the commitments in effect on such date after giving effect to the mandatory reductions, the Company must, on such date, make mandatory repayment of the loans in a principal amount equal to such excess. Payment in full of all outstanding amounts under the credit facility will be no later than June 30, 2003. The Amended Revolving Credit Facility will bear interest at a rate based on the Company's election of either a LIBOR based rate or the higher of the Bank of America's reference rate and the Federal Funds rate plus .5%. The LIBOR based rate is equal to (a) LIBOR (7-day, one, two, three or six-month rate, at the Company's option), divided by
1.00 minus the Eurodollar Reserve Percentage plus (b) a percentage based on the Company's leverage ratio. At December 31, 1997, the effective interest rate was 6.78%. The interest rate will be subject to change if the Company's leverage increases or decreases.

  As of March 31, 1998, the Company had $228.0 million outstanding under the Revolving Credit Facility and $30.5 million outstanding of other long-term indebtedness, consisting primarily of acquisition debt. As of December 31, 1997, the Company had $120.0 million outstanding under the Revolving Credit Facility, and $31.1 million outstanding other long-term indebtedness, consisting primarily of acquisition debt. At the end of January 1998, the Company borrowed $78.0 million under the Revolving Credit Facility to repurchase its preferred stock and in March 1998 borrowed an additional $30.0 million to fund operations. In April 1998, the Company borrowed approximately $50.0 million to fund the acquisition of REI. As of March 31, 1998, after giving pro forma effect to the acquisition of REI, the Offering and the application of the net proceeds therefrom, the Company would have had an aggregate of $181.4 million available for borrowing under the Revolving Credit Facility ($281.4 million upon amendment thereof), net of letters of credit outstanding.

  In connection with the Westmark acquisition, the sellers were entitled to a supplemental purchase price based on the operating results of Westmark payable over a period of six years and subject to a maximum aggregate payment of $18.0 million. In August 1997, the Company agreed to buy out the Westmark supplemental purchase price and a related incentive plan for $11.1 million and $2.4 million, respectively. The Company paid $4.0 million of the supplemental purchase price on August 15, 1997. The remaining payments were made on January 15, 1998 and February 14, 1998 for $5.0 million and $2.1 million, respectively. The supplemental purchase price has been recorded as additional goodwill and is being amortized over Westmark goodwill's remaining estimated useful life, initially 30 years. The related incentive plan buyout was paid on August 15, 1997 and is included in merger related and other non-recurring charges in the accompanying statement of operations. In October 1997, the Company paid the outstanding balance of the senior and contingent notes related to the L.J. Melody acquisition for $1.1 million and $3.0 million, respectively. Of this amount, $1.7 million was related to the acceleration of the contingent note and is included in merger related and other non-recurring charges in the accompanying statements of operations. Effective April 30, 1997, the Company amended the term of its inventoried property loan to extend the settlement date to March 2, 1999. All other terms of the agreement remain in effect.

  In January 1998, the Company purchased all 4.0 million shares of its preferred stock. The total cost to purchase the preferred shares was $77.4 million, including $5.0 million of previously accrued dividends. This transaction reduced income available to common stockholders in the first quarter of 1998 by $32.3 million, which represents the excess of the redemption price over book value which is treated as a dividend to preferred shareholders under generally accepted accounting principles.

  The Company has assessed and continues to assess the impact of the Year 2000 on its computer systems and is in the process of modifying the affected hardware and software. The Year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year, which may cause date sensitive systems to recognize the year 2000 as 1900 or not at all. Costs related to the maintenance or modification of these systems will be expensed as incurred. No charges were incurred for the Year 2000 project in 1997 but are estimated to be $3.3 million and $0.8 million in 1998 and 1999, respectively.

  The Company anticipates a possible write-down in the carrying value of two owned buildings to fair market value, which will impact the Company's results of operations for the quarter ended June 30, 1998.

  The Company expects to have capital expenditures of approximately $12.0 million in 1998, exclusive of business acquisitions. The Company expects to use net cash provided by operating activities for the next several years primarily to fund capital expenditures for computer related purchases, acquisitions, including earnout payments, and to make required principal payments under the Company's outstanding indebtedness. The Company believes that it can satisfy its non-acquisition obligations as well as working capital requirements from internally generated cash flow, borrowings under the revolving credit facility or any replacement credit facilities. Material future acquisitions that require cash will require new sources of capital such as an expansion of the existing credit line and raising money by issuing additional debt or equity. The Company anticipates that its existing sources of liquidity, including cash flow from operations, will be sufficient to meet the Company's anticipated non-acquisition cash requirements for the foreseeable future and in any event for at least the next twelve months.

RECENT ACQUISITIONS

  On April 17, 1998, the Company purchased all of the outstanding shares of REI, an international commercial real estate services firm operating under the name Richard Ellis in major commercial real estate markets worldwide (excluding the United Kingdom). The purchase price for REI was approximately $103.0 million of which approximately $52.7 million was paid in cash and notes and approximately $50.3 million was paid in shares of the Company's Common Stock. In addition, the Company assumed approximately $15.9 million of total indebtedness. The Company also anticipates a one-time charge of up to $5.0 million associated with the acquisition and integration of REI, which will impact the Company's results of operations for the quarter ended June 30, 1998. The Company is currently in discussions regarding the acquisition of those interests in certain subsidiaries of REI, which it does not currently own. For the year ended December 31, 1997, REI had revenues and EBITDA of approximately $118.0 million and $11.7 million, respectively. On a pro forma basis, after giving effect to the acquisitions of REI and Koll as if such transactions had occurred as of January 1, 1997, the Company would have had revenues of $937.8 million and EBITDA of $104.5 million, excluding merger related and other non-recurring charges of $32.7 million. See "Prospectus Supplement Summary--Recent Developments."

  On August 28, 1997, the Company purchased Koll through a merger. Under the terms of the merger agreement, the Company exchanged 5,187,737 shares of its Common Stock and 407,087 stock options, as well as warrants to purchase an additional 599,967 shares at $30.00 per share, subject to adjustment, for all of the outstanding stock and stock options of Koll. The Koll acquisition was a tax-free reorganization accounted for as a purchase and resulted in the issuance of equity valued at approximately $132.9 million and the assumption of debt and minority interest of approximately $57.4 million as of August 28, 1997.

  The Company, through L.J. Melody, acquired Cauble and Company for approximately $2.2 million and substantially all of the assets of North Coast Mortgage for approximately $3.3 million, both in February 1998, and Shoptaw-James for approximately $9.0 million in May 1998, all regional mortgage banking firms.

RECENT LITIGATION

  The Company is a party to a number of pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. In August 1993, a former commissioned salesperson of the Company filed a lawsuit against the Company in the Superior Court of New Jersey, Bergin County, alleging gender discrimination and wrongful termination by the Company. On November 20, 1996 a jury returned a verdict against the Company, awarding $6.5 million in general and punitive damages to the plaintiff. The Company hired new counsel and in January 1997, filed motions for a new trial, reversal of the verdict and reduction of damages. On March 27, 1997, the trial court denied the Company's motions and awarded the plaintiff $638,000 in attorneys' fees and costs. The Company has been advised by appellate counsel that it has a meritorious basis to pursue an appeal of the verdict, which the Company has done. The Company recorded an initial accrual in connection with this matter of $250,000 in 1994 and increased the accrual to $800,000 in 1995, which represented the Company's estimate of its loss exposure for this matter based on its assessment and analysis as of those dates. In 1996, further adjustments were made to the reserve to reflect the Company's estimate of ultimate loss, if any. The Company believes its reserves for this case at December 31, 1997 are adequate. Based on available cash and anticipated cash flows, the Company believes that the ultimate outcome will not have an impact on the Company's ability to carry on its operations. Management believes that any liability to the Company that may result from disposition of pending lawsuits will not have a material effect on the consolidated financial position or results of operations of the Company.

NET OPERATING LOSSES

  The Company had federal income tax NOLs of approximately $133.6 million as of December 31, 1997, corresponding to $46.8 million of the Company's $67.8 million in net deferred tax assets before valuation allowance, of which $29.9 million has been reserved through valuation allowances. The valuation allowances were based on management's conclusion regarding the realizability of this deferred tax asset on a more likely than not basis, as defined in SFAS No. 109. In reaching this conclusion, management considered the Company's past operating results, the current year events and trends, including the impact, if any, of the acquisitions that were concluded during the year and other factors. Management evaluates the appropriateness of all or part of these valuation allowances on a periodic basis and if the Company concludes there is a change with respect to realizability, any necessary adjustments are made at that time.

  The ability of the Company to utilize NOLs will be limited in 1998 and subsequent years as a result of the Company's 1996 public offering, the 1997 Koll acquisition and the 1998 repurchase of preferred stock which cumulatively caused a more than 50.0% change of ownership within a three-year period. As a result of the limitation, the Company will only be able to use approximately $26.0 million of its NOLs in 1998 and each subsequent year. The availability of NOLs is, in any event, subject to uncertainty since their validity is not reviewed by the Internal Revenue Service until such time as they are utilized to offset taxable income.

NEW ACCOUNTING PRONOUNCEMENTS

  The Company plans to adopt Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures about Segments of an Enterprise and Related Information during the quarter ended December 31, 1998. SFAS 131 requires the use of the "management approach" for segment reporting, which is based on the way the chief operating decision maker organizes segments within a company for making operating decisions and assessing performance. The adoption of this statement is not expected to have a material impact on the Company's financial statements.

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-up Activities. SOP 98-5, which is effective for financial statements for fiscal years beginning after December 15, 1998, requires costs of start-up activities and organization costs to be expensed as incurred. Management has not yet determined the impact of this statement on the Company's financial statements.

  Effective January 1, 1997, the Company adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and SFAS No. 128, Earnings per Share. These standards did not have a material impact on the Company's financial statements.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which are effective for annual financial statements ending December 31, 1998. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in the financial statements. SFAS 131 requires the use of the "management approach" for segment reporting, which is based on the way that the chief operating decision maker organizes segments within a company for making operating decisions and assessing performance. The adoption of these statements is not expected to have a material impact on the Company's financial statements.

REPORT OF MANAGEMENT

  The Company's management is responsible for the integrity of the financial data reported by the Company and its subsidiaries. Fulfilling this responsibility requires the preparation and presentation of consolidated financial statements in accordance with generally accepted accounting principles. Management uses internal accounting controls, corporate-wide policies and procedures and judgment so that such statements reflect fairly the consolidated financial position, results of operations and cash flows of the Company.

QUARTERLY RESULTS OF OPERATIONS AND OTHER FINANCIAL DATA

  The following table sets forth certain unaudited consolidated statement of operations data for each of the Company's last thirteen quarters and the percentage of the Company's revenues represented by each line item reflected in each consolidated income statement. In the opinion of management, this information has been presented on the same basis as the consolidated financial statements included herein, and includes all adjustments, consisting only of normal recurring adjustments and accruals, that the Company considers necessary for a fair presentation. The unaudited quarterly information should be read in conjunction with the audited financial statements of the Company and the notes thereto. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                  1995                                      1996                                       1997
                   ---------------------------------------   ----------------------------------------   --------------------
                   DEC. 31   SEP. 30   JUN. 30    MAR. 31    DEC. 31    SEP. 30    JUN. 30   MAR. 31    DEC. 31   SEP. 30
                   --------  --------  --------   --------   --------   --------   --------  --------   --------  --------
                                                                  (DOLLARS IN THOUSANDS)
RESULTS OF
 OPERATIONS:
Revenue..........  $143,570  $116,603  $108,361   $ 99,926   $192,205   $147,168   $130,954  $112,741   $260,682  $177,520
Costs and
 expenses:
 Commissions,
  fees and other
  incentives.....    71,449    57,804    57,370     52,395     96,801     74,196     66,262    55,007    127,752    87,825
 Operating,
  administrative
  and other......    53,129    47,803    44,206     42,830     69,603     56,042     53,594    49,560     89,042    68,809
 Merger related
  and other non-
  recurring
  charges........       --        --        --         --         --         --         --        --         --     12,924
 Depreciation and
  amortization...     3,458     3,546     2,297      2,330      3,825      3,431      3,038     3,280      5,788     6,098
                   --------  --------  --------   --------   --------   --------   --------  --------   --------  --------
Operating Income.    15,534     7,450     4,488      2,371     21,976     13,499      8,060     4,894     38,100     1,864
Interest income..       446       345       393        490        468        286        354       395        639       740
Interest expense.     6,323     6,428     5,313      5,203      6,240      6,196      5,759     5,928      3,773     4,158
                   --------  --------  --------   --------   --------   --------   --------  --------   --------  --------
Income (loss)
 before
 provisions
 (benefit) for
 income tax......     9,657     1,367      (432)    (2,342)    16,204      7,589      2,655      (639)    34,966    (1,554)
Provision
 (benefit) for
 income tax......       603       138        26         74      6,550      4,220        438       (48)    15,772      (569)
Reduction of
 valuation
 allowances......       --        --        --         --     (15,500)   (40,400)       --        --         --        --
                   --------  --------  --------   --------   --------   --------   --------  --------   --------  --------
Net provision
 (benefit) for
 income tax......       603       138        26         74     (8,950)   (36,180)       438       (48)    15,772      (569)
                   --------  --------  --------   --------   --------   --------   --------  --------   --------  --------
Income (loss)
 before
 extraordinary
 items...........     9,054     1,229      (458)    (2,416)    25,154     43,769      2,217      (591)    19,194      (985)
Extraordinary
 items, net......       --        --        --         --         --         --         --        --         --        951
                   --------  --------  --------   --------   --------   --------   --------  --------   --------  --------
Net income
 (loss)..........  $  9,054  $  1,229  $   (458)  $  (2416)  $ 25,154   $ 43,769   $  2,217  $   (591)  $ 19,194  $ (1,936)
                   ========  ========  ========   ========   ========   ========   ========  ========   ========  ========
OTHER FINANCIAL
 DATA:
EBITDA...........  $ 18,992  $ 10,996  $  6,785   $  4,701   $ 25,801   $ 16,930   $ 11,098  $  8,174   $ 43,888  $ 20,886
Net cash provided
 by (used in)
 operating
 activities......  $ 30,082  $  8,143  $  6,890   $(14,483)  $ 41,524   $ 22,150   $ 13,865  $(11,845)  $ 55,055  $ 22,328
Net cash provided
 by (used in)
 investing
 activities......  $ (2,928) $   (595) $(18,887)  $ (2,478)  $ (1,389)  $ (9,401)  $  1,768  $ (1,884)  $ (7,702) $    330
Net cash provided
 by (used in)
 financing
 activities......  $(16,002) $ (8,098) $ 15,391   $ (2,760)  $(15,710)  $(15,297)  $ (4,306) $  6,808   $(43,795) $(29,314)
RESULTS OF
 OPERATIONS:
Revenue..........       100%      100%      100 %      100 %      100 %      100 %      100%      100 %      100%      100 %
Costs and
 expenses:
 Commissions,
  fees and other
  incentives.....      49.8      49.6      52.9       52.4       50.4       50.4       50.6      48.8       49.0      49.5
 Operating,
  administrative
  and other......      37.0      41.0      40.8       42.9       36.2       38.1       40.9      44.0       34.2      38.8
 Merger related
  and other non-
  recurring
  charges........       --        --        --         --         --         --         --        --         --        7.3
 Depreciation and
  amortization...       2.4       3.0       2.1        2.3        2.0        2.3        2.3       2.9        2.2       3.4
                   --------  --------  --------   --------   --------   --------   --------  --------   --------  --------
Operating income.      10.8       6.4       4.2        2.4       11.4        9.2        6.2       4.3       14.6       1.0
Interest income..       0.3       0.3       0.3        0.5        0.2        0.2        0.3       0.3        0.2       0.4
Interest expense.       4.4       5.5       4.9        5.2        3.2        4.2        4.4       5.2        1.4       2.3
                   --------  --------  --------   --------   --------   --------   --------  --------   --------  --------
Income (loss)
 before provision
 (benefit) for
 income tax......       6.7       1.2      (0.4)      (2.3)       8.4        5.2        2.1      (0.6)      13.4      (0.9)
Provision for
 income tax......       0.4       0.1       0.0        0.1        3.4        2.9        0.3       0.0        6.1      (0.3)
Reduction of
 valuation
 allowances......       --        --        --         --        (8.1)     (27.5)       --        --         --        --
                   --------  --------  --------   --------   --------   --------   --------  --------   --------  --------
Net provision
 (benefit) for
 income tax......       0.4       0.1       0.0        0.1       (4.7)     (24.6)       0.3       0.0        6.1      (0.3)
Income (loss)
 before
 extraordinary
 items...........       6.3       1.1      (0.4)      (2.4)      13.1       29.7        1.8      (0.6)       7.4      (0.6)
Extraordinary
 items, net......       --        --        --         --         --         --         --        --         --        0.5
                   --------  --------  --------   --------   --------   --------   --------  --------   --------  --------
Net income
 (loss)..........       6.3%      1.1%     (0.4)%     (2.4)%     13.1 %     29.7 %      1.8%     (0.6)%      7.4%     (1.1)%
                   ========  ========  ========   ========   ========   ========   ========  ========   ========  ========
                                         1998
                                       ---------
                   JUN. 30   MAR. 31   MAR. 31
                   --------- --------- ---------
RESULTS OF
 OPERATIONS:
Revenue..........  $157,958  $134,064  $175,144
Costs and
 expenses:
 Commissions,
  fees and other
  incentives.....    82,521    67,607    83,174
 Operating,
  administrative
  and other......    60,206    56,390    78,958
 Merger related
  and other non-
  recurring
  charges........       --        --        --
 Depreciation and
  amortization...     3,053     3,121     5,322
                   --------- --------- ---------
Operating Income.    12,178     6,946     7,150
Interest income..       587       632       727
Interest expense.     4,104     3,745     4,321
                   --------- --------- ---------
Income (loss)
 before
 provisions
 (benefit) for
 income tax......     8,661     3,833     3,556
Provision
 (benefit) for
 income tax......     3,795     1,560     1,591
Reduction of
 valuation
 allowances......       --        --        --
                   --------- --------- ---------
Net provision
 (benefit) for
 income tax......     3,795     1,560     1,591
                   --------- --------- ---------
Income (loss)
 before
 extraordinary
 items...........     4,866     2,273     1,965
Extraordinary
 items, net......       --        --        --
                   --------- --------- ---------
Net income
 (loss)..........  $  4,866  $  2,273  $  1,965
                   ========= ========= =========
OTHER FINANCIAL
 DATA:
EBITDA...........  $ 15,231  $ 10,067  $ 12,472
Net cash provided
 by (used in)
 operating
 activities......  $ 19,218  $(15,766) $(35,723)
Net cash provided
 by (used in)
 investing
 activities......  $   (803) $ (9,843) $(22,443)
Net cash provided
 by (used in)
 financing
 activities......  $ (3,512) $ 11,657  $ 30,535
RESULTS OF
 OPERATIONS:
Revenue..........       100%      100%      100%
Costs and
 expenses:
 Commissions,
  fees and other
  incentives.....      52.2      50.4      47.8
 Operating,
  administrative
  and other......      38.1      42.1      45.1
 Merger related
  and other non-
  recurring
  charges........       --        --        --
 Depreciation and
  amortization...       1.9       2.3       3.0
                   --------- --------- ---------
Operating income.       7.8       5.2       4.1
Interest income..       0.3       0.5       0.4
Interest expense.       2.6       2.8       2.5
                   --------- --------- ---------
Income (loss)
 before provision
 (benefit) for
 income tax......       5.5       2.9       2.0
Provision for
 income tax......       2.4       1.2       0.9
Reduction of
 valuation
 allowances......       --        --        --
                   --------- --------- ---------
Net provision
 (benefit) for
 income tax......       2.4       1.2       0.9
Income (loss)
 before
 extraordinary
 items...........       3.1       1.7       1.1
Extraordinary
 items, net......       --        --        --
                   --------- --------- ---------
Net income
 (loss)..........       3.1%      1.7%      1.1%
                   ========= ========= =========

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  The Company's exposure to market risk consists of fluctuations on interest rates on debt obligations, changes in the value of certain investments and foreign currency fluctuations related to certain foreign investments. Following the REI acquisition, the Company will have currency exposure related to its operations in approximately 30 countries. The Company currently manages its interest rate risk by maintaining a large portion of its debt in floating rate instruments. The market risk related to the Company's domestic investments, which primarily consist of investments in investment fund limited partnerships where the Company acts as the investment manager, is minimized under the arrangements whereby the Company's capital funding obligations for its investments are tied to the future operations of the funds. Although the Company had certain foreign investments at December 31, 1997, these investments and the related foreign currency risk, are not material to the Company's consolidated financial statements. As a result of its overall market risk exposure based on the current operations, as discussed above, the Company does not engage in activities using derivative instruments that would be considered material.

  The majority of the Company's interest rates on debt obligations are variable. Interest rates range between zero and 12.0% at December 31, 1997 which reflect fixed margins of 1.0% to 3.5% over LIBOR, short-term commercial paper borrowing rate and other indices as applicable.

  The table below represents annual aggregate maturities of long-term debt as of December 31, 1997 (in thousands):

                                                          COMMERCIAL
   YEAR OF                           FIXED     LIBOR    PAPER BORROWING  GRAND
   MATURITY                          RATE    PLUS 1.0%  RATE PLUS 3.5%   TOTAL
   --------                         -------  ---------  --------------- --------
   1998............................ $ 4,949  $    --        $  --       $  4,949
   1999............................   1,305       --         7,470         8,775
   2000............................     --        --           --            --
   2001............................     --        --           --            --
   2002............................     --    120,000          --        120,000
   Thereafter......................  17,329       --           --         17,329
                                    -------  --------       ------      --------
     Total......................... $23,583  $120,000       $7,470      $151,053
                                    =======  ========       ======      ========
   Average Interest Rate...........   10.72%     6.78%        9.08%         7.51%
                                    =======  ========       ======      ========

   The Company will have additional maturities of long-term debt in 1999, 2000 and 2001 to the extent the outstanding balance at the time on the Amended Revolving Credit Facility exceeds $360 million, $280 million and/or
$200 million, respectively. Estimated fair values for these liabilities are not presented because the Company believes that they are not materially different from book value, primarily because the majority of the Company's debt is based on variable rates. Due to such immateriality, the Company does not consider it practicable to incur the excessive costs to engage an investment banker to perform a fair value analysis of these liabilities.

                                   BUSINESS

COMPANY OVERVIEW

  The Company's business was founded under the name Tucker, Lynch & Coldwell by Colbert Coldwell in San Francisco in 1906 as a commercial real estate brokerage firm. The firm was renamed Coldwell, Cornwall & Banker in 1913, became Coldwell, Banker & Company in 1940 and was acquired by Sears, Roebuck & Co. ("Sears") in 1981. In March 1989, the Company was organized to acquire Coldwell Banker Commercial Group, Inc. from Sears. The acquisition was completed on April 19, 1989. In November 1996, the Company completed an initial public offering of 4,347,000 shares of Common Stock. The Company is a holding company that conducts its operations solely through its subsidiaries, CB Richard Ellis, Inc., CB Commercial Limited (the United Kingdom holding company for the various Richard Ellis companies), L.J. Melody and Westmark.

  The Company is the largest vertically-integrated commercial real estate services company in the United States with aggregate 1997 revenue of $730.2 million, over 130 principal offices in the United States and over 200 offices worldwide, following the acquisition of REI. The Company provides a full range of services to commercial real estate tenants, owners and investors, including Brokerage Services, Corporate Services, Institutional Management Services and Financial Services.

BUSINESS STRATEGIES

  The Company's primary business objective is to continue to expand through internal growth and acquisitions. The key business strategies by which the Company plans to accomplish this objective include the following:

  Leverage and Strengthen Comprehensive Range of Services and Brand Name Recognition. The Company expects to continue to emphasize one-stop shopping services through the cross-selling of its comprehensive range of services. To be successful in this effort, the Company also expects to continue to strengthen communication between operating segments to increase cross-business referrals. In addition, the Company expects to continue to capitalize on its strong brand name recognition to strengthen its client relationships. The Company plans to continue to make selected acquisitions which complement or increase its existing "menu" of services and strengthen to its brand name recognition.

  Capitalize and Expand Upon Domestic Geographic Service Network. The Company intends to capitalize on its domestic presence to service domestic commercial real estate portfolios as the ownership of commercial real estate becomes increasingly institutional. In addition, the Company expects to consider acquisitions of leading real estate firms in domestic markets in which it is not currently one of the top three firms or in which it has identified the need to strengthen its competitive position. The Company believes that its geographic diversity helps to protect it from softening business fundamentals in any one region or market.

  Capitalize on Cross-Border Activity and Increasing International
Presence. The Company provides a full range of commercial real estate services worldwide (excluding the United Kingdom) under the name CB Richard Ellis. The Richard Ellis name is one of the most widely recognized and respected names internationally in the real estate services industry. The acquisition of REI and renaming of the combined global operation (see "Recent Developments" below), positions the Company to provide existing domestic clients with access to a common "umbrella" of services and local expertise worldwide. The acquisition also positions the Company to provide expanded domestic services to REI's international clients. The Company plans to make selected acquisitions or enter into strategic partnerships internationally in other operating segments to further strengthen its cross-selling of services.

  Take Advantage of the Corporate Outsourcing Trend. Large corporations seeking to focus on core businesses and reduce operating costs are looking increasingly to outsource their real estate needs to multi-discipline, integrated national and international real estate service providers. By relying on a single integrated provider for all their real estate-related needs, corporations are able to reduce expenses while taking advantage of the Company's real estate expertise. This outsourcing trend has accelerated in recent years, and the Company believes that it will continue in the future. The Company intends to continue to market its ability to be a cost-effective alternative provider of corporate services to new clients and existing clients which use the Company's other services. The Company is one of the major participants in this segment of the real estate services industry and believes that only a small percentage of the market has been penetrated. As a result, the Company believes this trend provides the Company with attractive growth opportunities.

  Leverage Market Research Capabilities. The Company will continue to leverage its strong market research capabilities to strengthen relationships with existing clients by helping them identify and evaluate business and market opportunities. In addition, the Company will capitalize on its research capabilities to identify and evaluate business prospects and opportunities for each of its business segments. The Company believes that strengthening its research capabilities will help to enhance the Company's brand name recognition.

  Increase Employee Productivity. The Company intends to remain focused on the enhancement of revenues and profit margins through the delivery of services to its clients efficiently and cost-effectively. To improve employee productivity, the Company invests in information technology and in the professional education of both its management and revenue-producing professionals through its local training programs and through centralized programs at "CB University." Through previously made and continuing investments in information technology and professional education, the Company believes it is well positioned to increase employee productivity.

COMPETITIVE STRENGTHS

  Comprehensive Range of Services. The Company is a leading provider of multi-discipline, integrated commercial real estate services. Through internal growth and strategic acquisitions, the Company has developed a comprehensive worldwide range of high quality, "one-stop shopping" services which enables it to differentiate itself and attract business through the cross-selling of services and the provision of business referrals to other operating parts of its business. The Company's ability to cross market a comprehensive range of services to customers has benefitted from the Company's strong brand name recognition and has helped it to build relationships with customers, and remain a market leader in its primary business segments.

  Geographically Diverse Service Network. The Company operates over 130 offices in the United States and 200 offices worldwide, following the acquisition of REI. Through the "CB Commercial/Partners" program, the Company has successfully extended its U.S. network through established relationships with leading local brokerage firms in secondary U.S. markets in which it did not have a market presence. The Company's broad presence in the United States enables it to service nationwide real estate portfolios, a service which has become increasingly important as the ownership of commercial real estate has become more institutional. The Company believes its acquisition of REI will solidify the Company's international presence in corporate services and major investment property activities. The Company believes its U.S. and international businesses should help to protect it from a softening in business fundamentals in any one region or market.

  Communications Systems. The Company has made, or is in the process of making, significant investments in state-of-the-art computer and telecommunication systems. Each of the Company's domestic offices is connected directly to the Company's wide area network, providing real-time access to the Company's centralized databases, market research, software applications, and electronic communications systems. The Company's local professionals have the ability to receive up to the moment market information as well as the ability to identify and cross market business opportunities. In addition, the breadth of coverage of these systems makes the Company an attractive partner to local firms who are looking to tap these resources for their own needs, thereby increasing the Company's access to local market information.

  Strong Market Research. CB Commercial/Torto Wheaton Research and CB Richard Ellis' National Real Estate Index provide comprehensive real estate market data services to clients such as research and modeling as well as in-depth analysis of markets and property types, detailed market forecasting, and commentary. These value-added services enable the Company to develop a closer relationship with its clients by aiding them in identifying and evaluating business and market opportunities. In addition, the Company's access to market data from its research unit helps it to identify and evaluate business and market opportunities as well as conduct its real estate services business.

INDUSTRY TRENDS

  Over the last ten years, the commercial real estate industry has experienced various structural changes, and over the last three or four years, the industry has experienced a broad recovery from the real estate "depression" of the early 1990s. Management believes these factors and the resulting trends, the most important of which are discussed below, create an opportunity for the Company to leverage its experience, multi-discipline integrated services, multi-market presence and brand name recognition to its competitive advantage.

  Recovered Commercial Real Estate Markets. Coincident with the longer term structural shifts in the commercial real estate industry, commercial real estate markets in the United States have essentially recovered over the last several years, experiencing increased activity in many product types and geographical market areas. This has been particularly true in a number of major U.S. real estate markets where the Company has operations, including Arizona, California, Texas, the New England area and the Washington, D.C./Baltimore areas. National office and industrial building occupancy levels have generally been rising, rental rates have been increasing and, correspondingly, property values have been rising.

  Changing Composition and Needs of Investors in and Owners of Commercial Real Estate Assets. Investors in and owners of commercial real estate assets have become increasingly institutional (including pension funds, life insurance companies, banks and publicly-held REITs). Simultaneously, their investment and management needs have become increasingly multi-market due to the fact that the commercial real estate properties in their portfolios are typically located in numerous geographic locations. With respect to institutions other than REITs, this change in the ownership characteristics and management requirements of institutional real estate investors and owners has fueled the demand for the growth of multi-service, nationally or internationally-oriented real estate service providers. As most REITs are internally managed and to date generally have outsourced only their brokerage service needs, their demand for the Company's other real estate services has been less than that of other institutional investors. The Company believes that the REITs are a potential growth area if Wall Street puts a premium on growth in funds from operations ("FFO") and because of this influence, REITs elect to outsource various property management functions which can be performed more efficiently by broadly based management organizations like the Company.

  Ongoing Industry Consolidation. The Company believes that the combination of more intense institutional and corporate real estate service needs and demands, together with the real estate "depression" of the early 1990s, has made it imperative that real estate service firms (i) provide comprehensive, high-quality services, (ii) make significant investments in corporate infrastructure, including information technology and professional education, and (iii) have access to sufficient capital to support these service and investment needs. These factors have fueled the current consolidating industry environment, which the Company believes will motivate local and regional real estate service providers to sell to, or form alliances with, major national and international companies.

  Continuing Corporate Outsourcing Trend. Shareholder pressure for higher performance and return on equity within most public corporations around the globe has heightened corporate management's awareness that corporate real estate assets are a major component of corporate net worth. Simultaneously, with competitive pressures encouraging greater focus on core businesses, companies have emphasized leaner staffing in non-core activities and, as a result, outsourced certain non-core activities to third parties. As a consequence, the demand for multi-discipline, multi-market professional real estate service firms that provide integrated services capable of supplementing a corporate real estate department has increased significantly. The Company's acquisition of REI provides access to European, South American and Asian companies interested in outsourcing and provides a global network to service companies throughout the world in the outsourcing process. With the completion of the REI acquisition, the Company, through an owned or partially owned group of businesses, serves all significant commercial real estate areas in the world except the United Kingdom.

  Expanding CMBS Market. Historically, the majority of third-party financing for commercial real estate assets was provided by banks and insurance companies who generally held the mortgage loans they originated to the maturity date. More recently, Wall Street firms and financial institutions have been providing a significant amount of third-party mortgage financing, and have been accessing the public debt markets by issuing Commercial Mortgage-Backed Securities ("CMBS") in order to securitize their portfolios and avoid holding mortgage loans for the long term. The Company believes that its overall market presence, extensive available market data and access to real estate transaction deal flow positions its mortgage banking business to benefit substantially from the expansion of the CMBS market. The Company's national geographic coverage and mortgage origination capabilities through its
L. J. Melody subsidiary have caused it to become one of the largest suppliers of commercial mortgages to the CMBS market (over $1 billion in aggregate originations in 1997 or 30% of the Company's $3.5 billion in new originations). In addition, the Company expects to service a majority of the mortgage loans that it originates and the profit margin potential for servicing an increasing volume of mortgage loans may be significant for the Company's mortgage banking business. The acquisition and subsequent combination with L. J. Melody in July 1996 was a strategic step in substantially expanding the Company's capabilities in this area. The Company currently services mortgage loan portfolios in excess of $10.9 billion.

ACQUISITIONS

  As part of its growth strategy, the Company is continually assessing acquisition opportunities. Currently, the Company expects to focus its acquisition program on mortgage banking, domestic brokerage and property management businesses, as well as on acquisitions that enhance the Company's international capabilities. The Company is currently involved in negotiating potential acquisitions in a number of countries, but no agreement has been reached on material terms in any of these acquisitions. Based upon what the Company has offered, if all of these acquisitions were to close, the cost to the Company would exceed $150.0 million. The Company expects to fund the cash portion of these purchase prices with borrowings under its Amended Revolving Credit Facility. As of May 5, 1998, the Company had executed one nonbinding letter of intent with respect to one of such acquisitions. Pursuant to such letter of intent, the Company and the other parties thereto have agreed to negotiate exclusively the terms and conditions of definitive acquisition agreements. There can be no assurance the Company will successfully complete all or any of such acquisitions, or what the consequences of such acquisitions will be.

  Since 1995, the Company has completed four strategic acquisitions and three tactical acquisitions. In 1995, the Company acquired Westmark, an investment management and advisory business with approximately $3.9 billion of assets currently under management. In 1996, the Company acquired L. J. Melody, a nationally-known mortgage banking firm. In August 1997, the Company acquired Koll, a real estate services company primarily providing property management services, corporate and facilities management services, and asset and portfolio management services. The acquisition was accounted for as a purchase and resulted in the issuance of Company equity valued at approximately $132.9 million and the assumption of debt and minority interest of approximately $57.4 million at the time of the transaction. The Company, through L. J. Melody, acquired Cauble and Company for approximately $2.2 million and substantially all of the assets of North Coast Mortgage Company for approximately $3.3 million, both in February 1998, and Shoptaw-James for approximately $9.0 million in May, 1998, all regional mortgage banking firms.

  On April 17, 1998, the Company purchased all of the outstanding shares of REI, an international commercial real estate services firm operating under the name Richard Ellis in major commercial real estate markets worldwide (excluding the United Kingdom.) The purchase price for REI was $103.0 million, of which approximately $52.7 million was paid in cash and notes and approximately $50.3 million was paid in shares of the Company's Common Stock.

THE COMPANY'S BUSINESSES

 Brokerage Services

  The Company provides commercial real estate brokerage services, representing buyers, sellers, landlords and tenants in connection with the sale and lease of office space, industrial buildings, retail properties, multi-family residential properties and unimproved land. Brokerage Services revenue totaled approximately $423.5 million for the year ended December 31, 1997, representing approximately 21,000 completed transactions, including over 3,000 sale transactions with an aggregate total consideration of approximately
$3.8 billion and approximately 18,000 lease transactions involving aggregate rents, during the terms of the leases facilitated, of approximately $10.0 billion. Brokerage Services provides a foundation for growing the Company's other real estate services through access to opportunities and deal-flow based market data. The Company believes that its leading position in the brokerage services industry provides a competitive advantage for its other lines of business by enabling them to leverage off Brokerage Services' (i) national network of relationships with owners and users of commercial real estate, (ii) real-time knowledge of completed transactions and real estate market trends, and (iii) brand name recognition.

  Operations. As of March 31, 1998, the Company employed approximately 1,700 brokerage professionals in offices located in most of the largest MSAs in the United States. The Company maintains a decentralized approach to brokerage services, bringing significant local knowledge and expertise to each assignment. Each local office draws upon the broad range of support services provided by the Company's other business groups, including a national network of market research, mortgage originations, client relationships and transaction referrals which the Company believes provide it with significant economies of scale over many local competitors. While day-to-day operations are decentralized, accounting and financial functions are fully centralized.

  In order to increase market share in secondary U.S. markets, the Company has implemented a plan to establish "partnerships" with leading local firms in those markets in order to institute geographic coverage in markets that currently are not being served by the Company. Through December 31, 1997, the Company had established fourteen such partnership-type arrangements in Des Moines, Iowa; Louisville, Kentucky; Buffalo and Rochester, New York; Pittsburgh, Pennsylvania; Charleston and Columbia, South Carolina; Memphis, Tennessee; Madison and Milwaukee, Wisconsin; Toledo, Ohio; El Paso, Texas; South Bend and Ft. Wayne, Indiana; and East Lansing and Grand Rapids, Michigan. Revenue anticipated from this program will be a combination of an initial fee, fixed annual fees and a percentage of revenue in excess of a pre-agreed threshold, comparable to a classic franchise program. By the end of 1998, the Company expects to have approximately 20 partnership-type arrangements and may not materially expand the program beyond that number. In 1997, the Company contributed its brokerage and property management business in the New England area and approximately $4.8 million in cash to a partnership and Whittier Partners, a prominent New England real estate services firm, did likewise. The Company and Whittier Partners each owns 50% of the partnership, which is managed by Whittier Partners.

  Compensation. Under a typical brokerage services agreement, the Company is entitled to receive sale or lease commissions. Sale commissions, which are calculated as a percentage of sales price, are generally earned by the Company at the close of escrow. Sale commissions typically range from approximately 1% to 6% with the rate of commission declining as the price of the property increases. Lease commissions, which are calculated as a percentage of the minimum rent payable during the term of the lease, are generally earned by the Company at the commencement of a lease and are not contingent upon the tenant fulfilling the terms of the lease. In cases where a third-party brokerage firm is not involved, lease commissions earned by the Company for a new lease typically range between 2% and 6% of minimum rent payable during the initial lease term depending upon the value of the lease. For renewal of an existing lease, such fees are generally 50% of a new lease commission. In sales and leases where a third-party broker is involved, the Company must typically share 50% of the commission it would have otherwise received with the third-party broker. The Company's brokerage sales professionals have typically received 50% of the Company's share of commissions before costs and expenses.

 Corporate Services

  The Company provides Corporate Services to major corporations around the world. Corporate Services includes assisting major corporations worldwide with the development and execution of multiple-market real estate strategies and facilities management services. The Company strives to establish long-term relationships with corporations that require continuity in the delivery of high-quality, multi-market (including international) management services and strategic advisory services including acquisition, disposition and consulting services. Global competition, the focus on quality, "right-sizing" of corporate organizations and changes in management philosophy have all contributed to an increased interest in and reliance on outside third-party real estate service providers. Specifically, through contractual relationships, the Company assists major, multi-market companies in developing and executing real estate strategies as well as addressing specific occupancy and facilities management objectives. Corporate Services coordinates the utilization of all the Company's various disciplines to deliver an integrated service to its clients, thereby expanding and supporting the functions provided by a client's real estate department.

  The Company's facilities management unit, specializes in the administration, management and maintenance of properties that are owned and occupied by large corporations and institutions, such as corporate headquarters, regional offices, administrative offices and manufacturing and distribution facilities, as well as tenant representation, capital asset disposition, strategic real estate consulting and other ancillary services for corporate clients. The Company had approximately 80 million square feet under facilities management as of March 31, 1998.

  Operations. The Company's facilities management operations are organized into three geographic regions in the Eastern, Western and Central areas of the United States, with each geographic region comprised of consulting, corporate services and team management professionals who provide corporate service clients with a broad array of financial, real estate, technological and general business skills. In addition to providing a full range of corporate services in a contractual relationship, the facilities management group will respond to client requests generated by other Company business groups for significant, single-assignment acquisition, disposition and consulting assignments that may lead to long-term relationships.

  Compensation. A typical corporate services agreement gives the Company the right to execute some or all of the client's future sales and leasing transactions. The commission rate with respect to such transactions frequently reflects a discount for the captive nature and large volume of the business.

  Under a typical facilities management agreement, the Company is entitled to receive management fees and reimbursement for its costs (such as costs of wages of employees providing direct services for the property (whether or not the employee is on site), capital expenditures, field office rent, supplies and utilities) incurred that are directly attributable to management of the facility. Payments for reimbursed expenses are set against those expenses and not included in revenue. In most instances, office space and furniture for the on-site office are provided by the client. Under certain facilities management agreements, the Company may also be entitled to an additional incentive fee which is paid if the Company meets certain performance criteria established in advance between the client and the Company. The management fee in most cases is based upon a fixed annual amount per square foot of the facility managed.

  Term. A typical corporate services agreement includes a stated term of at least one year and normally contains provisions for extension of the agreement. Agreements typically include a provision for cancellation by either party, upon notice, within a specified short time frame.

 Institutional Management Services

  The Company provides value-added property management services for income-producing properties owned primarily by institutional investors. Property management services include maintenance, marketing and leasing services for investor-owned properties, including office, industrial, retail and multi-family residential properties. Additionally, the Company provides construction management services, which relate primarily to tenant improvements and has begun a program to provide various goods (copiers, supplies, etc.) and services (human resources, telephones, etc.) to the approximately 30,000 tenants in the buildings which it manages. The Company works closely with its clients to implement their specific goals and objectives, focusing on the enhancement of property values through maximization of cash flow. The Company markets its services primarily to long-term institutional owners of large commercial real estate assets. The Company currently manages approximately 204 million square feet of commercial space.

  Operations. As of March 31, 1998 the Company had approximately 1,600 institutional management services employees. Most property management services are performed by management teams located on-site or in the vicinity of the properties they manage. This provides property owners and tenants with immediate and easily accessible service, enhancing client awareness of manager accountability. All property management professionals are extensively trained and are encouraged to continue their education through both Company-sponsored and outside training. The Company provides each local office with centralized corporate resources including investments in computer software and hardware as described below under the caption "Information Technology." Property management personnel utilize state-of-the-art computer systems for accounting, marketing, and maintenance management.

  Compensation. Under a typical property management agreement, the Company will be entitled to receive management fees and lease commissions. The management fee in most cases is based upon a formula which gives the Company either a certain amount per square foot managed or a specified percentage of the monthly gross rental income collected from tenants occupying the property under management. Where rent is used as the basis for the fee, the fee will increase and decrease as building rents and occupancies increase and decrease. Many of these property management agreements also include a stated minimum management fee. The Company also may be entitled to reimbursement for costs incurred that are directly attributable to management of the property. Reimbursable costs, which are not included in the Company's revenue, include the wages of on-site employees and the cost of field office rent, furniture, computers, supplies and utilities. The Company pays its property management professionals a combination of salary and incentive-based bonuses. Lease commissions, which are paid in addition to the management fee, are similar to those described for brokerage services. Revenue from leasing services provided to the Company's property management clients is reflected in brokerage rather than property management revenue since brokerage professionals are normally engaged to accomplish the leasing.

  Term. A typical property management agreement contains an evergreen provision which provides that the agreement remains in effect for an indefinite period, but enables the property owner to terminate the agreement upon 30 days prior written notice, which the Company believes to be customary in the commercial real estate industry.

 Financial Services

  Mortgage Banking

  The Company provides commercial mortgage origination and mortgage loan servicing through L. J. Melody, which was acquired in July 1996 and is based in Houston, Texas. For the year ended December 31, 1997, the Company originated approximately $3.5 billion of commercial mortgages, approximately 37.2% of which were originated through special conduit arrangements with affiliates of Merrill Lynch, Citicorp, NationsBank, Heller Financial and Deutsche Morgan Grenfell. Under these arrangements, the Company generally originates mortgages in its name, makes limited representations and warranties based upon representations made to it by the borrower or another party and immediately sells them into a conduit program. Pursuant to these special arrangements, the Company generally services the loans it originates. In addition, the Company originates mortgages into other conduit programs where it does not retain the right to service such loans. The Company originates and services loans for Federal Home Loan Mortgage Corp. (Freddie Mac). The Company is also a major mortgage originator for insurance companies, having originated approximately $1.6 billion of mortgages in the names of insurance companies in 1997. The Company has correspondent arrangements with various life insurance companies and pension funds which entitle it to service the mortgage loans it originates. The Company currently services mortgage loan portfolios in excess of $10.9 billion. The Company is continually assessing new business opportunities, including the possible sponsorship of a mortgage REIT. If formed, the Company expects that any indebtedness incurred by such REIT would be non-recourse to the Company, but that the Company could be required to make a substantial equity investment in the REIT.

  Operations. As of March 31, 1998 the Company employed approximately 55 mortgage banking professionals in approximately 20 offices in the United States. The Company's mortgage loan originations take place throughout the United States, with support from L. J. Melody's headquarters in Houston, Texas. The Company's mortgage loan servicing primarily is handled by L. J. Melody. In February 1998, L. J. Melody acquired Cauble and Company for approximately $2.2 million and substantially all of the assets of North Coast Mortgage for approximately $3.3 million, and in May 1998, L.J. Melody acquired Shoptaw-James for approximately $9.0 million, all regional mortgage banking firms. These acquisitions give the Company a stronger presence in the Southeast (North Carolina and South Carolina), Northwest (Washington and Oregon) and Southern (Georgia, Florida, North Carolina and Tennessee) regions of the United States with respect to its mortgage banking services.

  Compensation. The Company typically receives origination fees, ranging from 0.5% for large insurance company mortgage loans to 1.0% for most conduit mortgage loans. In addition, the Company can earn special incentive fees from various conduit programs. In 1997 the Company received approximately $1.3 million from such incentives. In situations where the Company services the mortgage loans which it originates, it also receives a servicing fee between
 .03% and .25%, calculated as a percentage of the outstanding mortgage loan balance. These correspondent agreements generally contain an evergreen provision with respect to servicing which provides that the agreement remains in effect for an indefinite period, but enables the lender to terminate the agreement upon 30 days prior written notice, which the Company believes to be a customary industry termination provision. The Company also originates mortgage loans on behalf of conduits and insurance companies for whom it does not perform servicing. The Company's client relationships have historically been long term. The Company pays its mortgage banking professionals a combination of salary, commissions and incentive-based bonuses which typically average approximately 50% of the Company's loan origination fees.

  Investment Properties

  Since 1992, the Company has provided sophisticated strategic planning for, and execution of, acquisitions and sales of income-producing properties for its clients, including approximately 1,240 investment property transactions with an aggregate value of over $9.4 billion in 1997. The Company strives to ensure that clients disposing of properties receive the maximum value for such properties in the minimum amount of time by providing services which include
(i) accessing the Company's proprietary databases and other information sources to provide real-time knowledge of completed comparable transactions, real estate market trends, and pricing data, (ii) assisting with valuation and buyer identification, and (iii) designing the appropriate marketing strategy to target probable buyers or buyer categories. Access to the same sources of information provides each prospective investor with a competitive advantage by enabling the Company's professionals to identify the geographic areas and specific properties which are most suitable for the investor and to advise the investor in negotiations and due diligence. REI's operations around the globe had investment property transactions with an aggregate value of over $1.0 billion in 1997 and the Company believes that the combination of the two investment property platforms will create a significant global competitive advantage for its professionals.

  Operations. As of March 31, 1998, the Company employed approximately 300 investment properties professionals who exclusively handle acquisitions and sales of investment properties and are located in approximately 37 offices in the United States.

  A team of professionals with expertise within a given market and property type is assembled for each investment properties assignment to best accomplish the client's objectives. As necessary, the team may also include professionals from the Company's other disciplines. On larger and more complex assignments, the Company's financial consulting professionals provide sophisticated financial and analytical resources to the client, the marketing team and the investor. These services provide the client with in-depth analyses of transaction specific data as well as real estate market data.

  Compensation. Under the typical investment properties agreement, the Company is entitled to receive sale commissions, which are calculated as a percentage of sales price and are generally earned by the Company at the close of escrow. In cases where another real estate broker is not involved, sale commissions earned by the Company typically range from 1% to 6% of the sales price, with the rate of commissions generally declining as the sales price increases. In cases where another firm is involved in the transaction, the Company must typically share up to 50% of the commission it would have otherwise received with the other firm. The Company's investment properties professionals typically receive 50% of the Company's commission before costs and expenses.

  Investment Management and Products

  The investment management and product development activities of the Company are divided into two parts (i) Westmark and (ii) CB Richard Ellis Global Capital Markets. Westmark continues to focus on providing advisory services to the pension fund community while CB Richard Ellis Global Capital Markets focuses on the development of investment products to serve non-pension fund investors and co-investment opportunities, although some of its products are also marketed to pension funds.

  Operations. Westmark manages approximately $3.9 billion in tax-exempt capital invested in more than 243 office, industrial and retail properties located in more than 40 major U.S. markets with an aggregate of more than 40 million square feet. Westmark's headquarters are located in Los Angeles and it maintains regional offices in Boston, Dallas, New York City and Washington, D.C. Westmark employs approximately 135 professionals who provide services, including market research and forecasting, acquisition strategy and implementation, portfolio strategy and management, and development and dispositions. Westmark's investors invest through separate accounts, commingled funds and real estate operating companies, including limited partnerships. Certain funds and separate accounts are subject to ERISA regulations and, with respect to such funds and accounts, Westmark is limited in its ability to employ any affiliated company, including the Company. Westmark has experienced significant growth in its separate accounts business and its commingled debt business simultaneously with a decline in its commingled equity business caused by adverse investor response to non-property specific commingled funds. The Company believes that in the future investors may react favorably to commingled equity funds which have liquidity and co-investment opportunities.

  CB Richard Ellis Global Capital Markets is focused on developing investment products to serve non-pension fund investors and co-investment opportunities. In 1996, CB Richard Ellis Global Capital Markets formed a relationship with Alliance Capital Management to provide information and marketing assistance with respect to REIT securities for retail and institutional clients. The Alliance REIT fund, utilizing the Company's proprietary research tools, currently manages approximately $819.0 million in assets. CB Richard Ellis Global Capital Markets is considering the development of investment programs for international real estate securities, securitized commercial mortgage debt and other specialized investment funds.

  Compensation. Westmark's fees are typically higher for managing commingled and other funds than they are for separate accounts, but all of the fees are within the ranges indicated below. Westmark receives an annual asset management fee which is typically 0.5% to 1.2% of the lower of the cost of the assets managed or their fair market value. When debt is managed, the asset management fee is at the lower end of the range. Westmark also receives an acquisition fee when it acquires property or places debt on behalf of a client that is typically 0.5% to 1.0% of funds invested or debt placed (the placement fee for debt is at the low end of this range). In some, but not all cases, Westmark receives an incentive fee when an asset or a fund is sold. Typically, the incentive fee will only be payable after the client has achieved a specified real (adjusted for inflation) rate of return of 8% to 12% and is a percentage of value in excess of that return. In recent years, Westmark has experienced reduced rates of asset management and acquisition fees.

  CB Richard Ellis Global Capital Markets' fees for managing investments will vary depending on product type. For the REIT investment business, CB Richard Ellis Global Capital Markets shares the total fees with Alliance Capital Management with the gross income to the Company ranging from 0.20% to 0.25% of assets under management.

  Term. The term of Westmark's advisory agreements vary by the form of investment vehicle utilized. In the commingled funds, the term is generally 10 years with extension and early termination provisions based upon a vote of the investors. Over the next several years several commingled funds formed in the 1980s will be liquidated. In the Company's separate account relationships, the agreements are generally one to three years in term, with "at will" termination provisions. In general, both the capital managed by Westmark and its client relationships are long-term in nature.

  Valuation and Appraisal Services

  The Company's valuation and appraisal services business delivers sophisticated commercial real estate valuations through a variety of products, including market value appraisals, portfolio valuation, discounted cash flow analyses, litigation support, feasibility land use studies and fairness opinions. At December 31, 1997, the Company's appraisal staff had approximately 90 professionals, approximately 50% of whom hold the MAI professional designation. The business is operated in the United States through 25 regional offices, servicing corporate and institutional portfolio owners and lenders. In 1997, the Company performed more than 3,600 valuation and appraisal assignments.

  Real Estate Market Research

  Real estate market research services are provided by a substantive, academically credible staff in Boston, Massachusetts employed by CB Commercial/Torto Wheaton Research. Real estate market research services are provided to the Company's other businesses and third-party clients and include
(i) data collection and interpretation, (ii) econometric forecasting, and
(iii) evaluating marketing opportunities and portfolio risk for institutional clients within and across U.S. commercial real estate markets. The Company's publications and products provide real estate data for more than 50 of the largest MSAs in the United States and are sold on a subscription basis to many of the largest portfolio managers, insurance companies and pension funds in the United States. CB Richard Ellis' National Real Estate Index also compiles proprietary market research for nearly 50 major urban areas nationwide, reporting benchmark market price and rent data for office, light industrial, retail, and apartment properties, and tracking the property portfolios of approximately 140 of the largest REITs.

TERMINATION OF INTERNATIONAL ALLIANCES

  In response to growing cross-border capital flows for investment in commercial real estate, and the multi-national strategies of the Company's U.S. corporate clients, the Company developed exclusive alliances with leading firms in various countries in Europe, the Far East and Southeast Asia, Australia and New Zealand. The relationships with DTZ, a consortium of 20 real estate advisory firms operating in 15 countries in Europe as well as in Australia, New Zealand and elsewhere, C.Y. Leung & Company, a locally-owned firm operating in Hong Kong, China, Singapore and Malaysia, and Ikoma Corporation, a commercial real estate services firm in Japan, allowed the Company to provide global corporate service capabilities and significantly strengthen its client relationships in the United States. However, in 1997, as part of its evaluation of the Koll acquisition, the Company concluded that it could not deliver consistent, high quality services around the globe except through a commonly owned and commonly managed structure. The Company approached its alliance partners with a view to common ownership and management but could not reach agreement with them and gave notice terminating the alliance agreements effective April 15, 1998. In 1997, after terminating discussions with its alliance partners, the Company began discussions with REI and closed the purchase of REI effective April 17, 1998. The alliance relationships were reciprocal referral arrangements whereby the Company's clients who required services in a geographical region serviced by its alliance partners had to be referred by the Company to its alliance partner operating in that region. Revenues from the alliance agreements have historically represented a small portion of total revenues.

INFORMATION TECHNOLOGY

  In order to enhance the quality of its real estate services and improve the productivity of its employees, the Company has invested in state-of-the-art computer and telecommunication systems to provide real-time real estate information and sophisticated presentation and analysis tools. The Company's information technology group ("IT Group"), headquartered in Torrance, California, employs approximately 100 professionals that operate the Company's data center, develops custom programs, implements special systems software, and provides support for hardware and software utilized in the Company's national network of offices.

  The Company has adopted computer hardware and software standards to maintain the consistency and quality of its real estate services. Each office is connected directly to the Company's wide area network for real-time access to the Company's centralized databases, customized software applications and electronic communications systems.

  By special arrangement, some of the Company's clients have remote modem access to selected client-customized software applications, and the CB Richard Ellis Web Site has also given clients direct access through the CB Richard Ellis Internet home page. These systems allow clients to gain access to various levels of information, maintain day-to-day contact with the Company's professionals, and track and monitor property acquisition and disposition activities and property portfolios.

 Year 2000 Computer Issues

  The Company's accounting systems (both for the Company and for its property and facilities management clients), information technology systems and embedded (elevator, HVAC, etc.) systems are all subject to potential problems relating to the inability of such systems to appropriately interpret the upcoming calendar year "2000" and beyond. In addition, the ability of third parties with whom the Company transacts business ("Third Parties") to address their "Year 2000" issues adequately is outside of the Company's control. The Company believes that its accounting systems will be Year 2000 compliant by the end of 1998, but that its information technology and embedded systems may not be Year 2000 compliant until sometime in 1999. The Company, like many other companies, is expected to incur expenditures over this time to address this issue, and costs related to Year 2000 compliance will be expensed as incurred. Total costs are not expected to have a material impact on operations. No assurance can be given, however, that the Company can meet these schedules, that all of the Company's or Third Parties' systems will be Year 2000 compliant or that compliance costs or the impact of the Company's or Third Parties' failure to achieve substantial Year 2000 compliance will not have a material adverse effect on the Company's future liquidity or results of operations.

COMPETITION

  The market for commercial real estate brokerage and other real estate services provided by the Company is both highly fragmented and highly competitive. Thousands of local commercial real estate brokerage firms and hundreds of regional commercial real estate brokerage firms have offices in the United States. The Company believes that no more than two other major firms have the ability to compete nationally with the Company's brokerage business and that the Company's national brokerage network enables it to compete effectively with these organizations. Most of the Company's competitors are local or regional firms that are substantially smaller than the Company on an overall basis, but in some cases may be larger locally.

  L. J. Melody competes with a large number of mortgage banking firms and institutional lenders as well as regional and national investment banking firms and insurance companies in providing its mortgage banking services. Appraisal services are provided by other national, local and regional appraisal firms and national and regional accounting firms. Consulting services are provided by numerous commercial real estate firms (national, regional and local), accounting firms, appraisal firms and others.

  The Company's property management business competes for the right to manage properties controlled by third parties. The competitor may be the owner of the property (who is trying to decide the efficiency of outsourcing) or another property management company. Increasing competition in recent years has resulted in having to provide additional services at lower rates, thereby eroding margins. In 1996, however, rates stabilized and, in some cases, increased.

  Westmark competes with a significant number of investment advisors, banks and insurance companies in attracting investor money. Over the last several years, Westmark experienced growth in its separate accounts and its commingled debt funds, but not in its commingled equity funds.

  In all of its business disciplines, the Company competes on the basis of the skill and quality of its personnel, the variety of services offered, the breadth of geographic coverage and the quality of its infrastructure, including technology.

EMPLOYEES

  As of March 31, 1998, the Company had approximately 6,800 employees. All of the Company's U.S. and key international sales professionals are parties to contracts with the Company which subject them to the Company's rules and policies during their employment and limit their post-employment activities in terms of soliciting clients or employees of the Company. The Company believes that relations with its employees are good.

PROPERTIES

  The Company owns its headquarters building in downtown Los Angeles, California. In addition to the Company's headquarters, the Company owns three smaller office buildings in Phoenix, Arizona, San Diego and Carlsbad, California. The Company occupies the San Diego and Carlsbad properties.

  The Company also leases office space on terms that vary depending on the size and location of the office. The leases expire at various dates through 2007. For those leases that are not renewable, the Company believes there is adequate alternative office space available at acceptable rental rates to meet its needs, although the rental rates in some markets may adversely affect the Company's profits in those markets.

LEGAL PROCEEDINGS

  In August 1993, a former commissioned sales person of the Company filed a lawsuit against the Company in the Superior Court of New Jersey, Bergen County, alleging gender discrimination and wrongful termination by the Company. On November 20, 1996, a jury returned a verdict against the Company, awarding $6.5 million in general and punitive damages to the plaintiff. Subsequently, the trial court awarded the plaintiff $638,000 in attorneys' fees and costs. Following denial by the trial court of the Company's motions for new trial, reversal of the verdict and reduction of damages, the Company filed an appeal of the verdict and requested a reduction of damages and an appellate ruling is expected in late 1998 or early 1999. The Company has established reserves for this case, and management believes the reserves are adequate as of March 31, 1998. Based on available cash and anticipated cash flows, the Company believes that the ultimate outcome will not have an impact on the Company's ability to carry on its operations.

  In addition, as a result of the thousands of transactions in which the Company participates and its employment of approximately 6,800 people, it is a party to a number of pending or threatened lawsuits, arising out of or incident to the ordinary course of its business. At any given time, the Company typically is a defendant in 175 to 200 legal proceedings and a plaintiff in 50 to 75 legal proceedings. Management believes that any liability to the Company, net of insurance proceeds, that may result from proceedings to which it is currently a party will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

  As part of its process of minimizing, to the extent possible, potential litigation, the Company requires its sales professionals to agree to contribute each month toward what is called a "Reserve Account" to be used whenever a claim of professional liability is asserted. A portion of the reserve account is an unfunded liability of the Company and a portion is fully funded through a captive insurance company. In addition, each sales professional contractually agrees to be responsible for a portion of any amount paid to defend or settle a claim against that professional or for any resulting judgment.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

NAME                              AGE POSITION
----                              --- --------
James J. Didion(3)(4)............  58 Chairman of the Board and Chief Executive
                                      Officer
Gary J. Beban(4).................  51 President--Corporate Services/Director
John C. Haeckel(5)...............  39 Chief Financial Officer and Senior
                                      Executive Vice President
Thaddeus W. Jones................  55 Senior Executive Vice President
George J. Kallis.................  54 Senior Executive Vice President--Brokerage
                                      Northern California/Director
Lawrence J. Melody...............  59 President--L.J. Melody & Company/Director
Ronald J. Platisha...............  51 Executive Vice President and Principal
                                      Accounting Officer
William S. Rothe.................  52 Senior Executive Vice President
Walter V. Stafford(5)............  57 Senior Executive Vice President and
                                      General Counsel
Jana L. Turner...................  42 President--Institutional Management
                                      Services
Ray Elizabeth Uttenhove..........  50 Senior Vice President/Director
W. Brett White(5)................  38 President--Brokerage Services
Raymond E. Wirta(4)..............  54 Chief Operating Officer and President--
                                      Financial Services/Director
Stanton D. Anderson(2)(6)........  57 Director
Richard C. Blum(1)(2)(3).........  62 Director
Daniel A. D'Aniello(2)...........  50 Director
Bradford M. Freeman(1)(3)........  56 Director
Donald M. Koll(1)................  64 Director
Hiroaki Hoshino..................  55 Director
Takayuki Kohri...................  45 Director
Ricardo Koenigsberger............  31 Director
Paul C. Leach(2)(6)..............  52 Director
Frederic V. Malek(1)(3)(6).......  61 Director
Peter V. Ueberroth(1)(3).........  60 Director
Gary L. Wilson(1)(3).............  58 Director

--------
(1) Member of Compensation Committee of the Board of Directors.
(2) Member of Audit Committee of the Board of Directors.
(3) Member of Acquisition/Investment Committee of the Board of Directors
(4) Member of the Executive Committee
(5) Non-Voting Member of the Executive Committee
(6) Member of Corporate Governance Committee of the Board of Directors

  James J. Didion. Mr. Didion has been Chairman and Chief Executive Officer of the Company since January 1987 and a Director since the Company's incorporation. Previously, he served as President of the Company following a career of almost 24 years in sales and management positions in the commercial brokerage operations of the Company. Mr. Didion is a member and current trustee of the Urban Land Institute. He is also a member of the National Realty Committee and was Chairman of the National Realty Committee from 1993 through June 1996. Mr. Didion holds an A.B. degree from the University of California, Berkeley and serves on the University's Advisory Board for the Haas School of Business.

  Gary J. Beban. Mr. Beban has been President--Corporate Services since 1997 and a Director since 1989. He joined the Company's Los Angeles office in 1970 as an industrial and investment properties specialist and thereafter served in several management positions in Chicago. Mr. Beban was President of CB Commercial Brokerage Services from 1987 until August 1997. He is a member of the Industrial Development Research Council and the National Realty Committee. Mr. Beban serves on the Board of Directors of The First American Financial Corporation and its wholly-owned subsidiary, First American Title Insurance, Inc. Mr. Beban holds a B.A. degree from the University of California, Los Angeles.

  John C. Haeckel. On April 1, 1997, Mr. Haeckel, joined the Company as Chief Financial Officer and Senior Executive Vice President. From January 1996 to March 1997, Mr. Haeckel was President of Perdix Group, LLC, a management consulting firm that he founded. From October 1993 to November 1995, he was Chief Financial Officer and from April 1994 to November 1995 he was Executive Vice President of Broadway Stores, Inc. From 1987 to 1994 he was a General Partner and from 1984 to 1986 he was an Associate with Chilmark Partners, a merchant banking firm. Mr. Haeckel holds a B.A. degree and a Masters of Business and Public Management degree from Rice University.

  Thaddeus W. Jones. Mr. Jones has been Senior Executive Vice President of the Company since 1994. Mr. Jones served as Senior Executive Director--CBC/Madison Advisory Group from April 1994 to April 1997, after having served as Executive Director of CBC/Madison-Advisory Group from 1992 to April 1994. From 1986 to 1992 Mr. Jones was President of CB Commercial Realty Advisors and from 1984 to 1986 he was a Senior Vice President, after having served in various management positions in the Company's brokerage business. Mr. Jones rejoined CB Commercial in 1982 after leaving in 1979. Mr. Jones holds a B.S. degree from the University of California, Los Angeles.

  George J. Kallis. Mr. Kallis has been the Company's Senior Executive Vice President--Brokerage Northern California since 1997 and a Director of the Company since 1995. Prior to that time, he served as Senior Executive Vice President--Brokerage Western U.S. from 1992 to 1997, as Executive Vice President from 1991 to 1992 and as Senior Vice President and Regional Manager--Brokerage from 1988 to 1991. Mr. Kallis joined the Company in 1977. Mr. Kallis is a member of the International Council of Shopping Centers and the Urban Land Institute and is on the Board of Directors of the Los Angeles County Economic Development Council. Mr. Kallis holds a B.S. degree in Business Administration from the University of Maryland.

  Lawrence J. Melody. Mr. Melody has served as a Director since August 1996. He is also President of L.J. Melody & Company which he founded in February 1978. He is a member of the International Council of Shopping Centers, the Urban Land Institute (a member of the Multifamily Council), the Pension Real Estate Association, the National Association of Industrial and Office Parks, the National Multi Housing Council, as well as other professional organizations. He is a member of Board of Trustees of the Mortgage Bankers Association of America and past President and Director of the Texas Mortgage Bankers Association, who awarded him their Distinguished Service Award in 1995. Mr. Melody holds a B.A. degree from the University of Notre Dame.

  Ronald J. Platisha. Mr. Platisha has been the Company's Executive Vice President and Principal Accounting Officer since 1992. Mr. Platisha was promoted to Senior Vice President in 1991, after serving as First Vice President and Controller from 1982 to 1991. Mr. Platisha joined the Company in 1976. Mr. Platisha holds a B.S. degree from California State University, Long Beach.

  William S. Rothe. Mr. Rothe has been Senior Executive Vice President of the Company since August 1997. Mr. Rothe was President of Koll Real Estate Services from November 1994 to August 1997. He also served as Chief Operating Officer of Koll Management Services, Inc. from May 1991 to August 1997, as President of Koll Management Services, Inc. from May 1991 to November 1995, as Chief Financial Officer of Koll Management Services, Inc. from December 1993 to April 1995 and as a director of Koll Management Services, Inc. from May 1991 to November 1994. From 1985 to 1991, Mr. Rothe held various management positions with Koll Real Estate Services. Mr. Rothe is a Certified Property Manager and holds a Bachelor of Arts Degree from Hanover College, a Master's Degree in Business Economics from The Claremont Graduate School and a law degree from the University of San Francisco.

  Walter V. Stafford. Mr. Stafford has served as Senior Executive Vice President and General Counsel of the Company since 1995. Mr. Stafford was a partner at the law firm Pillsbury Madison & Sutro LLP from 1973 to 1982 and from 1988 to 1995. From 1982 to 1988 he was Senior Vice President and General Counsel at Diasonics, Inc., a medical device manufacturer, and from 1982 to 1994 he was a director of that company. Mr. Stafford holds a B.A. from the University of California, Berkeley and an L.L.B. degree from Boalt Hall.

  Jana L. Turner. Ms. Turner has been the Company's President--Institutional Management Services since February 1998, after service as Executive Vice President and Manager of the Western Division of CB Commercial from August 1997 to February 1998. Prior to joining the Company in August 1997, Ms. Turner was President--Pacific Southwest Region of Koll Real Estate Services and, prior to joining Koll Real Estate Services in 1990, Ms. Turner was a Senior Vice President of Leasing of IDM Corp. Ms. Turner is a Certified Property Manager and a Certified Commercial Investment Member candidate and holds a B.A. degree from Northern Arizona University.

  Ray Elizabeth Uttenhove. Ms. Uttenhove has been a Director of the Company since August 1997 and Senior Vice President of the Company since September 1997. Ms. Uttenhove also served as First Vice President of Retail Tenant Services of the Company from August 1995 to September 1997. Ms. Uttenhove joined the Company in March 1981. She has been named to the Company's Colbert Coldwell Circle (representing the top three percent of the Company's sales force) for 1995 and 1996. In 1995 she was awarded the William H. McCarthy Award, the highest honor awarded producing professionals within the Company. Ms. Uttenhove holds a B.A. degree from Mary Baldwin College and M.A. and M. Ed. degrees from Georgia State University.

  W. Brett White. Mr. White has been President-Brokerage Services since August 1997. Previously, he was Executive Vice President of CB Commercial from March 1994 to July 1997, and Managing Officer of the CB Commercial Newport Beach, California office from 1992 to March 1994. Mr. White holds a B.A. degree from the University of California, Santa Barbara.

  Raymond E. Wirta. Mr. Wirta has been a Director and President--Financial Services of the Company since August 1997 and Chief Operating Officer of the Company since April 1998. Mr. Wirta was Chief Executive Officer of Koll Real Estate Services from November 1994 to August 1997, and Chief Executive Officer of Koll Management Services, Inc. from May 1991 to August 1997. He was also a Director of Koll Real Estate Services from November 1994 to August 1997 and of Koll Management Services, Inc. from June 1988 to August 1997. Prior to that time, Mr. Wirta held various management positions with Koll Management Services, Inc. since 1981. Mr. Wirta is a member of the Board of Directors and served as Chief Executive Officer from June 1992 to November 1996 to Koll Real Estate Group, Inc., which filed for Chapter 11 bankruptcy protection on July 14, 1997 with a reorganization plan preapproved by its bondholders. Mr. Wirta is a Certified Property Manager and holds a B.A. degree from California State University, Long Beach and an M.B.A. degree in International Management from Golden Gate University.

  Stanton D. Anderson. Mr. Anderson has been a Director of the Company since 1989. In 1995, he became counsel to the law firm of McDermott, Will & Emery and became Partner of the firm in 1998. Prior to 1995, Mr. Anderson was a founding partner in the law firm of Anderson, Hibey & Blair. He is also a founder of Global USA, Inc. an international consulting company, where he serves as Chairman and President. He served as Deputy Director of the Republican Convention in 1980, 1984 and 1988, as counsel to the Reagan-Bush Campaign in 1980 and as a Director of the 1980 Presidential Transition. Mr. Anderson serves on the Board of Directors of International Management & Development Group, Ltd. Mr. Anderson holds a B.A. degree from Westmont College and a J.D. degree from Willamette University School of Law.

  Richard C. Blum. Mr. Blum has been a Director of the Company since 1993. He is the Chairman and President of Richard C. Blum & Associates, Inc., a merchant banking firm he founded in 1975. Mr. Blum is a member of the Board of Directors of Northwest Airlines Corporation; Glenborough Realty and URS Corporation. Mr. Blum also serves as Vice Chairman of URS Corporation. Mr. Blum holds a B.A. from the University of California, Berkeley, a graduate degree from the University of Vienna and an M.B.A. degree from the University of California, Berkeley.

  Daniel A. D'Aniello. Mr. D'Aniello has been a Director of the Company since 1989. He has served as Managing Director of The Carlyle Group, a merchant banking firm since May 1987. From August 1986 through April 1987, Mr. D'Aniello was Vice President--Finance and Development of Marriott Inflite Services, Inc., a subsidiary of Marriott Corp. Mr. D'Aniello is a member of the Board of Directors of GTS Duratek, Inc., International Technology Corporation and Carlyle Investment Management, Inc. Mr. D'Aniello holds a B.S. degree from Syracuse University and an M.B.A. from the Harvard University Graduate School of Business.

  Bradford M. Freeman. Mr. Freeman has been a Director of the Company since August 1997. Mr. Freeman was a director of Koll Real Estate Services and Koll Management Services, Inc. from November 1994 to August 1997. Mr. Freeman is a founding partner of Freeman Spogli & Co. Incorporated, a private investment company, and its affiliated investment partnerships or companies, founded in 1983. Mr. Freeman is also a member of the Board of Directors of RDO Equipment Company, an agricultural and industrial equipment distributor. Mr. Freeman holds a B.A. degree from Stanford University and an M.B.A. degree from Harvard University.

  Donald M. Koll. Mr. Koll has been a Director of the Company since August 1997. Mr. Koll was a director of Koll Real Estate Services from November 1994 to August 1997 and Chairman from August 1996 to August 1997. He also served as Chairman and as a director of Koll Management Services, Inc. from June 1988 to August 1997, and served as the Chief Executive Officer of Koll Management Services, Inc. from June 1988 to May 1991. Mr. Koll founded The Koll Company in 1962 and has served as Chairman and Chief Executive Officer of The Koll Company since that time. Since June 1992, Mr. Koll has been a director and has served as an executive officer of Koll Real Estate Group, Inc., a real estate services company, which filed for Chapter 11 bankruptcy protection on July 14, 1997 with a reorganization plan preapproved by its bondholders. Mr. Koll is also a director of The Irvine Company and Fidelity National Financial, Inc., a title company. He holds a B.A. degree from Stanford University.

  Hiroaki Hoshino. Mr. Hoshino has been a Director of the Company since 1992. He has served as President, Chief Executive Officer and Chief Financial Officer of Kajima Capital of America, Inc. since April 1996, President and Chief Executive Officer of Kajima International, Inc. since June 1997, and as Chief Operating Officer and Executive Vice President of Kajima U.S.A., Inc. from June 1997. From September 1992 to April 1996, he was Executive Vice President, Chief Financial Officer and Director of Kajima Capital of America, Inc. Previously, he served as Senior Vice President, Treasurer and Chief Financial Officer of Kajima International, Inc. from April 1987 to March 1990 and as Senior Vice President and Chief Financial Officer of that company from April 1991 to March 1990. From April 1991 to March 1993, he served as Executive Vice President and Chief Financial Officer of Kajima International Inc. From April 1991 to March 1993 he has served as the Chief Financial Officer and from April 1993 to May 1997 he served as Executive Vice President and Chief Financial Officer of Kajima U.S.A., Inc. Mr. Hoshino holds a B.A. degree from Gakushuin University.

  Takayuki Kohri. Mr. Kohri has been a Director of the Company since 1989. Mr. Kohri has been the Deputy Manager of Sumitomo Real Estate Sales, Japan, a real estate sales and development firm, since July 1993. Previously, he was Executive Vice President of Sumitomo Real Estate Sales L.A., Inc. from August 1988 to July 1993. Mr. Kohri holds a B.A. degree in Economics from Keio University.

  Ricardo Koenigsberger. Mr. Koenigsberger has been a Director of the Company since August 1997. He has been a partner of Apollo Real Estate Advisors II, L.P. since 1996, and has been associated since 1995 with Apollo Real Estate Advisors, L.P., which, together with affiliates, acts as managing general partner of the Apollo Real Estate Investment Funds, private real estate investment funds which invest in direct and indirect real property interests, including real estate related public and private debt and equity securities. From 1990, Mr. Koenigsberger has been associated with Apollo Advisors, L.P. which acts as managing general partner of Apollo Investment Fund, L.P. and AIF II, L.P., private securities investment funds. Mr. Koenigsberger is a director of Meadowbrook Golf, Inc., Atlantic Gulf Communities Corporation and Western Pacific Housing, Inc.

  Paul C. Leach. Mr. Leach has been a Director of the Company since August 1996. Since its founding in 1991, Mr. Leach has served as president of Paul Leach & Company, a private investment banking firm in San

Francisco which specializes in international and domestic acquisitions and investments. He has also been Managing Director of The Lone Cypress Company, the owner of Pebble Beach Company, since 1992. From 1988 through 1991, Mr. Leach was a senior manager and partner in the international merger and acquisition group at Deloitte & Touche. Prior to 1988, he held several positions in San Francisco, including serving as a partner with both Osterweis Capital Management and Centennial Petroleum Company and manager of corporate development for Natomas Company. From 1975 through 1977, Mr. Leach served as associate director of the Domestic Council Staff at the White House during the Ford Administration. Mr. Leach holds an A.B. degree from Dartmouth College and M.B.A. and J.D. degrees from Stanford Graduate School of Business and Stanford Law School, respectively.

  Frederic V. Malek. Mr. Malek has been a Director of the Company since 1989. He has served as Chairman of Thayer Capital Partners, a merchant banking firm he founded since 1993. He was President of Marriott Hotels and Resorts from 1981 through 1988 and was Executive Vice President of Marriott Corp. from 1978 through 1988. He was Senior Advisor to The Carlyle Group, a merchant banking firm, from November 1988 through December 1991. From September 1989 through June 1990, he was President of Northwest Airlines and from June 1990 until December 1991 he served as Vice Chairman of Northwest Airlines. From December 1991 through November 1992, Mr. Malek served as Campaign Manager for the 1992 Bush/Quayle presidential campaign. He also serves on the Board of Directors of American Management Systems, Inc.; Automatic Data Processing Corp.; Choice Hotels International, Inc.; FPL Group Inc.; Manor Care, Inc.; Northwest Airlines Corporation; Paine Webber Funds, and Sunburst Hospitality Corp. Mr. Malek holds a B.S. degree from the United States Military Academy at West Point and an M.B.A. degree from the Harvard University Graduate School of Business.

  Peter V. Ueberroth. Mr. Ueberroth has been a Director of the Company since 1989. Since 1989, he has been an investor and Managing Director of Contrarian Group, Inc., a business management company. From 1984 through 1989, he was the Commissioner of Major League Baseball in the United States. Mr. Ueberroth is a member of the Board of Directors of The Coca Cola Company; Ambassadors International, Inc.; Promus Hotel Corporation; and Transamerica Corporation.

  Gary L. Wilson. Mr. Wilson has been a Director of the Company since 1989. Since April 1997 Mr. Wilson has been Chairman of Northwest Airlines Corporation for which he served as Co-Chairman from January 1991 to April 1997. From 1985 until January 1990, Mr. Wilson was an Executive Vice President and Chief Financial Officer and Director for The Walt Disney Company and remains a Director of The Walt Disney Company. Mr. Wilson also serves on the Board of Directors of On Command Corporation and Veritas Holdings GmbH. From 1974 until 1985, he was Executive Vice President and Chief Financial Officer of Marriott Corporation. Mr. Wilson holds a B.A. degree from Duke University and an M.B.A. from the Wharton Graduate School of Business and Commerce at the University of Pennsylvania.

  The terms as directors for Messrs. D'Aniello, Kallis, Koenigsberger, Hoshiro, Kohri and Melody will expire at the next annual meeting of stockholders, which is scheduled to be held on May 19, 1998.

  All directors are elected to hold office until the next annual meeting of stockholders of the Company and until their successors have been elected. Officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

REVOLVING CREDIT FACILITY

  The Company has received a commitment letter from Bank of America NT&SA dated April 2, 1998 to increase the amount available under the Revolving Credit Facility from $300.0 million to $400.0 million, subject to completion of the Offering. The Revolving Credit Facility is included in senior term loans in the accompanying balance sheet. The Amended Revolving Credit Facility will be subject to mandatory commitment reductions of $40 million, $80 million and $80 million on December 31 of the years 1999, 2000 and 2001, respectively. In the event that on any date the Company's loan commitment obligations exceed the combined commitments in effect on such date after giving effect to the mandatory reductions, the Company must, on such date, make mandatory repayment of the loans in a principal amount equal to such excess. Payment in full of all outstanding amounts under the credit facility must be no later than June 30, 2003. As of March 31, 1998, after giving pro forma effect to the acquisition of REI, the Offering and the application of the net proceeds therefrom, the outstanding balance pursuant to various borrowings under the Amended Revolving Credit Facility is expected to be approximately $110.0 million. The Amended Revolving Credit Facility will bear interest at a rate based on the Company's election of either a LIBOR based rate or the higher of the Bank of America's reference rate and the Federal Funds rate plus .5%. The LIBOR based rate is equal to (a) LIBOR (7-day, one, two, three or six-month rate, at the Company's option), divided by 1.00 minus the Eurodollar Reserve Percentage plus (b) a percentage based on the Company's leverage ratio.

  The Amended Revolving Credit Facility will contain numerous restrictive covenants that, among other things, limit the Company's ability to incur or repay other indebtedness, make advances or loans to subsidiaries and other entities, make capital expenditures, incur liens, enter into mergers or effect other fundamental corporate transactions, sell its assets, or declare dividends. In addition, the Company is required to meet certain ratios relating to its adjusted net worth, level of indebtedness, fixed charges and interest coverage.

                           DESCRIPTION OF THE NOTES

  The Notes will be issued as a separate series of Debt Securities under an Indenture to be dated as of May 26, 1998 (the "Original Indenture"), by and between the Company and State Street Bank and Trust Company, as trustee (the "Trustee") and a First Supplemental Indenture thereto to be dated as of May 26, 1998 (the "Supplemental Indenture") by and between the Company and the Trustee (together with the Original Indenture, the "Indenture"). For purposes of this section, references to the "Company" mean only CB Commercial Real Estate Services Group, Inc. and not any of its subsidiaries. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Notes and the Indenture does not purport to be complete and is subject to, and qualified by, reference to the provisions of the Indenture, including those terms made part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. A copy of the form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used but not defined herein shall have the meanings given to them in the Prospectus, the Notes or the Indenture, as the case may be, and certain terms used in the following summary are defined below under "--Certain Definitions." The term "Indenture Debt Securities" as used in this Prospectus Supplement refers to all Debt Securities, including the Notes, issued and issuable from time to time under the Original Indenture, as amended, supplemented or modified from time to time. The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

  The Notes will be general unsecured senior subordinated obligations of the Company limited to $175,000,000 aggregate principal amount. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the Notes are payable, and the Notes are exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. No service charge will be made for any registration of transfer, exchange or redemption of the Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

  The Indenture provides that Indenture Debt Securities may be issued from time to time in one or more series, without the consent of the holders of the Notes. As of the date hereof, no Debt Securities were outstanding under the Indenture.

MATURITY, INTEREST AND PRINCIPAL

  The Notes will mature on June 1, 2006. Interest on the Notes will accrue at the rate of 8 7/8% per annum and will be payable semi-annually on each June 1 and December 1, commencing December 1, 1998, to the holders of record of Notes at the close of business on the May 15 and November 15, respectively, immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

  The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which principal, premium, if any, or interest is payable on the Notes is not a Business Day, then payment of the principal, premium, if any, or interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay).

OPTIONAL REDEMPTION

  Optional Redemption. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2002, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the date of redemption, if redeemed during the 12-month period beginning on June 1 of the years indicated below:

   YEAR                                                         REDEMPTION PRICE
   ----                                                         ----------------
   2002........................................................     104.438%
   2003........................................................     102.958
   2004........................................................     101.479
   2005 and thereafter.........................................     100.000%

  Optional Redemption upon Public Equity Offering. On or prior to June 1, 2001, the Company may, at its option, use the net proceeds of a Public Equity Offering to redeem up to 35% of the originally issued aggregate principal amount of the Notes, at a redemption price in cash equal to 108 7/8% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that at least $113.75 million in aggregate principal amount of Notes is outstanding following such redemption. Notice of any such redemption must be given not later than 30 days after the consummation of the Public Equity Offering.

  As used in the preceding paragraph, a "Public Equity Offering" means any underwritten public offering of Capital Stock (other than Redeemable Capital Stock) of the Company made on a primary basis by the Company pursuant to a registration statement filed with and declared effective by the Commission in accordance with the Securities Act.

  Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

CHANGE OF CONTROL

  The Indenture will provide that, following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company will be obligated, within 20 business days after the Change of Control Date, to make an offer to purchase (a "Change of Control Offer") all of the then outstanding Notes at a purchase price (the "Change of Control Purchase Price") in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date. The Company will be required to purchase all Notes properly tendered into the Change of Control Offer and not withdrawn.

  In order to effect such Change of Control Offer, the Company will, not later than the 20th business day after the Change of Control Date, be obligated to mail to each holder of Notes notice of the Change of Control Offer, which notice will govern the terms of the Change of Control Offer and will state, among other things, the procedures that holders must follow to accept the Change of Control Offer. The Change of Control Offer will be required to be kept open for a period of at least 20 business days.

  A Change of Control under the Indenture will constitute a "change of control" and an "event of default" under the Amended Revolving Credit Facility. If a Change of Control occurs there can be no assurance that the

Company would have available funds sufficient to repay amounts outstanding under the Amended Revolving Credit Facility and pay the purchase price for all of the Notes that might be tendered by holders of Notes seeking to accept the Change of Control Offer. If the Company fails to repurchase all of the Notes tendered for purchase, such failure will constitute an Event of Default under the Indenture. See "--Subordination" and "--Events of Default" below.

  The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act, and any other applicable securities laws or regulations and any applicable requirements of any securities exchange on which the Notes are listed, in connection with the repurchase of Notes pursuant to a Change of Control Offer, and any violation of the provisions of the Indenture relating to such Change of Control Offer occurring as a result of such compliance shall not be deemed a Default.

SUBORDINATION

  The Subordinated Obligations will be expressly subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness of the Company, whether outstanding at the Issue Date or incurred thereafter. The Indenture will permit the Company and its Restricted Subsidiaries to incur additional Indebtedness, including Senior Indebtedness. See "--Certain Covenants-- Limitation on Indebtedness."

  The Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, all Senior Indebtedness of the Company must be paid in full in cash or Cash Equivalents before any payment, distribution, repurchase or redemption (excluding any payment or distribution of, or repurchase or redemption in exchange for, certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the Notes.

  During the continuance of any default in the payment of any Senior Indebtedness beyond any applicable grace period pursuant to which the maturity thereof may immediately be accelerated, no payment or distribution of any assets of the Company of any kind or character (excluding any payment or distribution of certain permitted equity or subordinated securities) shall be made on account of the Subordinated Obligations, or the purchase, redemption or other acquisition of, the Notes unless and until such default has been cured or waived or has ceased to exist or such Senior Indebtedness shall have been discharged or paid in full.

  During the continuance of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and (x) after the receipt by the Trustee from the representatives of such Designated Senior Indebtedness of a written notice of such Non-payment Default or (y) if the Non-payment Default results from the acceleration of the Notes, from the date of such acceleration, no payment or distribution of any assets of the Company of any kind or character (excluding any payment or distribution of certain permitted equity or subordinated securities) shall be made by the Company on account of the Subordinated Obligations, or the purchase, redemption or other acquisition of, the Notes for the period specified below (the "Payment Blockage Period").

  The Payment Blockage Period will commence upon (x) the receipt of notice of a Non-payment Default by the Trustee from the representatives of holders of Designated Senior Indebtedness or (y) if the Non-payment Default results from the acceleration of the Notes, upon such acceleration, and will end on the earliest to occur of the following events: (i) 179 days shall have elapsed (A) since the receipt of such notice of Non-payment Default or (B) if the Non-payment Default results from the acceleration of the Notes, since such acceleration (in each case, provided that such Designated Senior Indebtedness shall not theretofore have been accelerated and the Company has not defaulted with respect to the payment of such Designated Senior Indebtedness), (ii) such default is cured or waived or ceases to exist or such Designated Senior Indebtedness is discharged or (iii) such

Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the representatives of Designated Senior Indebtedness initiating such Payment Blockage Period. After the end of any Payment Blockage Period the Company shall promptly resume making any and all required payments in respect of the Notes, including any missed payments. Notwithstanding anything in the subordination provisions of the Indenture or the Notes to the contrary, (x) in no event shall a Payment Blockage Period extend beyond 179 days from the date such Payment Blockage Period was commenced, and (y) there shall be a period of at least 186 consecutive days in each 365-day period when no Payment Blockage period is in effect. A Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period cannot be made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days and subsequently recurs.

  If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default."

  By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash or Cash Equivalents, and the Company may be unable to meet its obligations fully with respect to the Notes.

  The Company conducts all of its operations through its subsidiaries. Accordingly, the Company's ability to meet its cash obligations may in part depend upon the ability of such subsidiaries and any future subsidiaries to make cash distributions to the Company. Furthermore, any right of the Company to receive the assets of any such subsidiary upon such subsidiary's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such subsidiary's creditors (including trade creditors) and holders of its preferred stock, except to the extent that the Company is itself recognized as a creditor or preferred stockholder of such subsidiary, in which case the claims of the Company would still be subordinate to any indebtedness or preferred stock of such subsidiary senior in right of payment to that held by the Company. The Company's existing subsidiaries will not, and future subsidiaries are not expected to, guarantee the Notes. As of March 31, 1998 on a pro forma basis after giving effect to the acquisition of REI, the sale of the Notes and the application of the proceeds therefrom, the Company and its subsidiaries would have had outstanding an aggregate of $337.1 million of Indebtedness (without duplication as to any obligation of any such party which is a guarantor of Indebtedness (including Indebtedness under the Revolving Credit Facility) owed primarily by another such party).

  As of March 31, 1998 on a pro forma basis after giving effect to the acquisition of REI, the sale of the Notes and the application of the net proceeds therefrom, the Company would have had outstanding an aggregate of $162.1 million of indebtedness outstanding which would have been senior or structurally senior to in right of payments to the Notes. The Indenture limits, but does not prohibit, the incurrence by the Company of additional Indebtedness which is senior to the Notes, but prohibits the incurrence of any Indebtedness contractually subordinated in right of payment to any other Indebtedness of the Company and senior in right of payment to the Notes. See "Risk Factors--Subordination of the Notes; Unsecured Status of Notes."

CERTAIN COVENANTS

  The Indenture will provide that the covenants set forth herein will be applicable to the Company and the Restricted Subsidiaries; provided, however, that if no Default or Event of Default has occurred and is continuing, after the ratings assigned to the Notes by both Rating Agencies are equal to or higher than BBB- and Baa3, or the equivalents thereof, respectively (the "Investment Grade Ratings"), and notwithstanding that the Notes may later cease to have an Investment Grade Rating, the Company and the Restricted Subsidiaries will not be subject to the provisions of the Indenture described under "Limitation on Sale of Assets," "Limitation on Preferred Stock of Restricted Subsidiaries," "Limitations on Transactions with Affiliates," "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries" and clause (iii) of the first paragraph of "Consolidation, Merger, Sale of Assets, Etc."

  Limitation on Indebtedness. The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, issue, guarantee or in any manner become liable for or with respect to, contingently or otherwise (in each case, to "incur"), the payment of any Indebtedness (including any Acquired Indebtedness but excluding any Permitted Indebtedness (as defined below), provided however, that the Company and each Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) if immediately after giving pro forma effect thereto, the Consolidated Fixed Charge Coverage Ratio of the Company is at least equal to 2:1.

  Notwithstanding the foregoing, the Company and the Restricted Subsidiaries may incur each and all of the following (collectively, "Permitted
Indebtedness"):

    (i) Indebtedness of the Company, or any Restricted Subsidiary which guarantees the Company's obligations, (without duplication) under any Bank Credit Facility;

    (ii) Indebtedness of the Company pursuant to the Notes and Indebtedness of any Restricted Subsidiary pursuant to its guarantee of the Notes;

    (iii) Indebtedness (other than Indebtedness under any Bank Credit Facility and the Notes) of the Company or any Restricted Subsidiary outstanding on the date of the Indenture;

    (iv) Indebtedness of the Company owing to a Restricted Subsidiary; provided that any Indebtedness for borrowed money of the Company owing to a Restricted Subsidiary is made pursuant to an intercompany note or loan or credit agreement and is subordinated in accordance with provisions set forth in the Indenture; provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause
  (iv);

    (v) Indebtedness of a Restricted Subsidiary owing to and held by the Company or a Wholly-Owned Restricted Subsidiary; provided that any such Indebtedness for borrowed money is made pursuant to an intercompany note or loan or credit agreement; provided, further, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Company or a Wholly-Owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause
  (v);

    (vi) Indebtedness of the Company or any Restricted Subsidiary under Interest Rate Agreements covering Indebtedness of the Company or such Restricted Subsidiary (which Indebtedness (a) bears interest at fluctuating interest rates and (b) is otherwise permitted to be incurred under this covenant) to the extent the notional principal amount of the obligations under such Interest Rate Agreements does not exceed the principal amount of the Indebtedness to which such obligations relate;

    (vii) Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements relating to (a) Indebtedness of the Company or such Restricted Subsidiary and/or (b) obligations to purchase or sell assets or properties or to reduce foreign currency fluctuation risk, in each case, incurred in the ordinary course of business of the Company and not for purposes of speculation; provided, however, that such Currency Agreements do not increase the Indebtedness or other obligations of the Company outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

    (viii) reimbursement obligations under letters of credit and letters of credit, in each case, to support (A) workers compensation obligations and
  (B) performance bonds, surety bonds, performance guarantees and supplier obligations not to exceed $20.0 million in the aggregate at any time outstanding, in the case of each of such clause (A) and (B) of the Company, in the ordinary course of business consistent with past practice.

    (ix) guarantees by the Company of Indebtedness of any Restricted Subsidiary or by any Restricted Subsidiary of Indebtedness of the Company; provided that such Indebtedness of such Restricted Subsidiary or the Company, as the case may be, is permitted by the terms of the Indenture;

    (x) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (ii) and (iii) of this definition of "Permitted Indebtedness," including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company or a Restricted Subsidiary incurred in connection with such refinancing and (A) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is subordinated to the Notes at least to the same extent as the Indebtedness being refinanced, (B) such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness and (C) the primary obligor of such refinancing Indebtedness is the same Person as the primary obligor on the Indebtedness being refinanced unless the new primary obligor is the Company;

    (xi) Permitted Melody Indebtedness; and

    (xii) Indebtedness of the Company or any Restricted Subsidiary in addition to that described in clauses (i) through (xi) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $30.0 million outstanding at any one time.

  Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

    (i) declare or pay any dividend or make any other distribution or payment on or in respect of its Capital Stock or any payment to the direct or indirect holders (in their capacities as such) of its Capital Stock (other than dividends or distributions payable solely in shares of Qualified Capital Stock and dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary seeking to declare or pay such dividend or distribution is not a Wholly-Owned Restricted Subsidiary, to its other shareholders on a pro rata basis or on a basis that results in the receipt by the Company or its Wholly-Owned Restricted Subsidiaries of dividends or distributions of greater value than they would receive on a pro rata basis)); or

    (ii) purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, any Capital Stock of the Company (other than any such Capital Stock owned by any Wholly-Owned Restricted Subsidiary) or options, warrants or other rights to acquire such Capital Stock; or

    (iii) make any principal payment on, or purchase, repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than any Subordinated Indebtedness owed to and held by the Company); or

    (iv) make any Investment (other than any Permitted Investment) in any Person (other than in the Company, any Wholly-Owned Restricted Subsidiary or a Person that becomes a Wholly-Owned Restricted Subsidiary, or is merged with or into or consolidated with the Company or a Wholly-Owned Restricted Subsidiary (provided the Company or a Wholly-Owned Restricted Subsidiary is the survivor), as a result of or in connection with such Investment);

    (any of the foregoing actions described in clauses (i) through (iv), other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, in each case, as determined in good faith by the board of directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), unless (1) immediately after giving effect to such Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; (2) immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under "--Limitation on Indebtedness," and (3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the Issue Date, does not exceed $35.0 million plus the sum of:

      (A) 50% of the aggregate cumulative Consolidated Net Income of the Company during the period (treated as one accounting period) beginning on the first day of the fiscal quarter beginning after the Issue Date and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a deficit, minus 100% of such deficit);

      (B) the aggregate Net Cash Proceeds received after the Issue Date by the Company from the issuance or sale (other than to any of the Restricted Subsidiaries) of Qualified Capital Stock of the Company or from the exercise of any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth in clause (ii) or (iii) of paragraph (b) below and excluding the net cash proceeds from any issuance and sale of Qualified Capital Stock or from any such exercises, in each case, financed, directly or indirectly, using funds borrowed from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid);

      (C) the aggregate Net Cash Proceeds received after the Issue Date by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Subsidiaries into or for Qualified Capital Stock of the Company plus, without duplication, the aggregate of Net Cash Proceeds from their original issuance, less any principal and sinking fund payments made thereon;

      (D) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of disposition of such Investment and net of taxes; and

      (E) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "--Limitations on Unrestricted Subsidiaries" below, the Fair Market Value of the interest of the Company and the Restricted Subsidiaries in such Subsidiary, provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation.

  (b) Notwithstanding the foregoing, and in the case of clauses (ii) through
(vi) below, so long as no Default or Event of Default shall have occurred and be continuing or would arise therefrom, the foregoing provisions shall not prohibit the following actions (each of clauses (i) through (iv) being referred to as a "Permitted Payment"):

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if (A) at such date of declaration such payment was permitted by the provisions of the Indenture and (B) such payment shall have been deemed to have been paid on such date of declaration and shall have been deemed a "Restricted Payment" for purposes of the calculation required by paragraph (a) of this Section;

    (ii) the repurchase, redemption, or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issue and sale for cash to any Person (other than to a Restricted Subsidiary) of, shares of Qualified Capital Stock of the Company: provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause
  (B) of paragraph (a) of this Section;

    (iii) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash to any Person (other than to any Restricted Subsidiary of the Company) of, any Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (B) of paragraph (a) of this Section;

    (iv) the repurchase, redemption, defeasance, retirement, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash to any Person (other than to a Restricted Subsidiary) of, new Subordinated Indebtedness; provided that any new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so repurchased, redeemed, defeased, retired, acquired or paid (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such repurchase, redemption, defeasance, retirement, acquisition or payment pursuant to the terms of the Indebtedness being repurchased, redeemed, defeased, retired, acquired or paid or (II) the amount of premium or other payment actually paid at such time to repurchase, redeem, defease, retire, acquire or pay the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such repurchase, redemption, defeasance, retirement, acquisition or payment; (2) has an Average Life to Stated Maturity equal to or greater than the Average Life to Stated Maturity of the Subordinated Indebtedness being repurchased, redeemed, defeased, retired, acquired or paid; (3) has a Stated Maturity no earlier than the Stated Maturity of the Subordinated Indebtedness being refinanced, redeemed, defeased, retired or acquired for value and (4) is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be repurchased, redeemed, defeased, retired, acquired or paid;

    (v) the purchase of stock or stock options from employees of the Company and its Subsidiaries which stock was purchased by the employee pursuant to an employee benefit plan approved by the Company's board of directors (or any committee thereof), in an aggregate amount not to exceed $3.0 million in any fiscal year; and

    (vi) co-investments by Westmark Realty Advisors L.L.C. with funds and separate accounts that are subject to ERISA regulations, in an aggregate amount not to exceed $10.0 million in any twelve-month period.

  (c) In computing the amount of Restricted Payments previously made for purposes of clause (3) of paragraph (a) of this Section, Restricted Payments under clauses (i) (as described in subclause (B) of such clause), (v) and (vi) of paragraph (b) of this Section shall be included.

  Limitation on Transactions with Affiliates. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any contract, agreement, arrangement or transaction with, or for the benefit of, any Affiliate of the Company or of a Restricted Subsidiary (an "Affiliate Transaction") or any series of related Affiliate Transactions (in either case, other than Exempted Affiliate Transactions) (i) unless it is determined that the terms of such Affiliate Transaction are fair and reasonable to the Company or such Restricted Subsidiary, as applicable, and no less favorable to the Company or such Restricted Subsidiary, as applicable, or to the Company and its Restricted Subsidiaries as a whole, than could have been obtained in an arm's-length transaction with a non-Affiliate and (ii) if involving consideration to either party in excess of $5.0 million, unless such Affiliate Transaction has been approved by a majority of the members of the Board of Directors that are disinterested in such transaction and (iii) if involving consideration to either party in excess of $25.0 million, unless in addition to the foregoing, the Company, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to the Company, or such Restricted Subsidiary, as applicable, from a financial point of view from an independent investment banking firm of national reputation (or, if nationally recognized investment banking firms do not customarily render opinions with respect to transactions of such type, by a nationally recognized expert with experience in evaluating the terms and conditions of transactions of such type).

  Limitation on Liens. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, suffer to exist or affirm any Lien of any kind securing any (a) Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) upon any of its property or assets (including any intercompany notes), whether owned on the Issue Date or acquired after the Issue Date, or any proceeds, income or profits therefrom, or assign or convey any right to receive proceeds, income or profits therefrom, unless the Notes are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such Subordinated Indebtedness) the obligation or liability secured by such Lien, except for Liens (A) securing any Indebtedness which became Indebtedness pursuant to a transaction permitted under "--Consolidation, Merger, Sale of Assets, Etc." or securing Acquired Indebtedness which, in each case, were created prior to (and not created in connection with, or in contemplation of) the incurrence of such Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) and which Indebtedness is permitted under the provisions of the covenant described under "--Limitation on Indebtedness" or
(B) securing any Indebtedness incurred in connection with any refinancing, renewal, substitution or replacement of any such Indebtedness incurred in connection with any Indebtedness described in clause (A) so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing by an amount greater than the lesser of (i) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (ii) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; provided, however, that in the case of clauses (A) and (B) any such Lien only extends (x) to the assets that were subject to such Lien securing such Indebtedness prior to the related acquisition by the Company or the Restricted Subsidiary or (y) in the case of assets constituting receivables, extend to additional receivables of a similar nature and not materially greater in value than the receivables securing such Indebtedness prior to the related acquisition by the Company or the Restricted Subsidiary, or (b) Senior Indebtedness which is incurred in violation of the terms of the Indenture.

  Limitation on Incurrence of Senior Subordinated Indebtedness. The Company will not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise permit to exist any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Company unless such Indebtedness is also (i) pari passu with the Notes or subordinate or junior, in right of payment to the Notes and (ii) does not have a Stated Maturity shorter than the final Stated Maturity of the Notes.

  Limitation on Sale of Assets. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless (i) at least 80% of the consideration from such Asset Sale is received in cash or Cash Equivalents or Eligible Securities and (ii) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale.

  If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any Senior Indebtedness outstanding as required by the terms thereof, or the Company determines not to apply such Net Cash Proceeds to the permanent repayment of the Senior Indebtedness which is required to be prepaid, or if no such Senior Indebtedness is then outstanding, the Company or such Restricted Subsidiary may within 365 days of such Asset Sale, invest the Net Cash Proceeds in capital expenditures, properties and other assets that (as determined by the board of directors of the Company) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Subsidiaries existing on the Issue Date or in businesses reasonably related thereto.

  To the extent (i) the Company or a Restricted Subsidiary, as the case may be, received more than 20% of the consideration from an Asset Sale in the form of Eligible Securities (the fair market value (on the date of such Asset Sale) of such amount in excess of 20% of the consideration is referred to herein as the "Eligible Securities Proceeds") or (ii) all or part of the Net Cash Proceeds of any Asset Sale are not applied, or the Company determines not to so apply such Net Cash Proceeds, within 365 days of such Asset Sale as described in the immediately preceding paragraph (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds," and together with the Eligible Securities Proceeds, the "Excess Proceeds"), the Company shall, within 20 days after such 365th day or at any earlier time after such Asset Sale, make an offer to purchase (the "Asset Sale Offer") all outstanding Notes and any Pari Passu Indebtedness the terms of which require such an offer to be made up to a maximum principal amount (expressed as a multiple of $1,000) of Notes and such Pari Passu Indebtedness equal to such Excess Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date; provided, however, that the Asset Sale Offer may be deferred until there are aggregate Excess Proceeds, equal to or in excess of $20.0 million, at which time the entire amount of such Excess Proceeds and not just the amount in excess of $20.0 million, shall be applied as required pursuant to this paragraph. An Asset Sale Offer will be required to be kept open for a period of at least 20 business days.

  With respect to any Asset Sale Offer effected pursuant to this covenant, among the Notes and such Pari Passu Indebtedness, to the extent the aggregate principal amount of Notes and such Pari Passu Indebtedness tendered pursuant to such Asset Sale Offer exceeds the Excess Proceeds to be applied to the repurchase thereof, such Notes and such Pari Passu Indebtedness shall be purchased pro rata based on the aggregate principal amount of such Notes and such Pari Passu Indebtedness tendered. To the extent the Excess Proceeds exceed the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to such Asset Sale Offer, the Company may retain and utilize any portion of the Excess Proceeds not applied to repurchase the Notes and such Pari Passu Indebtedness for any purpose consistent with the other terms of the Indenture and such excess amount of Excess Proceeds shall not be included in any future determination of Excess Proceeds.

  In the event that the Company makes an Asset Sale Offer, the Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, and any other applicable securities laws or regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indenture relating to such Asset Sale Offer occurring as a result of such compliance shall not be deemed a Default.

  Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not (a) sell and will not cause or permit any Restricted Subsidiary of the Company to issue, sell or transfer any Preferred Stock of any Restricted Subsidiary (other than to the Company or to a Wholly-Owned Restricted Subsidiary) or otherwise (b) permit any Person (other than the Company or a Wholly-Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary, in each case, except for (i) Preferred Stock issued or sold to, held by or transferred to the Company or a Wholly-Owned Restricted Subsidiary, and (ii) Preferred Stock issued by a Person prior to the time (A) such Person becomes a Restricted Subsidiary or (B) such Person merges with or into a Restricted Subsidiary, provided that such Preferred Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A) or (B).

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or enter into any agreement with any Person that would cause to become effective, any consensual encumbrance or restriction of any kind, on the ability of any Restricted Subsidiary to (i) pay dividends, in cash or otherwise, or make any other distribution on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits to the Company or any other Restricted Subsidiary,
(ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make any Investment in the Company or any other Restricted Subsidiary or (iv) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for: (a) any encumbrance or restriction existing under any agreement in effect on the Issue Date; (b) any encumbrance or restriction, with respect to a Person that is not a Restricted Subsidiary of the Company on the Issue Date, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; provided, however, that such encumbrances and restrictions are not applicable to the Company or any other Restricted Subsidiary, or the properties or assets of the Company or any other Restricted Subsidiary; (c) customary provisions restricting the subletting or assignment of any lease or the assignment of any other contract to which the Company or any Restricted Subsidiary is a party, which lease or contract is entered into in the ordinary course of business consistent with past practice; (d) any encumbrance or restriction contained in contracts for (i) sales of assets or stock permitted by the covenant described under "--Limitation on Sale of Assets" or (ii) the purchase of assets or stock which arises out of an earn-out or similar arrangement; provided that, in each case, such encumbrance or restriction relates only to assets being purchased or sold pursuant to the contract containing such encumbrances or restriction; (e) any encumbrance or restriction customarily contained in any security agreement or mortgage which security agreement or mortgage creates a Lien permitted under this Indenture; provided that such encumbrance or restriction relates only to assets subject to such Lien; and (f) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (a), (b),
(c) and (e), or in this clause (f), provided that the terms and conditions of any such encumbrances or restrictions are not more restrictive in any material respect than those under or pursuant to the agreement so extended, renewed, refinanced or replaced.

  Limitations on Unrestricted Subsidiaries. The Company may designate after the Issue Date any Subsidiary as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

    (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

    (ii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the provision described under paragraph (a) of "--Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Fair Market Value of the Company's interest in such Subsidiary on such date; and

    (iii) the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--Limitation on Indebtedness" at the time of such Designation (assuming the effectiveness of such Designation).

  In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

  The Company shall not, and shall not cause or permit any Restricted Subsidiary to, at any time (x) provide credit support for or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary, except any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary. All Subsidiaries of Unrestricted Subsidiaries shall automatically be deemed to be Unrestricted Subsidiaries.

  The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

    (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

    (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

    (iii) any transaction (or series of related transactions) between such Subsidiary and any of its Affiliates that occurred while such Subsidiary was an Unrestricted Subsidiary would be permitted by the covenant described under "--Limitation on Transactions with Affiliates" above as if such transaction (or series of related transactions) had occurred at the time of such Revocation.

  All Designations and Revocations must be evidenced by resolutions of the board of directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

  Provision of Financial Statements. The Indenture provides that for so long as the Notes are outstanding, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company will, to the extent permitted by Commission practice and applicable law and regulations, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d), or any successor provision thereto, if the Company were so subject, such documents to be filed with the Commission on or prior to the date (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date, whether or not permitted or required to be filed with the Commission, (i) transmit or cause to be transmitted by mail to all holders and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, if the Company were subject to either of such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company's cost. In addition, for so long as any Notes remain outstanding, the Company will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the Commission, information of the type that would be filed with the Commission pursuant to the foregoing provisions, upon the request of any such holder. If any Subsidiaries' financial statements would be required to be included in the financial statements filed or delivered pursuant hereto if the Company were subject to
Section 13(a) or 15(d) of the Exchange Act, the Company shall include such Subsidiaries' financial statements in any filing or delivery pursuant hereto.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

  The Indenture will provide that the Company shall not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any Person or Persons, and the Company shall not permit any of the Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis for the Company and the Restricted Subsidiaries), to any Person or Persons, unless at the time and after giving effect thereto (i) either (A) (1) if the transaction or transactions is a merger or consolidation involving the Company, the Company shall be the Surviving Person of such merger or consolidation or (2) if the transaction or transactions is a merger or consolidation involving a Restricted Subsidiary, such Restricted Subsidiary shall be the Surviving Person of such merger or consolidation, or (B) (1) the Surviving Person shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (2) in the case of a transaction involving the Company, the Surviving Person, if other than the Company, shall expressly assume (unless such obligations are otherwise assumed by operation of law) by a supplemental indenture executed and delivered to the Trustee, all the obligations of the Company under the Notes and the Indenture, and in each case, the Indenture and the Notes shall remain in full force and effect; (ii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and (iii) the Company, or the Surviving Person, as the case may be, immediately after giving effect to such transaction or series of related transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant described above under "--Certain Covenants--Limitations on Indebtedness," and at the time of the transaction if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions described under "--Certain Covenants--Limitation on Liens" are complied with.

  Upon any consolidation or merger of the Company or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the Surviving Person, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such successor corporation had been named as the Company therein; and thereafter, except in the case of (a) a lease or (b) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of the Company, the Company shall be discharged from all obligations and covenants under the Indenture.

  The Indenture will provide for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants described under "--Certain Covenants--Limitation on Indebtedness," "--Certain Covenants-- Limitation on Restricted Payments" and "--Certain Covenants--Limitation on Liens"), Subsidiaries of any Surviving Person shall, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated as Unrestricted Subsidiaries pursuant to and in accordance with the provisions described under "--Certain Covenants--Limitations on Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately prior to such transactions or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

  Notwithstanding the foregoing covenant, a Restricted Subsidiary may merge with or into another Restricted Subsidiary.

EVENTS OF DEFAULT

  The following will be "Events of Default" under the Indenture with respect to the Notes:

    (i) default in the payment of the principal of or premium, if any, when due and payable, on any of the Notes (whether at Stated Maturity, upon optional redemption, acceleration, required purchase, sinking fund, scheduled principal payment or otherwise); or

    (ii) default in the payment of any installment of interest on any of the Notes, when due and payable, continued for a period of 30 days; or

    (iii) the Company fails to comply with any of its obligations described under "--Consolidation, Merger, Sale of Assets, Etc.," "--Change of Control" or "--Certain Covenants--Limitation of Sale of Assets"; or

    (iv) the Company fails to perform or observe any other term, covenant or agreement contained in the Notes, or the Indenture (other than a default specified in clauses (i), (ii) or (iii) above) for a period of 30 days after written notice to comply shall have been given (a) to the Company by the Trustee or (b) to the

  Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

    (v) a default or defaults under one or more agreements, indentures or instruments under which the Company or any Restricted Subsidiary then has Indebtedness outstanding in excess of $10.0 million, individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults result in the acceleration of the maturity of such Indebtedness; or

    (vi) one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $10.0 million (in excess of the coverage under applicable insurance policies (after giving effect to any deductibles) under which a financially sound and reputable insurer has not disputed coverage), individually or in the aggregate, shall have been rendered against the Company or any Restricted Subsidiary or any of their respective properties and shall not have been discharged, and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of a pending appeal or otherwise, shall not be in effect; or

    (vii) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Material Subsidiary of the Company shall have occurred; or

    (viii) any holder of at least $10.0 million in aggregate principal amount of Indebtedness of the Company, or any Restricted Subsidiary shall (a) commence judicial proceedings to foreclose upon assets of the Company or any Restricted Subsidiary having a Fair Market Value, individually or in the aggregate, in excess of $10.0 million or (b) have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure.

  If an Event of Default (other than as specified in clause (viii) with respect to the Company) shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company (an "Acceleration Notice"), may declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes due and payable immediately, upon which declaration all such amounts payable in respect of the Notes (x) will become and be immediately due and payable or (y) if there are any amounts outstanding under the Revolving Credit Facility, will become and be immediately due and payable upon the first to occur of an acceleration under the Revolving Credit Facility, or three (3) business days after receipt by the Company and the agent under the Revolving Credit Facility of such Acceleration Notice, unless such Event of Default has been cured or waived prior to such date. If an Event of Default specified in clause (viii) above with respect to the Company occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes will become and be immediately due and payable without any declaration or further action on the part of the Trustee or any holder of Notes.

  After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and the Trustee, may rescind such declaration if
(a) the Company has paid or deposited with the Trustee a sum sufficient to pay
(i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes, and (b) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

  No holder of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder unless the holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice, and the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the Notes then outstanding. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and to use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

  The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to promptly notify the Trustee of any event which is an Event of Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  The Company may, at its option and at any time, terminate the obligations of the Company, if any, with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company, may, at its option and at any time, elect to terminate the obligations of the Company with respect to certain covenants that are set forth in the Indenture, some of which are described under "-- Certain Covenants" above, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "--Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, direct obligations of the United States of America or obligations the principal of and interest on which are guaranteed by the United States of America (which obligations are not subject to redemption prior to maturity at the option of the issuer), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes at maturity or redemption, as the case may be; (ii) the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default shall have occurred and be continuing on the date of such deposit insofar as clause (vii) under the first paragraph under "--Events of Default" is concerned at any time during the period ending on the 91st day after the date of deposit; (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company is a party or by which it is bound; (vi) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; (vii) the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (viii) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; (ix) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at time ending on the 91st day after the date of such deposit; and (x) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

  The Supplemental Indenture will be discharged and will cease to be of further effect (except as to surviving rights of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all of the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year upon arrangements satisfactory to the Trustee for the giving of notice thereof and the Company has deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee cancelled or for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit (in the case of Notes which have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be;
(ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee such certificates, if any, as the Trustee shall reasonably require, to the effect that all conditions precedent to the satisfaction and discharge of the Company's obligations under the Supplemental Indenture have been complied with.

AMENDMENT AND WAIVERS

  The Original Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Indenture Debt Securities of all series issued under the Original Indenture and then outstanding and affected thereby (voting as one class), to add any provisions to, or change in any manner, or eliminate any of the provisions of, the Original Indenture or any supplemental indenture or to modify in any manner the rights of the holders of the Indenture Debt Securities of each such series; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) change the maturity of the principal of, or any installment of interest on, any such Note or alter the optional redemption or repurchase provisions of any such Note or the Indenture in a manner adverse to the holders of the Notes; (ii) reduce the principal amount of (or the premium on) any such Note; (iii) reduce the rate of or extend the time for payment of interest on any such Note; (iv) change the place or currency of payment of principal of (or premium on) or interest on any such Note; (v) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Notes subject thereto) or the right of the holders of the Notes to institute suit for the enforcement of any payment on or with respect to any such Note or the modification and amendment provisions of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of the holders of each outstanding Note affected thereby); (vi) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or for waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default in respect thereof; (vii) waive a default in the payment of principal of, premium, if any, or interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration); (viii) modify the ranking or priority of any Note; or
(ix) following the occurrence of a Change of Control or Asset Sale, modify the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make and consummate a Change of Control Offer in respect of such Change of Control or Asset Sale Offer in respect of an Asset Sale or modify any of the provisions or definitions with respect thereto in a manner materially adverse to the holders of each outstanding Note affected thereby.

  Notwithstanding the foregoing, without the consent of any holders of the Notes, the Company and the Trustee may modify or amend the Indenture (a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes in accordance with "--Consolidation, Merger, Sale of Assets, Etc."; (b) to add to the covenants of the Company for the benefit of the holders of the Notes, or to surrender any right or power herein conferred upon the Company in the Indenture or in the Notes; (c) to cure any ambiguity, to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provision in the Indenture, in the Notes; (d) to secure the Notes or add a guarantor under the Indenture; (e) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or (f) to make any other provisions with respect to matters or questions arising under the Indenture or the Notes; provided that, in the case of clause (c) or (f), such provisions shall not adversely affect the interests of any of the holders of the Notes.

  Subject to the foregoing provisions with respect to change, modification or amendment, (a) the holders of not less than a majority in aggregate principal amount of the Notes then outstanding, on behalf of all holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture; and (b) subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the Notes then outstanding, on behalf of all holders of the Notes, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the Notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Notes tendered pursuant to an offer to purchase pursuant thereto, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holders of each Note affected thereby. The Amended Revolving Credit Facility will prohibit certain amendments to the Indenture and the terms of the Notes.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  DTC will act as securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of DTC or its nominee. One or more fully-registered global Notes certificates (each a "Notes Global Certificate"), representing the total aggregate number of Notes, will be issued and will be deposited with DTC.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in global Notes.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

  Upon issuance of a Notes Global Certificate, DTC will credit on its book-entry registration and transfer system the number of Notes represented by such Notes Global Certificate to the accounts of institutions that have accounts with DTC. Ownership of beneficial interests in a Notes Global Certificate will be limited to Participants or persons that may hold interests through Participants. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners.

  DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. So long as DTC, or its nominee, is the owner of a Notes Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of record of the Notes represented by such Notes Global Certificate for all purposes.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, DTC will reduce the amount of interest of each Direct Participant in the Notes in accordance with its procedures.

  Although voting with respect to the Notes is limited, in those instances in which a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus proxy).

  Interest payments on the Notes represented by a Notes Global Certificate will be made by the Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the Company or the Operating Partnership, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Except as provided herein, a Beneficial Owner in a Notes Global Certificate will not be entitled to receive physical delivery of Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Notes.

  DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company. Under such circumstances, if a successor securities depository is not obtained, Notes certificates will be required to be printed and delivered. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the Notes will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest on Global Notes will be made by the Company in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, while the Notes are registered in the name of the Depositary or its nominee, the Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

GOVERNING LAW

  The Indenture and the Notes are governed by the internal laws of the State of New York, without regard to the principles of conflicts of law.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" means Indebtedness of a Person (i) assumed in connection with an Asset Acquisition from such Person or (ii) existing at the time such Person becomes a Restricted Subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Asset Acquisition or such Person becoming such a Restricted Subsidiary). Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

  "Affiliate" means with respect to any specified Person; (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or any officer, director or employee of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption no more remote than first cousin; or (iii) any Person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Acquisition" means (i) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary or will be merged or consolidated with or into the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of the assets of such Person, or any division or line of business of such Person, or which is otherwise outside of the ordinary course of business.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of: (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Subsidiaries; or (iii) any other properties or assets of the Company or any Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets
(a) that is governed by the provisions described under "--Consolidation, Merger, Sale of Assets, Etc."; provided, however, that any transaction consummated in compliance with "--Consolidation, Merger, Sale of Assets, Etc." above involving a transfer of less than all of the properties or assets of the Company shall be deemed to be an Asset Sale with respect to the properties or assets of the Company that are not transferred in such transaction, (b) that is by the Company to any Restricted Subsidiary, or by any Subsidiary to the Company or any Restricted Subsidiary in accordance with the terms of the Indenture, (c) that is of obsolete equipment in the ordinary course of business, or (d) the Fair Market Value of any such Asset Sale not otherwise described in clause (a) through (c) above which in the aggregate does not exceed $10.0 million.

  "Asset Sale Offer" has the meaning set forth under "--Certain Covenants-- Limitation on Sale of Assets."

  "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

  "Bank Credit Facility" means any senior bank credit facility, including the Revolving Credit Facility and any other facility provided by an institution in the business of providing commercial credit, which facilities collectively have an aggregate principal amount at any one time outstanding not to exceed $500.0 million, less any permanent reductions made pursuant to the provision described in the second paragraph under "--Certain Covenants--Limitation on Sale of Assets."

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether or not outstanding or issued after the date of the Indenture.

  "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

  "Cash Equivalents" means, at any time, (i) any evidence of Indebtedness with a maturity of not more than one year issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptance with a maturity of not more than one year of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of not more than one year issued by a corporation that is not an Affiliate of the Company organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investors Service, Inc.; and (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above.

  "Change of Control" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company ): (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the then outstanding Voting Stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of 50% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office; (iii) the Company consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary solely to reflect a change in the jurisdiction of incorporation of the Company) or where
(A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described under "--Certain Covenants-- Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "--Certain Covenants--Limitation on Restricted Payments"), (B) no "person" or "group" owns immediately after such transaction, directly or indirectly, 50% or more of the total outstanding Voting Stock of the surviving corporation and
(C) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction; or (iv) any order, judgment or decree shall be entered against the Company decreeing the dissolution or split up of the Company and such order shall remain undischarged or unstayed for a period in excess of sixty days.

  "Change of Control Offer" has the meaning set forth under "--Change of Control."

  "Consolidated Cash Flow Available for Fixed Charges" means, for any period,
(i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) to the extent reducing Consolidated Net Income, Consolidated Non-cash Charges, (c) to the extent reducing Consolidated Net Income, Consolidated Interest Expense, and
(d) to the extent reducing Consolidated Net Income, Consolidated Income Tax Expense less (ii) other non-cash items increasing Consolidated Net Income for such period.

  "Consolidated Fixed Charge Coverage Ratio" means the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of the Company for the four full fiscal quarters immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which consolidated financial information of the Company is available (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of the Company for such Four Quarter Period. For purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" will be calculated, without duplication, after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of the Company or any of the Restricted Subsidiaries during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence occurred on the first day of the Reference Period, except that with respect to the calculation of Consolidated Interest Expense in the determination of Consolidated Fixed Charges, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness based upon the number of days that such Facility was in existence during the Reference Period, (ii) an adjustment to eliminate or include, as applicable, the Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges of the Company directly attributable to assets which are the subject of any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness) occurring during the Reference Period and (iii) the retirement of Indebtedness during the Reference Period which cannot thereafter be reborrowed occurring as if retired on the first day of the Reference Period. In calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter will be deemed to accrue at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date shall be deemed to have been in effect during the Reference Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Interest Rate Agreements, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements. If the Company or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the above definition will give effect to the incurrence of such guaranteed Indebtedness as if the Company or any Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

  "Consolidated Fixed Charges" means, for any period, the sum of, without duplication, the amounts for such period of (i) Consolidated Interest Expense; and (ii) the aggregate amount of cash dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Stock and Preferred Stock of the Company.

  "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, for any period, without duplication, the sum of (a) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (i) any amortization of debt discount attributable to such period, (ii) the net cost under or otherwise associated with Interest Rate Agreements, Currency Agreements including any amortization of discounts, (ii) the interest portion of any deferred payment obligation, (iv) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (v) all capitalized interest and all accrued interest, and (b) all but the principal component of Capitalized Lease Obligations, paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period and as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Company and the Restricted Subsidiaries for such period on a consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) all extraordinary gains or losses (net of all fees and expenses relating thereto), (ii) the portion of net income (or loss) of the Company and its Restricted Subsidiaries on a consolidated basis allocable to minority interests in unconsolidated Persons, except to the extent that cash dividends or distributions are actually received by the Company or a Restricted Subsidiary, (iii) income of the Company and the Restricted Subsidiaries derived from or in respect of Investments in Unrestricted Subsidiaries, except to the extent that cash dividends or distributions are actually received by the Company or a Restricted Subsidiary, (iv) net income (or loss) of any Person combined with the Company or any of the Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (v) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (vi) net gains (or losses), net of taxes, less all fees and expenses relating thereto, in respect of any Asset Sales by the Company or a Restricted Subsidiary, (vii) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (viii) any restoration to income of any contingency reserve except to the extent provision for such reserve was made out of income, accrued at any time following the Issue Date, (ix) any gain, arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of the Company and (x) the net non-cash compensation expense incurred in connection with the issuance or exercise of any employee stock options the issuance of which was approved by the board of directors of the Company.

  "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income for such period (other than any non-cash item requiring an accrual or reserve for cash disbursements in any future period), determined on a consolidated basis in accordance with GAAP.

  "Consolidated Tangible Assets" means, at any date, the total assets, less goodwill and other intangibles, of the Company and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as of the most recent date for which a consolidated balance sheet of the Company is available.

  "covenant defeasance" has the meaning set forth under "--Defeasance or Covenant Defeasance of Indenture."

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or its Restricted Subsidiaries against fluctuations in currency values.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "defeasance" has the meaning set forth under "--Defeasance or Covenant Defeasance of Indenture."

  "Designated Senior Indebtedness" means (a) all Senior Indebtedness outstanding from time to time under the Revolving Credit Facility and (b) any other Senior Indebtedness which, at the time of determination, is specifically designated in the instrument governing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company and which, at the time of determination, has an outstanding principal amount at least equal to $10.0 million.

  "Designation" has the meaning set forth under "--Certain Covenants-- Limitations on Unrestricted Subsidiaries."

  "Designation Amount" has the meaning set forth under "--Certain Covenants-- Limitations on Unrestricted Subsidiaries."

  "Eligible Securities" means Capital Stock of any Person (or an Affiliate of such Person) acquiring stock or assets from the Company or any of its Restricted Subsidiaries which Capital Stock is listed on the New York Stock Exchange, the American Stock Exchange or quoted on the National Association of Securities Dealers, Inc.'s Automated Quotation System (National Market) or any successor exchange or quotation system thereof.

  "Event of Default" has the meaning set forth under "--Events of Default."

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

  "Exempted Affiliate Transaction" means any transaction solely between the Company and any of its Wholly-Owned Restricted Subsidiaries or solely among Wholly-Owned Restricted Subsidiaries.

  "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith evidenced by a board resolution thereof delivered to the Trustee.

  "Four Quarter Period" has the meaning set forth in the definition of "Consolidated Fixed Charge Coverage Ratio."

  "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for applicable periods.

  "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other Person's financial condition or to cause any other Person to achieve certain levels of operating results.

  "incur" has the meaning set forth in "--Certain Covenants--Limitation on Indebtedness," and the terms "incurrence," "incurred," and "incurring" shall have the meanings correlative to the foregoing.

  "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred or arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers acceptance or other similar credit transaction and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all Capitalized Lease Obligations of such Person, (v) all Indebtedness referred to in clauses (i) through (iv) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vi) all guarantees of Indebtedness by such Person, (vii) except for purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments," all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends and (viii) all obligations under Interest Rate Agreements, Currency Agreements or Commodity Price Protection Agreements of such Person (net of any payments owed to such Person thereunder to the extent such Person's obligations thereunder are subject to offset by the amount of payments owed to such Person thereunder), and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

  "Independent Financial Advisor" means a nationally recognized accounting, appraisal or investment banking firm (i) which does not, and whose directors, officers and employees or Affiliates do not have, a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

  "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount or any other arrangement involving payments by or to such Person based upon fluctuations in interest rates (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

  "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including by means of a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. Investments shall exclude (i) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and (ii) any property or assets received solely in consideration for the issuance of Capital Stock of the Company. In addition to the foregoing, any Currency Agreement, Interest Rate Agreement or similar agreement shall constitute an Investment in the net amount required to be set forth on such Person's balance sheet in accordance with GAAP. Upon the sale of any portion of the Capital Stock of any Restricted Subsidiary by the Company or any other Restricted Subsidiary, the Company or such other Restricted Subsidiary shall be deemed to have made an Investment in the amount of its remaining Investment, if any, in such Person.

  "Issue Date" means the original issue date of the Notes under the Indenture.

  "Lien" means any mortgage or deed of trust, charge, pledge, lien (statutory or other), privilege, security interest, hypothecation, cessation and transfer, lease of real property, assignment for security, claim, deposit arrangement, or preference or priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), whether real, personal or mixed, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

  "L. J. Melody" means L. J. Melody & Company, a Texas corporation.

  "Material Subsidiary" means each Restricted Subsidiary of the Company that is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act (as such regulation is in effect on the Issue Date).

  "Melody Loan Arbitrage Facility" means a credit facility provided to L. J. Melody by any depository bank in which L. J. Melody deposits payments made on mortgage loans for which L. J. Melody is servicer prior to distribution of such payments to or for the benefit of the holders of such loans, so long as (i) L. J. Melody applies all proceeds of loans made under such credit facility to purchase Cash Equivalents and (ii) all Cash Equivalents purchased by L. J. Melody with the proceeds of loans thereunder (and proceeds thereof and distributions thereon) are pledged to the depository bank providing such credit facility, and such bank has a first priority perfected security interest therein, to secure loans made under such credit facility.

  "Melody Mortgage Warehousing Facility" means the credit facility provided by Residential Funding Corporation ("RFC") or any substantially similar facility, pursuant to which RFC or another lender makes loans to L. J. Melody, the proceeds of which loans are applied by L. J. Melody to fund commercial mortgage loans originated and owned by L. J. Melody subject to an unconditional, irrevocable commitment to purchase such mortgage loans by the Federal Home Loan Mortgage Corporation, so long as loans made by RFC or such other lender to L. J. Melody thereunder are secured by a pledge of commercial mortgage loans made by L. J. Melody with the proceeds of such loans, and RFC or such other lender has a perfected first priority security interest therein, to secure loans made under such credit facility.

  "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provision for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve), all as reflected in an officers' certificate delivered to the Trustee and (b) with respect to any issuance or sale of shares of Capital Stock that have been converted into or exchanged for shares of Capital Stock as referred to under "--Certain Covenants--Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Pari Passu Indebtedness" means any Indebtedness of the Company which ranks pari passu in right of payment of the Notes.

  "Permitted Indebtedness" has the meaning set forth under "--Certain Covenants--Limitation on Indebtedness."

  "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and base utility and workers' compensation performance and other similar deposits; (c) loans and advances to vendors, employees and sales representatives, in each case, made in the ordinary course of business and not to exceed $12.5 million in the aggregate at any one time outstanding; (d) Interest Rate Agreements, Currency Agreements and Commodity Price Protection Agreements permitted under clause
(vi) or (vii) of the second paragraph under "--Certain Covenant--Limitation on Indebtedness"; (e) Investments represented by accounts receivable created or acquired in the ordinary course of business;

(f) Investments existing on the Issue Date and any renewal or replacement thereof on terms and conditions no less favorable in any respect than that existing on the Issue Date; (g) any Investment to the extent that the consideration therefor is Qualified Capital Stock of the Company; (h) bonds, notes, debentures or other securities or other non-cash proceeds received in connection with an Asset Sale permitted under "--Certain Covenants--Limitation on Sale of Assets," not to exceed 20% of the total consideration in such Asset Sale; (i) Indebtedness permitted under clauses (iv) and (v) of the second paragraph under "--Certain Covenants--Limitation on Indebtedness";
(j) Investments in any of the Notes or any other debt securities of the Company not otherwise prohibited by the Indenture; and (k) the initial Investment in any non-U.S. Person that becomes a Restricted Subsidiary, pursuant to which the Company or a Wholly-Owned Restricted Subsidiary acquires 90% or more of the voting and economic interests therein.

  "Permitted Melody Indebtedness" means Indebtedness of L. J. Melody under the Melody Loan Arbitrage Facility and the Melody Mortgage Warehousing Facility.

  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency, authority or political subdivision thereof.

  "Preferred Stock" means, with respect to any Person, Capital Stock of any class or, classes (however designated) of such Person which is preferred as to the payment of dividends or distributions or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over Capital Stock of any other class of such Person.

  "Public Equity Offering" has the meaning set forth under "--Optional Redemption--Optional Redemption upon Public Equity Offering."

  "Qualified Capital Stock" of any person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

  "Rating Agencies" means (i) Standard & Poor's Ratings Group and (ii) Moody's Investors Service, Inc. or (iii) if Standard & Poor's Ratings Group or Moody's Investors Service, Inc. or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for Standard & Poor's Ratings Group, Moody's Investors Service, Inc. or both, as the case may be.

  "Redeemable Capital Stock" means any class or series of Capital Stock to the extent that, either by its terms, by the terms of any security into which it is convertible or exchangeable, or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to such stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such Stated Maturity.

  "Reference Period" has the meaning set forth under the definition of "Consolidated Fixed Charge Coverage Ratio."

  "Related Business" means real estate services related businesses or a line of business reasonably related to the business conducted by the Company or any of its Subsidiaries at such time.

  "Restricted Payment" has the meaning set forth under "--Certain Covenants-- Limitation on Restricted Payments."

  "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a board resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "--Certain Covenants-- Limitations on

Unrestricted Subsidiaries." Any such Designation may be revoked by a board resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

  "Revocation" has the meaning set forth under "--Certain Covenants-- Limitations on Unrestricted Subsidiaries."

  "Revolving Credit Facility" means amended and restated credit agreement to be entered into on or about May 26, 1998 among the Company and Bank of America National Trust and Savings Association, as agent, and the other financial institutions party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements, pledge agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under the provisions of the Indenture described under "--Certain Covenants--Limitation on Indebtedness") or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

  "Senior Indebtedness" means, with respect to the Company, the principal of, premium, if any, and interest on any Indebtedness of the Company whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to any Indebtedness of the Company. Without limiting the generality of the foregoing, "Senior Indebtedness" will also include the principal of, premium, if any, and interest (including interest that would accrue but for the filing of a petition initiating any proceeding under any state or federal bankruptcy laws, whether or not such claim is allowable in such proceeding at the rate provided for in the documentation with respect thereto) on, and all other amounts owing in respect of, all obligations of every nature of the Company, from time to time owed to the lenders under the Revolving Credit Facility including, without limitation, principal of and interest on, and reimbursement obligations under letters of credit and all fees, expenses and indemnities payable under the Revolving Credit Facility. Notwithstanding the foregoing, "Senior Indebtedness" shall not include, to the extent constituting Indebtedness, (i) Indebtedness evidenced by the Notes (ii) Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Company, (iii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to the Company, (iv) Indebtedness which is represented by Redeemable Capital Stock, (v) Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade payables or other current liabilities (other than any current liabilities owing under the Revolving Credit Facility or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (v)), (vi) Indebtedness of or amounts owed by the Company for compensation to employees or for services rendered to the Company, (vii) any liability for federal, state, local or other taxes owed or owing by the Company, (viii) Indebtedness of the Company to a Subsidiary of the Company, and (ix) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture.

  "Stated Maturity" means, with respect to any Note or any installment of interest thereon, the dates specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest is due and payable.

  "Subordinated Indebtedness" means, with respect to the Company, Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

  "Subordinated Obligations" means Indebtedness represented by, and all obligations in respect of, the Notes and the payment of principal of, premium, if any, interest on, and all other amounts owing in respect of, the Notes.

  "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding shares of Voting Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of the shares of Voting Stock are at the time, directly or indirectly, owned by such first named Person.

  "Surviving Person" means, with respect to any Person involved in any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of its properties and assets as an entirety, the Person formed by or surviving such merger or consolidation or the Person to which such sale, assignment, conveyance, transfer or lease is made.

  "Transaction Date" has the meaning set forth under the definition of "Consolidated Fixed Charge Coverage Ratio."

  "Unrestricted Subsidiary" means each Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "-- Certain Covenants--Limitations on Unrestricted Subsidiaries," and each Subsidiary of each such Subsidiary of the Company. Any such designation may be revoked by a board resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

  "Unutilized Net Cash Proceeds" has the meaning set forth under "--Certain Covenants--Limitation on Sale of Assets."

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

  "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary of which 100% of the outstanding Capital Stock is owned by the Company and/or another Wholly-Owned Restricted Subsidiary. For purposes of this definition, any directors' qualifying shares shall be disregarded in determining the ownership of a Restricted Subsidiary.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), BancAmerica Robertson Stephens and NationsBanc Montgomery Securities LLC (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amount of Notes set forth opposite their names below. The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

        UNDERWRITER                                             PRINCIPAL AMOUNT
        -----------                                             ----------------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................   $103,425,000
   BancAmerica Robertson Stephens..............................     47,775,000
   NationsBanc Montgomery Securities LLC.......................     23,800,000
                                                                  ------------
        Total..................................................   $175,000,000
                                                                  ============

  The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of .25% of the principal amount of the Notes. The Underwriters may allow, and such dealers may re-allow, a discount not in excess of .125% of the principal amount of the Notes to certain other dealers. After the Offering, the public offering price, concession and discount may be changed by the Underwriters.

  The Notes will be a new issue of securities for which there currently is no market. Although the Underwriters have informed the Company that they each currently intend to make a market in the Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the liquidity of or development of any market for the Notes. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation thereof on any automated quotation system.

  The Company has agreed that, during a period of 180 days from the date of this Prospectus Supplement, it will not, and will not cause or permit any of its Subsidiaries to, without the prior written consent of Merrill Lynch, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Notes or any other debt securities of the Company or any of its Subsidiaries, or any securities convertible into or exchangeable or exercisable for any Notes or any such other debt securities, except for Notes sold to the Underwriters pursuant to the Purchase Agreement and except for certificates of deposit and repurchase agreements and reverse repurchase agreements entered into in the ordinary course of business.

  Until the distribution of the Notes is completed, rules of the SEC may limit the ability of the Underwriters to bid for and purchase the Notes. Pursuant to an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

  If the Underwriters create a short position in the Notes in connection with the Offering, i.e., if they sell more Notes than set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

  Neither the Company nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor any of the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The participation of the Underwriters in the offer and sale of the Notes will comply with the requirements of Rules 2710(c)(8) and 2720(c)(3) of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting securities of a company with which a member of the NASD or its associated persons, parent or affiliates have a conflict of interest. An affiliate of BancAmerica Robertson Stephens will receive more than 10% of the net proceeds of the Offering as repayment of indebtedness. Accordingly, Merrill Lynch is acting as a "qualified independent underwriter" in connection with the offer and sale of the Notes and is assuming the responsibilities of acting as a qualified independent underwriter in pricing the Offering and conducting due diligence.

  The Underwriters, agents or their controlling persons may engage in transactions with and perform services for the Company in the ordinary course of business. Merrill Lynch has from time to time provided investment banking services to the Company in connection with various transactions and proposed transactions. In addition, Merrill Lynch and NationsBanc Montgomery Securities acted as underwriters in the Company's initial public offering of Common Stock. Merrill Lynch also acted as advisor to the Company in connection with the acquisition of Koll. Bank of America NT&SA, an affiliate of BancAmerica Robertson Stephens, acts as administrative agent under the Company's Revolving Credit Facility and will act as administrative agent under the Amended Revolving Credit Facility.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the Notes offered hereby will be passed upon for the Company by Pillsbury Madison & Sutro LLP, Los Angeles, California and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements and related schedules of the Company and subsidiaries as of December 31, 1997 and December 31, 1996 and for each of the three years in the period ended December 31, 1997 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, included or incorporated in this Prospectus Supplement and the accompanying Prospectus by reference have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are included or incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES
 CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Public Accountants................................  F-2
  Consolidated Balance Sheets as of December 31, 1997, and 1996...........  F-3
  Consolidated Statements of Operations for the Years Ended December 31,
   1997, 1996 and 1995....................................................  F-4
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1997, 1996 and 1995....................................................  F-5
  Consolidated Statements of Stockholders' Equity (Deficit) for the Years
   Ended December 31, 1997, 1996 and 1995.................................  F-7
  Notes to Consolidated Financial Statements..............................  F-8
SCHEDULES SUPPORTING THE CONSOLIDATED FINANCIAL STATEMENTS
  I--Condensed Financial Information of Registrant........................ F-27
  II--Valuation and Qualifying Accounts................................... F-28

  All other schedules are not submitted because either they are not applicable, not required or the information required is included in the Consolidated Financial Statements, including the notes thereto.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of CB Commercial Real Estate Services Group, Inc.:

  We have audited the accompanying consolidated balance sheets of CB Commercial Real Estate Services Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CB Commercial Real Estate Services Group, Inc. and subsidiaries as of December 31, 1997, and 1996, and the results of their operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index to consolidated financial statements are presented for purposes of complying with the Securities and Exchange Commissions rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Los Angeles, California
February 14, 1998

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                             DECEMBER 31,
                                                          --------------------
                                                            1997       1996
                                                          ---------  ---------
                         ASSETS
Current Assets:
 Cash and cash equivalents............................... $  47,181  $  49,328
 Receivables, less allowance of $8,980 and $4,423 for
  doubtful accounts at December 31, 1997 and 1996,
  respectively...........................................    77,734     40,927
 Deferred taxes..........................................     2,890     16,257
 Prepaid expenses........................................     9,819      1,685
 Other assets............................................    12,789      5,755
                                                          ---------  ---------
   Total current assets..................................   150,413    113,952
Property and equipment, net..............................    50,309     40,835
Goodwill, net of accumulated amortization of $13,561 and
 $7,563 at December 31, 1997 and 1996....................   196,358     65,362
Other intangible assets, net of accumulated amortization
 of $261,519 and $253,061 at December 31, 1997 and 1996..    43,026     10,521
Inventoried property.....................................     7,355      7,355
Deferred taxes...........................................    34,967     35,146
Other assets, net........................................    22,763      5,773
                                                          ---------  ---------
   Total assets.......................................... $ 505,191  $ 278,944
                                                          =========  =========
     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
 Compensation and employee benefits...................... $  56,389  $  38,747
 Accounts payable and accrued expenses...................    61,345     28,020
 Reserve for bonus and profit sharing....................    33,538     21,414
 Current maturities of long-term debt....................     4,949     15,314
 Current portion of capital lease obligations............     1,655      2,510
                                                          ---------  ---------
   Total current liabilities.............................   157,876    106,005
                                                          ---------  ---------
Long-term debt, less current maturities:
 Senior term loans.......................................   136,551     65,528
 Senior subordinated term loans..........................       --      72,872
 Inventoried property loan...............................     7,470      7,470
 Other long-term debt....................................     2,083      2,659
                                                          ---------  ---------
   Total long-term debt..................................   146,104    148,529
                                                          ---------  ---------
Other long-term liabilities..............................    35,768     25,830
                                                          ---------  ---------
   Total liabilities.....................................   339,748    280,364
                                                          ---------  ---------
Minority interest........................................     7,672         95

Commitments and contingencies

Stockholders' Equity (Deficit):
 Preferred stock, $.01 par value.........................        40         40
 Common stock, $.01 par value............................       188        133
 Additional paid-in capital..............................   333,981    198,026
 Notes receivable from sale of stock.....................    (5,956)    (5,109)
 Accumulated deficit.....................................  (170,482)  (194,605)
                                                          ---------  ---------
   Total stockholders' equity (deficit)..................   157,771     (1,515)
                                                          ---------  ---------
   Total liabilities and stockholders' equity (deficit).. $ 505,191  $ 278,944
                                                          =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                 YEAR ENDED DECEMBER 31,
                                           ------------------------------------
                                              1997        1996         1995
                                           ----------- -----------  -----------
Revenue................................... $   730,224 $   583,068  $   468,460
Costs and expenses:
  Commissions, fees and other incentives..     365,705     292,266      239,018
  Operating, administrative and other.....     274,447     228,799      187,968
  Merger related and other non-recurring
   charges................................      12,924         --           --
  Depreciation and amortization...........      18,060      13,574       11,631
                                           ----------- -----------  -----------
Operating income..........................      59,088      48,429       29,843
Interest income...........................       2,598       1,503        1,674
Interest expense..........................      15,780      24,123       23,267
                                           ----------- -----------  -----------
Income before provision (benefit) for
 income tax...............................      45,906      25,809        8,250
Provision for income tax..................      20,558      11,160          841
Reduction of valuation allowances.........         --      (55,900)         --
                                           ----------- -----------  -----------
Net provision (benefit) for income tax....      20,558     (44,740)         841
                                           ----------- -----------  -----------
Income before extraordinary items.........      25,348      70,549        7,409
Extraordinary items, net..................         951         --           --
                                           ----------- -----------  -----------
Net income................................ $    24,397 $    70,549  $     7,409
                                           =========== ===========  ===========
Net income applicable to common
 stockholders............................. $    20,397 $    69,549  $     7,409
                                           =========== ===========  ===========
Basic earnings per share.................. $      1.34 $      5.05  $      0.55
                                           =========== ===========  ===========
Weighted average shares outstanding for
 basic earnings per share.................  15,237,914  13,783,882   13,499,862
                                           =========== ===========  ===========
Diluted earnings per share................ $      1.28 $      4.99  $      0.55
                                           =========== ===========  ===========
Weighted average shares outstanding for
 diluted earnings per share...............  15,996,929  14,126,636   13,540,541
                                           =========== ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                               YEAR ENDED DECEMBER 31,
                                              ----------------------------
                                                1997      1996      1995
                                              --------  --------  --------
Cash flows from operating activities:
  Net income................................  $ 24,397  $ 70,549  $  7,409
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization excluding
     deferred financing costs...............    18,060    13,574    11,631
    Amortization of deferred financing
     costs..................................       983     2,840     1,392
    Extraordinary items, net................       951       --        --
    Equity interest in (earnings) loss of
     unconsolidated subsidiaries............       113      (145)      180
    Provision for litigation, doubtful
     accounts and other.....................     2,421     9,543       346
    Deferred interest.......................       --      6,927     7,738
    Deferred compensation...................     6,121     2,159     1,762
    Deferred taxes..........................    17,122   (46,128)      --
  (Increase) decrease in receivables........    (6,073)  (14,378)   (1,778)
  (Increase) decrease in prepaid expenses
   and other assets.........................   (10,634)      794       396
  Increase in compensation and employee
   benefits payable.........................    19,772    19,793     3,276
  Increase (decrease) in other operating
   liabilities..............................     7,602       166    (1,720)
                                              --------  --------  --------
      Net cash provided by operating
       activities...........................    80,835    65,694    30,632
                                              --------  --------  --------
Cash flows from investing activities:
  Purchases of property and equipment.......    (9,927)   (3,002)   (2,143)
  Proceeds from collections on notes
   receivable...............................     2,236     2,726       215
  Increase in intangibles and goodwill......    (8,478)   (1,321)      --
  Acquisitions of businesses including net
   assets acquired, intangibles and
   goodwill.................................     3,216    (8,625)  (22,376)
  Other investing activities, net...........    (5,065)     (684)     (584)
                                              --------  --------  --------
      Net cash used in investing activities.   (18,018)  (10,906)  (24,888)
                                              --------  --------  --------
Cash flows from financing activities:
  Proceeds from senior revolving credit
   line.....................................    16,000    21,000    14,000
  Repayment of senior revolving credit line.   (16,000)  (21,000)  (14,000)
  Proceeds from senior term loans...........   155,000       --        --
  Repayment of senior term loans............   (93,950)  (95,865)  (18,997)
  Repayment of other loans..................   (45,431)     (492)     (251)
  Proceeds from senior subordinated term
   loan.....................................       --        --     10,000
  Repayment of senior subordinated term
   loan.....................................   (74,872)   (6,044)      --
  Repayment of capital leases...............    (2,773)   (2,945)   (2,167)
  Proceeds from issuance of common stock....     2,430    79,540       --
  Other financing activities, net...........    (5,368)   (2,699)      (54)
                                              --------  --------  --------
      Net cash used in financing activities.   (64,964)  (28,505)  (11,469)
                                              --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents................................    (2,147)   26,283    (5,725)
Cash and cash equivalents, at beginning of
 period.....................................    49,328    23,045    28,770
                                              --------  --------  --------
Cash and cash equivalents, at end of period.  $ 47,181  $ 49,328  $ 23,045
                                              ========  ========  ========

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

                                                  YEAR ENDED DECEMBER 31,
                                                  ------------------------
                                                    1997    1996    1995
                                                  -------- ------- -------
Supplemental Data:
  Cash paid during the year for:
    Interest (none capitalized).................. $ 14,073 $25,899 $14,410
    Federal and state income taxes............... $  2,736 $ 1,284 $   497
  Non-cash investing and financing activities:
    Portion of Westmark acquisition financed by
     notes payable............................... $    --  $   --  $20,283
    Portion of L.J. Melody acquisition financed
     by notes payable............................ $    --  $ 3,667 $   --
    Equipment acquired under capital leases...... $  2,299 $ 1,701 $ 3,347
    Acquisition of Koll.......................... $132,873 $   --  $   --

  The accompanying notes are an integral part of these consolidated financial statements.

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                                   NOTES
                                            COMMON               RECEIVABLE
                                             STOCK    ADDITIONAL    FROM                  FOREIGN
                         PREFERRED COMMON   OPTIONS    PAID-IN    SALE OF   ACCUMULATED  CURRENCY
                           STOCK   STOCK  OUTSTANDING  CAPITAL     STOCK      DEFICIT   TRANSLATION   TOTAL
                         --------- ------ ----------- ---------- ---------- ----------- ----------- ---------
Balance, December 31,
 1994...................    $40     $ 89     $294      $107,708   $   --     $(272,679)    $ --     $(164,548)
 Net income.............    --       --       --            --        --         7,409       --         7,409
 Common stock issued for
  deferred compensation.    --         4      --          2,322       --           --        --         2,326
 Common stock options
  exercised.............    --       --       (31)           33       --           --        --             2
 Foreign currency
  translation gain......    --       --       --            --        --           --        123          123
                            ---     ----     ----      --------   -------    ---------     -----    ---------
Balance, December 31,
 1995...................     40       93      263       110,063       --      (265,270)      123     (154,688)
 Net income.............    --       --       --            --        --        70,549       --        70,549
 Common stock issued for
  deferred compensation
  and other incentives..    --         8      --          7,660    (5,109)         --        --         2,559
 Common stock options
  exercised.............    --       --        (4)          104       --           --        --           100
 Preferred dividend
  accrual...............    --       --       --         (1,000)      --           --        --        (1,000)
 Net proceeds from
  initial public
  offering..............    --        32      --         79,399       --           --        --        79,431
 Benefit of permanent
  deferred tax asset....    --       --       --          1,541       --           --        --         1,541
 Foreign currency
  translation loss......    --       --       --            --        --           --         (7)          (7)
                            ---     ----     ----      --------   -------    ---------     -----    ---------
Balance, December 31,
 1996...................     40      133      259       197,767    (5,109)    (194,721)      116       (1,515)
 Net income.............    --       --       --            --        --        24,397       --        24,397
 Common stock issued for
  deferred compensation
  and other incentives..    --       --       --          4,707      (897)         --        --         3,810
 Collection on stock
  subscription notes....    --       --       --            --         50          --        --            50
 Common stock issued for
  Koll acquisition......    --        52      --        132,821       --           --        --       132,873
 Common stock options
  exercised.............    --         3      (17)        2,444       --           --        --         2,430
 Preferred dividend
  accrual...............    --       --       --         (4,000)      --           --        --        (4,000)
 Foreign currency
  translation loss......    --       --       --            --        --           --       (274)        (274)
                            ---     ----     ----      --------   -------    ---------     -----    ---------
Balance, December 31,
 1997...................    $40     $188     $242      $333,739   $(5,956)   $(170,324)    $(158)   $ 157,771
                            ===     ====     ====      ========   =======    =========     =====    =========

  The accompanying notes are an integral part of these consolidated financial statements.

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION AND ACQUISITIONS

  Organization. CB Commercial Real Estate Services Group, Inc. (formerly CB Commercial Holdings, Inc.) ("CB Commercial") was organized to acquire Coldwell Banker Commercial Group, Inc. and had no operations prior to the acquisition on April 19, 1989 (the "Acquisition"). In 1991 Coldwell Banker Commercial Group, Inc. was renamed CB Commercial Real Estate Group, Inc. On November 25, 1996, CB Commercial completed an initial public offering (the "Offering") of 4,347,000 shares of common stock, par value $.01 per share (the "Common Stock"). The net proceeds from the Offering of $79.5 million were used to repay a portion of CB Commercial's then outstanding senior secured indebtedness and senior subordinated indebtedness. CB Commercial is a holding company that conducts its operations primarily through CB Commercial Real Estate Group, Inc. and its subsidiaries (collectively the "Company").

  Nature of operations. The Company provides a full range of services to commercial real estate tenants, owners, and investors including: (i) brokerage (commercial property sales and leasing) ("Brokerage Services"), (ii) outsourcing, transaction management, advisory services and facilities management (collectively, "Corporate Services"), (iii) property management ("Institutional Management Services"), and (iv) investment property services (acquisitions and sales on behalf of investors), mortgage loan origination and servicing, investment management and advisory services, valuation and appraisal services and real estate market research (collectively, "Financial Services"). The Company's diverse client base includes local, national and multinational corporations, financial institutions, pension funds and other tax exempt entities, local, state and national governmental entities, and individuals.

  A significant portion of the Company's revenue is transactional in nature and seasonal. Historically, this seasonality has caused the Company's revenue, operating income and net income to be lower in the first two calendar quarters and higher in the third and fourth calendar quarters of each year.

  Acquisitions. Effective August 28, 1997 the Company purchased Koll Real Estate Services ("Koll") through a merger. Under the terms of the agreement, CB Commercial exchanged 5,187,737 shares of its common stock and 407,087 stock options, as well as warrants to purchase an additional 599,967 shares at $30.00 per share, subject to adjustment, for all of the outstanding stock and stock options of Koll. The transaction, a tax-free reorganization accounted for as a purchase, resulted in the issuance of equity valued at approximately $132.9 million and the assumption of debt and minority interest of approximately $57.4 million as of August 28, 1997. The initial purchase price in excess of the net identifiable assets acquired totaled $95.3 million including $20.0 million relating to incentive fees on investments fund partnerships which will be earned as assets within the funds are sold and is included, net of amortization, in goodwill and other intangible assets, respectively, on the accompanying balance sheet. Goodwill is being amortized on a straight line basis over 30 years. In the third quarter of 1997 CB Commercial recorded the effects of a charge for merger related costs of $11.2 million, which is included in total merger related costs of $12.9 million. These charges represent $8.8 million of accrued merger costs including costs of future lease obligations on redundant assets and severance costs and $2.4 million of merger related incentive payments to Westmark Realty Advisors L.L.C. ("Westmark") sellers.

  The merger did not include several other entities which use the Koll name, including, but not limited to, Koll Construction, Koll Real Estate Group (the development and investment company) and Koll International (resorts and recreational developments).

  Effective July 1, 1996, CB Commercial Mortgage Company, Inc. ("CB Mortgage"), a wholly-owned subsidiary of the Company, acquired all of the outstanding capital stock of L.J. Melody & Company, a Texas corporation, and L.J. Melody & Company of California, a Texas corporation ("LJMCal"). On July 9, 1996, CB

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

Mortgage merged into L.J. Melody & Company. As a result, LJMCal became a wholly-owned subsidiary of, and subsequently merged into, L.J. Melody & Company. L.J. Melody & Company ("L.J. Melody") is a commercial mortgage banking firm engaged in mortgage loan origination and loan servicing, headquartered in Houston, Texas. The purchase consideration for L.J. Melody was $15.0 million, including a $2.3 million contingent note to the principal seller bearing 10.0% interest with principal payments starting in 1998, $9.0 million in cash and $3.7 million in additional senior notes to the sellers. The notes bore interest of 10.0% per annum, with maturities through July 2001. The $2.3 million note has been accounted for as compensation over the term of the note as the payment of this note was contingent upon the principal seller's continued employment with the Company. In October 1997 the Company paid the outstanding balance of the senior and contingent notes related to the L.J. Melody acquisition of $1.1 million and $3.0 million, respectively. Of this amount, $1.7 million was related to the acceleration of a contingent note and is included in merger related and other non-recurring charges in the accompanying statements of operations.

  The L.J. Melody acquisition was accounted for as a purchase. The Company allocated approximately $3.7 million of the total purchase price to identifiable intangible assets, consisting of loan servicing and asset management contracts, trade name, a covenant not to compete and other intangibles. The remaining $9.0 million and a $1.5 million deferred tax liability resulting from the acquisition were recorded to goodwill. The intangibles are being amortized over their estimated useful lives or the lives of the underlying contracts, as applicable, over periods ranging from three to 13 years. Goodwill is being amortized on a straight line basis over 30 years.

  On June 30, 1995 CB Commercial Real Estate Group, Inc., through a general partnership ("WREAP") in which it directly or indirectly owns all of the partnership interests, acquired Westmark Realty Advisors L.L.C. ("Westmark"). Westmark is an investment management and advisory business headquartered in Los Angeles. The purchase price consisted of an aggregate initial purchase price of $37.5 million plus $2.9 million in net liabilities assumed and an additional $1.0 million in costs related to the Westmark acquisition. Approximately $20.0 million ($18.9 million at December 31, 1997) of the $37.5 million is payable to the sellers ("Westmark Senior Notes") over periods ranging from one to five years. The sellers were also entitled to a supplemental purchase price based on the operating results of Westmark payable over a period of six years and subject to a maximum aggregate payment of $18.0 million. As of December 31, 1996 approximately $2.8 million of the supplemental purchase price was earned and recorded as additional goodwill. In August 1997 the Company agreed to buy out the remaining Westmark supplemental purchase price for $11.1 million. The Company paid $4.0 million of the supplemental purchase price on August 15, 1997. The remaining payments were made on January 15, 1998 and February 14, 1998 for $5.0 million and $2.1 million, respectively. The supplemental purchase price is being amortized over Westmark goodwill's remaining estimated useful life, initially 30 years. Approximately $17.5 million of the purchase price was paid in cash using $7.5 million contributed to WREAP by CB Commercial Real Estate Group, Inc. and $10.0 million of proceeds from a senior subordinated loan ("Westmark Senior Subordinated Loan"). In November 1996 the terms of the Westmark Senior Subordinated Loan were amended to provide for interest to be payable quarterly on a current basis at a rate of 11.0%, effective June 30, 1995, and to provide for quarterly amortization payments by CB Commercial Real Estate Group, Inc. of $500,000. Prior to the amendments, interest accrued on the Westmark Senior Subordinated Loan at the original interest rate of 20.0%. Interest in excess of 11.0% was forgiven upon the payment of the Westmark Senior Subordinated Loan in full with the proceeds of the Revolving Credit Facility in August 1997. (See Note 6)

  In August 1997 the Company also agreed to buy out an incentive plan related to the Westmark supplemental purchase price for $2.4 million, which was paid in August 1997. The buy out is included in merger related and other non-recurring charges in the accompanying statement of operations and in accounts payable and accrued expenses in the accompanying balance sheets as of December 31, 1997.

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

  The Westmark acquisition was accounted for as a purchase. The Company has allocated approximately $6.9 million of the initial purchase price of $41.4 million to identifiable intangible assets acquired, consisting of asset management contracts, employment agreements, and trade name and the remaining $34.5 million was recorded as goodwill. The intangibles are being amortized over their estimated useful lives of 6, 5 and 10 years, respectively. Based on the nature of the business, Westmark's market position, its workforce and other factors, management estimates that the goodwill resulting from this acquisition has a useful life of approximately 30 years and will be amortized on a straight line basis over this period.

  The assets and liabilities of the acquired companies, along with the related goodwill, intangibles and indebtedness, are reflected in the accompanying consolidated financial statements as of December 31, 1997 and 1996. The results of operations of the acquired companies are included in the consolidated results from the dates they were acquired. The following table presents summarized pro forma results of operations of the Company for the years ended December 31, 1997, 1996 and 1995, assuming the L.J. Melody and Westmark acquisitions had occurred on January 1, 1995 and the Koll Real Estate Services acquisition had occurred on January 1, 1996 (amounts in thousands except per share data):

                                                       YEAR ENDED DECEMBER 31,
                                                      --------------------------
                                                        1997     1996     1995
                                                      -------- -------- --------
                                                             (UNAUDITED)
   Revenue........................................... $817,911 $701,301 $489,684
   Net income........................................    5,092   68,068    4,903
   Net income applicable to common stockholders......    1,092   67,068    4,903
   Earnings per share
     Basic...........................................     0.06     3.53     0.36
     Diluted.........................................     0.06     3.52     0.36

  The proforma results do not necessarily represent results which would have occurred if the acquisitions had taken place on the basis assumed above, nor are they indicative of the results of future combined operations. The amounts are based upon certain assumptions and estimates, and do not reflect any benefit from economies which might be achieved from combined operations. Further, Koll historical results for the first eight months of 1997 include certain non-recurring adjustments.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Cash and Cash Equivalents

  Cash and cash equivalents consist of cash and highly liquid investments with an original maturity of less than three months.

 Goodwill and other Intangible Assets

  Goodwill at December 31, 1997 consisted of $176.1 million related to the 1995, 1996 and 1997 acquisitions which is being amortized over an estimated useful life of 30 years and $20.3 million related to the Company's original acquisition in 1989 which is being amortized over an estimated useful life of 40 years.

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


  Other intangible assets at December 31, 1997 included approximately $2.2 million of deferred financing costs and $40.8 million of intangibles stemming from the L.J. Melody, Westmark and Koll acquisitions.

  The Company periodically evaluates the recoverability of the carrying amount of goodwill and other intangible assets. In this assessment, the Company considers macro market conditions and trends in the Company's relative market position, its capital structure, lender relationships and the estimated undiscounted future cash flows associated with these assets. If any of the significant assumptions inherent in this assessment materially change due to market, economic and/or other factors, the recoverability is assessed based on the revised assumptions and resultant undiscounted cash flows. If such analysis indicates impairment, it would be recorded in the period such changes occur based on the fair value of the goodwill and other intangible assets. In the third quarter 1997, the Company wrote off the remaining Langdon Rieder goodwill of $2.1 million, which has been recorded to amortization expense in the accompanying statement of operations.

 Investments in Unconsolidated Subsidiaries

  Investments in unconsolidated subsidiaries in which the Company does not have majority control are accounted for under the equity method. (See Note 4)

 Income Recognition

  Real estate commissions on sales are recorded as income upon close of escrow or upon transfer of title. Real estate commissions on leases are generally recorded as income upon the earlier of date of occupancy or cash receipt unless significant future contingencies exist. Realty advisor incentive fees are recognized when earned under the provisions of the related advisory agreements. Other commissions and fees are recorded as income at the time the related services have been performed unless significant future contingencies exist.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that these estimates provide a reasonable basis for the fair presentation of its financial condition and results of operations.

 Certain Significant Estimates

  Deferred Taxes. The Company has net deferred tax assets of approximately $67.8 million at December 31, 1997, of which $29.9 has been reserved through a valuation allowance. The valuation allowance is based on management's conclusion regarding the realizability of this asset on a more likely than not basis, as defined in SFAS No. 109. In reaching this conclusion management considered the Company's past operating results, as well as the current year events and trends, including the impact if any, of the acquisitions that were concluded during the year as well as other factors. Management will continue to evaluate the appropriateness of all or part of this valuation allowance on a periodic basis and if its conclusions change with respect to realizability, any necessary adjustments will be made at that time. The impact of these adjustments, if any, could be material to the Company's financial statements. (See Note 9)

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

 Per Share Information

  In 1997 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, which establishes standards for computing and presenting earnings per share ("EPS"). As a result, earnings per share for 1996 and 1995 were restated as indicated below. Basic earnings per share was computed by dividing net income, less preferred dividend requirements, by the weighted average number of common shares outstanding during each year. The computation of diluted earnings per share further assumes the dilutive effect of stock options and, during periods when preferred stock was convertible, the conversion of the preferred stocks when dilutive. In 1997 the preferred stock was anti-dilutive. The adoption of SFAS No. 128 resulted only in changing the previously reported fully diluted earnings per share for 1996 from $4.97 per share to $4.99 per share.

  The following is a calculation of earnings per share for the years ended December 31 (in thousands, except share and per share data):

                                    1997                        1996                       1995
                          --------------------------  -------------------------- ------------------------
                                               PER-                        PER-                     PER-
                                              SHARE                       SHARE                    SHARE
                          INCOME     SHARES   AMOUNT  INCOME     SHARES   AMOUNT INCOME   SHARES   AMOUNT
                          -------  ---------- ------  -------  ---------- ------ ------ ---------- ------
BASIC EARNINGS PER SHARE
Net income before
 extraordinary items....  $25,348                     $70,549                    $7,409
Preferred stock
 dividends (see Note
 13)....................   (4,000)                     (1,000)                      --
                          -------                     -------                    ------
Income before
 extraordinary items
 applicable to common
 shareholders...........   21,348  15,237,914 $1.40    69,549  13,783,882 $5.05   7,409 13,499,862 $0.55
Extraordinary items,
 net....................     (951)            (0.06)      --                --      --               --
                          -------             -----   -------             -----  ------            -----
Income applicable to
 common shareholders....  $20,397             $1.34   $69,549             $5.05  $7,409            $0.55
                          =======             =====   =======             =====  ======            =====
DILUTED EARNINGS PER
 SHARE
Income before
 extraordinary items
 applicable to common
 shareholders...........  $21,348  15,237,914         $70,549  13,783,882        $7,409 13,499,862
Diluted effect of
 exercise of options
 outstanding............              759,015                      61,443                   40,679
Diluted effect of
 convertible preferred
 stock..................      --                                  281,311                      --
                          -------                     -------  ----------        ------ ----------
Income before
 extraordinary items
 applicable to common
 shareholders...........   21,348  15,996,929 $1.34    70,549  14,126,636 $4.99  $7,409 13,540,541 $0.55
Extraordinary items,
 net....................     (951)            (0.06)      --                --      --               --
                          -------             -----   -------             -----  ------            -----
Income applicable to
 common shareholders....  $20,397             $1.28   $70,549             $4.99  $7,409            $0.55
                          =======             =====   =======             =====  ======            =====

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


  The following items were not included in the computation of diluted earnings per share because their effect was anti-dilutive for the years ended December 31:

                                           1997             1996         1995
                                     ---------------- ----------------- -------
Stock options
  Outstanding.......................          845,500            70,000 960,000
  Price ranges......................    $31.00-$36.75            $20.00  $10.00
  Expiration ranges................. 4/21/07-11/17/07 11/24/06-11/25/06 4/18/99
Stock warrants
  Outstanding.......................          599,967               --      --
  Price ranges......................           $30.00               --      --
  Expiration........................          8/28/04               --      --
Convertible preferred shares
  Number of common shares at the
   applicable conversion ratio......        2,400,000               --      --

 New Accounting Pronouncements

  Effective January 1, 1997, the Company adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and SFAS No. 128, Earnings per Share. These standards did not have a material impact on the Company's financial statements.

 Reclassifications

  Certain reclassifications, which do not have an effect on net income, have been made to the 1996 and 1995 financial statements to conform to the 1997 presentation.

3. PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost and consists of the following (in thousands):

                                                               DECEMBER 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
   Land..................................................... $ 11,946  $ 11,946
   Buildings and improvements...............................   29,312    23,977
   Furniture and equipment..................................   46,066    36,672
   Equipment under capital leases...........................   11,916     9,617
                                                             --------  --------
                                                               99,240    82,212
   Accumulated depreciation and amortization................  (48,931)  (41,377)
                                                             --------  --------
   Property and equipment, net.............................. $ 50,309  $ 40,835
                                                             ========  ========

  The Company capitalizes expenditures that materially increase the life of the related assets and charges the cost of maintenance and repairs to expense. Upon sale or retirement, the capitalized costs and related accumulated depreciation or amortization are eliminated from the respective accounts, and the resulting gain or loss is included in operating income.

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


  Depreciation is computed primarily using the straight-line method over estimated useful lives ranging from 3 to 45 years. Leasehold improvements are amortized over the term of the respective leases, excluding options to renew. Equipment under capital leases is depreciated over the related term of the leases.

4. OTHER ASSETS

  Included in other assets at December 31, 1997 and 1996 are $3.0 million and $2.7 million, respectively, of investments in limited partnerships managed for a fee for institutional investors. The Company has a 1.0% general partnership interest in each of the limited partnerships which is accounted for under the equity method. Although the Company is the general partner of each limited partnership, it does not have majority control over investment decisions in any of the limited partnerships. Management fee income from the partnerships was approximately $7.9 million, $7.6 million and $6.4 million for the years ended December 31, 1997, 1996, and 1995, respectively. The limited partnerships' total assets were approximately $1.257 billion and $363.8 million and total liabilities were approximately $86.1 million and $72.6 million as of December 31, 1997, and 1996, respectively. The increased activity was primarily attributable to the additional investment fund partnerships related to the Koll acquisition. The Company's share of net income (loss) for the years ended December 31, 1997, 1996, and 1995 was not material.

  The Company contributed subscription notes payable to certain investee partnerships. The aggregate notes contributed to the investee partnerships totaled $5,079,000 as of December 31, 1997, of which $3,100,000 as of December 31, 1997 consist of nonrecourse notes that are netted with the investment balances. The remaining notes totaling $1,979,000 net of discounts of $351,000 at December 31, 1997 are recourse notes and are included in other long-term obligations. The notes accrue interest at the long-term applicable federal rate circulated by the Internal Revenue Service (6.31% at December 31, 1997). The notes mature upon the earlier of dates ranging from December 2005 to December 2006, or the termination of the respective investee partnerships. Principal and interest payments are to be made as distributions are received from the investee partnerships.

  The general partner capital contributions for certain partnerships are in the form of unsecured notes payable totaling approximately $0.8 million and $2.9 million at December 31, 1997, and 1996, respectively. (See Note 6)

  Also included in other assets are investments in unconsolidated subsidiaries as of December 31, 1997 and 1996. Investments in and advances to (from) unconsolidated subsidiaries are as follows (in thousands):

                                                              DECEMBER 31,
                                                         ----------------------
                                                         INTEREST  1997   1996
                                                         -------- ------ ------
   Koll Telecommunications L.L.C........................    30%   $2,032 $  --
   WPI/Koll Asia Pacific Advisors, L.L.C................    50     1,178    --
   CB Commercial Real Estate Group Canada Inc...........    25       843  1,743
   Koll Malaysia SDN BHD................................    50       756    --
   Koll Amata Co., LTD..................................    46       390    --
   Other................................................     *     1,391    232
                                                                  ------ ------
                                                                  $6,590 $1,975
                                                           ---    ====== ======

--------
* Various interests with varying ownership rates.

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


  Unaudited combined condensed financial information for the entities accounted for using the equity method is as follows (in thousands):

  Condensed Statement of Operations Information:

                                                              DECEMBER 31,
                                                        ------------------------
                                                          1997    1996    1995
                                                        -------- ------- -------
   Net revenue......................................... $ 36,091 $14,195 $11,710
   Income from operations..............................    8,915   2,313   1,214
   Net income..........................................    5,246     927     377

  Condensed Balance Sheet Information:

                                                          DECEMBER 31,
                                                        ----------------
                                                          1997    1996
                                                        -------- -------
   Current assets...................................... $ 33,745 $11,322
   Noncurrent assets...................................  142,770   2,298
   Current liabilities.................................   20,915   5,943
   Noncurrent liabilities..............................  143,816     677

  Equity interest in earnings (losses) of the unconsolidated subsidiaries of $(113,000), $145,000 and $180,000 for the years ended December 31, 1997, 1996 and 1995, respectively, have been included in "Operating, administrative and other" on the Consolidated Statements of Operations.

  Other assets also includes costs of $8.0 million, net of amortization, incurred by the Company to organize and structure investment funds in which the Company holds general partnership interests and for which the Company performs investment management and advisory services. Such costs are amortized using the straight-line method over the estimated period benefited of five years. Accumulated amortization totaled $673,000 at December 31, 1997. Other assets also includes certain long-term fees receivable of $1.5 million, net of allowances of $705,000 at December 31, 1997.

  In addition, included in other assets was a note receivable aggregating $2.2 million at December 31, 1996. During the third quarter of 1997, payment in full on this 9.5% note was received.

5. EMPLOYEE BENEFIT PLANS

  Option Plans. A total of 1,000,000 shares of common stock have been reserved for issuance under the CB Commercial Real Estate Services Group, Inc. 1990 Stock Option Plan. Prior to the Company's November 1996 public offering, options for 1,000,000 shares, at an exercise price of $10 per share, were granted pursuant to the plan and vest over one to four year periods, expiring at various dates through September 2001. In 1996, at the time of the Company's public offering, options for 40,000 shares were granted at a $20.00 exercise price. Options for 790,000 shares were outstanding as of December 31, 1997.

  A total of 600,000 shares of Common Stock have been reserved for issuance under the CB Commercial Real Estate Services Group, Inc. 1991 Service Providers Stock Option Plan. In 1991, below market options were granted to certain directors in partial payment of director fees. All options vested at grant date and expire at various dates through November 2006. During 1997 and 1996, options to purchase 2,287 and 467 shares, respectively, of Common Stock were exercised. In 1997, options to purchase 120,000 and 200,000 shares were

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

granted to certain directors and executive officers at $31.00 and $21.25 per share, respectively, and vest over a five year period. As of December 31, 1997, options to purchase 383,853 shares of Common Stock were outstanding.

  A total of 90,750 shares of Common Stock have been reserved for issuance under the L.J. Melody Acquisition Stock Option Plan, which was adopted by the Board of Directors in September 1996 as part of the July 1996 acquisition of L.J. Melody. Options for all such shares have been issued at an exercise price of $10.00 per share and vest over a period of five years at the rate of five percent per quarter. Options for 90,750 shares of Common Stock were outstanding as of December 31, 1997.

  In August 1997, in conjunction with the Koll acquisition, the Company approved the assumption of the options outstanding under the KMS (Koll) Holding Company Amended 1994 Stock Option Plan (now known as the Company's Substitute Option Plan ("CBCSP")), the Koll Acquisition Stock Option Plan ("KASOP") and the issuance of warrants. Under the CBCSP, 407,087 stock options were issued with exercise prices ranging from $12.89 to $18.04 in exchange for existing Koll options. These options were immediately exercisable. As of December 31, 1997, 52,776 options have been exercised. Under the KASOP, 550,000 stock options were issued to former senior executives of Koll who became employees or directors of the Company. Of the 550,000 stock options issued, 300,000 options have an exercise price of $22.75 and vest over three years beginning April 22, 2000 and 250,000 options were immediately exercisable at $36.75. As of December 31, 1997, 550,000 options were outstanding.

  A total of 700,000 shares of Common Stock have been reserved for issuance under the CB Commercial Real Estate Services Group, Inc. 1997 Employee Stock Option Plan which was approved by shareholders. An option for 40,000 shares, at an exercise price of $23.75, was granted and vests quarterly, expiring in March 2007. Options for 475,500 shares, at an exercise price of $33.50 per share, were granted pursuant to the plan and vest over one to five year periods, expiring in November 2007. Options for 515,500 shares were outstanding as of December 31, 1997.

  As allowed under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock based compensation plans. Under this method the Company does not recognize compensation expense for options that were granted at the market price of the underlying stock on the date of grant. Had compensation expense been determined consistent with SFAS No. 123, the Company's net income and per share information would have been reduced to the following pro forma amounts (in thousands except per share data):

                                                           1997    1996    1995
                                                          ------- ------- ------
   Net Income:
     As Reported......................................... $24,397 $70,549 $7,409
     Pro Forma...........................................  21,940  69,932  7,406
   Basic EPS:
     As Reported.........................................    1.34    5.05   0.55
     Pro Forma...........................................    1.18    5.00   0.55
   Diluted EPS:
     As Reported.........................................    1.28    4.99   0.55
     Pro Forma...........................................    1.12    4.95   0.55

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


  Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively: risk-free interest rates of 6.541%, 6.753% and 5.890% for the various plans. Expected volatility for each year is 36.67%. Dividend yield is excluded from the calculation since it is the present intention of the Company to retain all earnings for future acquisitions.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

  A summary of the status of the Company's option plans at December 31, 1997, 1996 and 1995 and changes during the years then ended is presented in the table and narrative below:

                                   1997                1996                1995
                            ------------------- ------------------- -------------------
                                       WEIGHTED            WEIGHTED            WEIGHTED
                                       AVERAGE             AVERAGE             AVERAGE
                                       EXERCISE            EXERCISE            EXERCISE
STOCK OPTIONS AND WARRANTS   SHARES     PRICE    SHARES     PRICE    SHARES     PRICE
--------------------------  ---------  -------- ---------  -------- ---------  --------
Outstanding beginning of
 the year...............    1,116,890   $10.32    996,607   $ 9.65  1,010,713   $ 9.61
Granted.................    1,792,587    25.98    180,750    13.87     20,000    10.00
Exercised...............     (225,063)   10.78    (10,467)    9.57     (4,106)    8.01
Forfeited/Expired.......          --       --     (50,000)   10.00    (30,000)   10.00
                            ---------   ------  ---------   ------  ---------   ------
Outstanding end of year.    2,684,414   $20.74  1,116,890   $10.32    996,607   $ 9.65
                            ---------   ------  ---------   ------  ---------   ------
Exercisable at end of
 year...................    1,412,800   $16.08    809,383   $ 9.55    886,607   $ 9.60
Weighted average fair
 value of options and
 warrants granted.......                $14.27              $ 5.36              $ 4.22

  Significant option and warrant groups outstanding at December 31, 1997 and related weighted average price and life information is presented below:

                                                                    EXERCISABLE
                            OUTSTANDING OPTIONS AND WARRANTS    OPTIONS AND WARRANTS
                          ------------------------------------- --------------------
                                          WEIGHTED     WEIGHTED             WEIGHTED
                                          AVERAGE      AVERAGE              AVERAGE
                            NUMBER       REMAINING     EXERCISE   NUMBER    EXERCISE
RANGE OF EXERCISE PRICES  OUTSTANDING CONTRACTUAL LIFE  PRICE   EXERCISABLE  PRICE
------------------------  ----------- ---------------- -------- ----------- --------
$00.31 - $10.00              874,603        4.19        $ 9.63     737,328   $ 9.56
$12.89 - $18.04              354,311        7.36         14.06     354,311    14.06
$20.00 - $36.75            1,415,500        9.54         29.15     315,161    33.43
                           ---------                    ------   ---------   ------
                           2,644,414                    $20.67   1,406,800   $16.04
                           =========                    ======   =========   ======

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


  Stock Purchase Plan. The Company has a restricted stock purchase plan covering certain key employees including senior management. A total of 550,000 shares of Common Stock have been reserved for issuance under the 1996 Equity Incentive Plan of CB Commercial Real Estate Services Group, Inc. The shares may be issued to senior executives for a purchase price equal to the greater of $10.00 per share or fair market value. The Company has sold 35,000 shares and 510,906 shares in 1997 and 1996, respectively. As of December 31, 1997, 545,906 shares were sold. The weighted average fair value of shares sold in 1997 was $23.50. The purchase price for shares under this plan must be paid either in cash or by delivery of a full recourse promissory note. The related promissory notes are also included in stockholders' equity.

  Bonuses. The Company has bonus programs covering certain key employees, including senior management. Awards are based on the position and performance of the employee and the achievement of pre-established financial, operating and strategic objectives. The amounts charged to expense for bonuses were $28.8 million, $19.0 million and $10.2 million for the years ended December 31, 1997, 1996, and 1995, respectively.

  Capital Accumulation Plan (the "Cap Plan"). The Cap Plan is a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code and is the Company's only such plan. Under the Cap Plan, each participating employee may elect to defer a portion of his or her earnings and the Company may make additional contributions from the Company's current or accumulated net profits to the Cap Plan in such amounts as determined by the Board of Directors. The Company expensed, in connection with the Cap Plan, $2.9 million, $1.9 million and $1.0 million for the years ended December 31, 1997, 1996, and 1995, respectively. (See Note 8)

  Deferred Compensation Plan (the "DCP"). In 1994 the Company implemented the DCP. Under the DCP, a select group of management and highly compensated employees can defer the payment of all or a portion of their compensation (including any bonus). The DCP permits participating employees to make an irrevocable election at the beginning of each year to receive amounts deferred at a future date either in cash, which accrues at a rate of interest determined in accordance with the DCP and is an unsecured long term liability of the Company, or in newly issued shares of Common Stock of the Company which elections are recorded as additions to Stockholders' Equity. For the year ended December 31, 1997, approximately $4.7 million and $1.7 million were deferred in cash (including interest) and stock, respectively. The accumulated deferrals as of December 31, 1997, were approximately $6.7 million in cash (including interest) and $4.7 million in stock for a total of $11.4 million, all of which was charged to expense in the period of deferral.

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


6. LONG-TERM DEBT

  Long-term debt consists of the following (in thousands):

                                                               DECEMBER 31,
                                                             -----------------
                                                               1997     1996
                                                             -------- --------
Revolving Credit Facility, with variable interest rates
 based on LIBOR plus
 1.0% (6.7786% weighted average at December 31, 1997)....... $120,000 $    --
Senior Term Loans, with variable interest rates based on
 LIBOR plus 2.5% (8.15625% weighted average at December 31,
 1996) Senior Term Loan.....................................      --    37,415
Mortgage Term Loan..........................................      --    18,000
Westmark Senior Notes, with interest ranging from 9.0% to
 12.0% through December 31, 2004 and at variable rates
 depending on the Company's credit facility rate thereafter,
 $2.309 million due June 30, 1998, $2.546 million due June
 30, 2008, with the remaining balance due June 30, 2010.....   18,861   19,771
L.J. Melody Senior Notes, with interest at 10.0%............      --     2,625
Senior Subordinated Term Loan, with variable interest rates
 based on LIBOR plus 0.25%, (5.90625% at December 31, 1996).      --    65,872
Westmark Senior Subordinated Loan, with interest at 11.0%...      --     9,000
Inventoried Property Loan, secured by inventoried property,
 with interest at short-term commercial paper borrowing rate plus 3.5% (9.1% and 9.0% at December 31, 1997 and 1996,
 respectively) due in full March 2, 1999....................    7,470    7,470
Koll Acquisition Obligations, with interest ranging from
 0.0% to 9.0%...............................................    3,944      --
Equipment Loan, secured by computer equipment with interest
 at the prime rate plus 0.5% (8.75% at December 31, 1996)...      --       164
L.J. Melody Contingent Note, with interest at 10%...........      --       667
Unsecured Notes Payable, with fixed interest at 10.0% and
 ranging from 6.0% to 13.0% at December 31, 1997 and 1996,
 respectively...............................................      778    2,859
                                                             -------- --------
  Total.....................................................  151,053  163,843
  Less current maturities...................................    4,949   15,314
                                                             -------- --------
  Total long-term maturities................................ $146,104 $148,529
                                                             ======== ========

  Annual aggregate maturities of long-term debt as of December 31, 1997 are as follows (in thousands): 1998--$4,949; 1999--$8,775; 2002--$120,000 and $17,329
thereafter.

  In August 1997 the Company refinanced substantially all of its outstanding debt through a credit agreement with Bank of America, as agent for a group of banks, which provided a $300.0 million five-year revolving credit facility ("Revolving Credit Facility") which is included in senior term loans in the accompanying balance sheet. The credit facility also provided for the refinancing of substantially all debt of Koll assumed pursuant to the merger and provides additional borrowing capacity for the Company for general corporate purposes (including acquisitions). The Company is subject to mandatory commitment reductions of $30 million, $60 million and $60 million on December 31 of the years 1999, 2000 and 2001, respectively. In the event that on any date the Company's loan commitment obligations exceed the combined commitments in effect on such date after giving effect to the mandatory reductions, the Company shall, on such date, make mandatory repayment of the loans in a principal amount equal to such excess. Payment in full of all outstanding amounts under the credit facility will be no later than October 31, 2002. As of December 31, 1997 the outstanding balance of $120.0 million consists of various borrowings pursuant to the Revolving Credit Facility. The Revolving Credit Facility bears interest at

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

a rate of LIBOR plus 1.0%, and is payable upon the maturity of the various underlying revolving loans, which is currently between one and three months.

  In November 1996 approximately $74.4 million was used from the Offering to repay a portion of the indebtedness under the Senior Secured Credit Agreement and $5.0 million was used to pay accrued and unpaid interest on the indebtedness outstanding under the Senior Subordinated Credit Agreement from the net proceeds of the Offering. Also, in connection with the Offering, the Senior Secured Credit Agreement was amended to provide for interest at the rate of LIBOR plus 2.5% payable quarterly on a current basis and the senior subordinated credit terms were amended to provide for interest payable on a current basis commencing January 1, 1997. The senior secured indebtedness and senior subordinated indebtedness were prepaid on August 28, 1997 with proceeds from the Revolving Credit Facility.

  Borrowings under the Revolving Credit Facility are guaranteed by CB Commercial and all the common stock of CB Commercial Real Estate Group, Inc. is pledged to secure the guarantee.

  The Revolving Credit Facility contains numerous restrictive covenants that, among other things, limit the Company's ability to incur or repay other indebtedness, make advances or loans to subsidiaries and other entities, make capital expenditures, incur liens, enter into mergers or effect other fundamental corporate transactions, sell its assets, or declare dividends. In addition, the Company is required to meet certain ratios relating to its adjusted net worth, level of indebtedness, fixed charges and interest coverage. The Company is in compliance with all covenants as of December 31, 1997.

  See Note 1 for indebtedness regarding the Westmark, Langdon Reider, L.J. Melody and Koll acquisitions.

7. COMMITMENTS AND CONTINGENCIES

  The Company is a party to a number of pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. In August 1993, a former commissioned salesperson of the Company filed a lawsuit against the Company in the Superior Court of New Jersey, Bergin County, alleging gender discrimination and wrongful termination by the Company. On November 20, 1996 a jury returned a verdict against the Company, awarding $6.5 million in general and punitive damages to the plaintiff. The Company hired new counsel and in January 1997 filed motions for a new trial, reversal of the verdict and reduction of damages. On March 27, 1997 the trial court denied the Company's motions and awarded the plaintiff $638,000 in attorneys' fees and costs. The Company has been advised by appellate counsel that it has a meritorious basis to pursue an appeal of the verdict, which the Company has done. The Company recorded an initial accrual in connection with this matter of $250,000 in 1994 and increased the accrual to $800,000 in 1995 which represented the Company's estimate of its loss exposure for this matter based on its assessment and analysis as of those dates. In 1996, further adjustments were made to the reserve to reflect the Company's estimate of ultimate loss, if any. The Company believes its reserves for this case at December 31, 1997 are adequate. Based on available cash and anticipated cash flows, the Company believes that the ultimate outcome will not have an impact on the Company's ability to carry on its operations. Management believes that any liability to the Company that may result from disposition of pending lawsuits will not have a material effect on the consolidated financial position or results of operations of the Company.

  Future minimum rental commitments for noncancelable operating leases at December 31, 1997, are as follows (in thousands): 1998--$26,647; 1999-- $22,939; 2000--$19,214; 2001--$15,157; 2002--$11,240 and $24,527 thereafter.

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


  Future minimum lease commitments for noncancelable capital leases at December 31, 1997 are as follows (in thousands): 1998--$1,655; 1999--$1,260;
and 2000--$483. The interest portion of the lease payments totals $101,000. Capital lease payments due within one year are classified as current liabilities.

  Substantially all leases require the Company to pay maintenance costs, insurance and property taxes, and generally may be renewed for five year periods. Total rental expense under noncancelable operating leases was $24.3 million, $18.1 million and $22.5 million for the years ended December 31, 1997, 1996 and 1995, respectively.

8. STOCKHOLDERS' EQUITY

  On November 25, 1996 the Company provided liquidity to its common stockholders by publicly registering its common stock and raised additional capital in the Offering. The Company issued 4,347,000 shares of common stock in the Offering at $20.00 per share. The proceeds from the Offering totalled $79.5 million, net of a $6.1 million underwriters' discount and $1.4 million in estimated offering expenses, all of which has been recorded to equity. The proceeds were used to repay $74.4 million and $5.0 million of the Company's senior secured and subordinated indebtedness, respectively. The Company recapitalized its various classes of stock in conjunction with the Offering.

  In August 1997, in conjunction with the Koll acquisition, the Company approved the issuance of 599,967 warrants. Of the outstanding warrants, 43,644 are attached to Common Stock obtainable under the CBCSP and 556,323 are attached to shares of outstanding Common Stock. Each warrant is exercisable into one share of Common Stock at an exercise price of $30.00 (subject to adjustment) commencing on August 28, 2000 and expiring on August 27, 2004. As of December 31, 1997, 599,967 warrants issued were outstanding.

  Effective October 1, 1996 the preferred stock accrued dividends at the rate of $1.00 per share per annum. Accrued dividends as of December 31, 1997 were $5.0 million and are included in other long-term liabilities in the accompanying balance sheet. On January 27, 1998 the Company repurchased all 4,000,000 shares of its preferred stock for $77.4 million, including $5.0 million in previously accrued dividends.

  In 1997 the Company issued 5,187,737 shares of Common Stock in the Koll Acquisition, 35,000 shares to certain key employees in connection with the 1996 Equity Incentive Plan, 82,740 shares with a stated value of approximately $1.9 million to the Cap Plan for the year ended December 31, 1996 and 225,063 shares in connection with stock option plans.

9. INCOME TAXES

  The regular federal income tax return loss carryforward is $133.6 million as of December 31, 1997, expiring in the years 2005 through 2008 as follows: $4.7 million--2005; $76.2 million--2006; $38.0 million--2007; and $14.7 million--
2008. The unexpired loss carryforward for federal alternative minimum tax purposes is $129.6 million as of December 31, 1997 primarily due to depreciation differences. Use of the federal alternative minimum tax loss carryforward is limited to the lesser of 90.0% of the year's alternative minimum taxable income or the remaining alternative minimum tax loss carryforward. The current federal tax includes alternative minimum tax paid. The payment of alternative minimum tax creates credit carryforwards which total $2.2 million as of December 31, 1997. Such credit carryforwards do not expire. Loss carryforwards for state income tax purposes expire in various states beginning in 1995, 1996, 1997 and thereafter.

  The ability of the Company to utilize NOLs will be limited in 1998 and subsequent years as a result of the Company's 1996 public offering, the 1997 Koll acquisition and the 1998 repurchase of preferred stock which

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

cumulatively caused a more than 50.0% change of ownership within a three year period. As a result of the limitation, the Company will only be able to use approximately $26.0 million of its NOL in 1998 and each subsequent year. The availability of NOLs is, in any event, subject to uncertainty since their validity is not reviewed by the Internal Revenue Service until such time as they are utilized to offset taxable income.

  The tax provision for the years ended December 31, 1997, 1996 and 1995 excluding the tax impact on extraordinary items of $0.7 million, consisted of the following (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1997      1996     1995
                                                     -------  --------  -------
   Federal:
     Current........................................ $ 1,243  $    730  $   503
     Deferred tax...................................  17,436     9,522    1,231
     Reduction of valuation allowances..............     --    (55,900)  (1,231)
                                                     -------  --------  -------
                                                      18,679   (45,648)     503
   State:
     Current........................................   2,193       658      338
     Deferred tax...................................    (314)      250      209
     Reduction of valuation allowances..............     --        --      (209)
                                                     -------  --------  -------
                                                       1,879       908      338
                                                     -------  --------  -------
                                                     $20,558  $(44,740) $   841
                                                     =======  ========  =======

  The following is a reconciliation, stated as a percentage of pre-tax income, of the U.S. statutory federal income tax rate to the Company's effective tax rate on income from operations:

                                                      YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                    1997      1996       1995
                                                   -------   --------   -------
   Federal statutory tax rate.....................      35%        35%       34%
   Permanent differences, including goodwill,
    meals and entertainment.......................       7          5        14
   State taxes, net of federal benefit............       2          4         3
   Utilization of previously unrecognized net
    operating losses..............................                --        (41)
   Reduction of valuation allowances and other....       1       (217)      --
                                                   -------   --------   -------
   Effective tax rate.............................      45%      (173)%      10%
                                                   =======   ========   =======

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


  Beginning in 1992, the Company implemented SFAS No. 109, the modified liability method of accounting for income taxes. Until the third quarter of 1996, the resulting net deferred tax asset had been fully reserved. Cumulative tax effects of temporary differences are shown below as of December 31, 1997 and 1996 (in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                    -----------------------
                                                       1997         1996
                                                    -----------  ----------
   Asset (Liability)
   Property and equipment.......................... $   1,272    $ 1,952
   Reserves for bad debts, building write down,
    legal expenses.................................    14,849      6,386
   Intangible amortization.........................   (10,170)     1,060
   Bonus, unexercised restricted stock, deferred
    compensation...................................     6,820      2,907
   Partnership income..............................     4,643        584
   Debt modification...............................       135      1,871
   Net operating loss and alternative minimum tax
    credit carryforwards...........................    49,003     65,257
   Unconsolidated affiliates.......................      (173)      (218)
   Acquisitions....................................    (1,248)    (1,435)
   All other, net..................................     2,627       (582)
                                                    ---------  ---------
   Net deferred tax asset before valuation
    allowances.....................................    67,758     77,782
   Valuation allowances............................   (29,901)   (26,379)
                                                    ---------  ---------
   Net deferred tax asset.......................... $  37,857  $  51,403
                                                    =========  =========

  Management evaluates the appropriateness of all or part of these valuation allowances on a periodic basis and if the Company concludes there is a change with respect to realizability, any necessary adjustments are made at that time. As of September 30, 1996 the Company had experienced continuing profitability due to a variety of reasons, including the strength of the commercial real estate markets. In addition, the Company had operated Westmark for one full year since acquiring Westmark in June 1995, and as a result had concluded that Westmark should make a positive contribution to the Company's consolidated taxable income. Finally, the acquisition of L.J. Melody in July 1996 is expected to make a positive contribution to the Company's consolidated taxable income. As a result of these factors, during the third quarter of 1996, the Company projected, on a more likely than not basis, that a portion of its NOL would be realizable in future periods and, accordingly, reduced its existing deferred tax asset valuation allowances by $45.7 million of which $5.3 million has been allocated to the purchase price of L.J. Melody based on its estimated future potential to generate taxable income, and the remaining $40.4 million has been recorded as a tax benefit (a reduction in income tax provision). During the fourth quarter of 1996 the Company further reduced its deferred tax asset valuation allowances by $15.5 million based on its ability to generate additional taxable income in the future through interest savings resulting from the paydown of part of its senior secured and senior subordinated debt with proceeds from the Offering. This reduction has also been recorded as a tax benefit resulting in a cumulative year-to-date tax benefit of $55.9 million for 1996. With the recognition of deferred tax assets, the future period provisions for income tax will be recorded at the full effective tax rate excluding the impact of other adjustments, if any, to valuation allowances.

10. FIDUCIARY FUNDS

  The consolidated balance sheets do not include the net assets of escrow, agency and fiduciary funds, which amounted to $186.8 million and $133.7 million at December 31, 1997 and 1996, respectively.

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


11. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  Notes Receivable. The Company has determined that it is not practicable to estimate the fair value of the notes receivable amounting to $1.4 million and $2.2 million at December 31, 1997 and 1996, respectively, due to the cost involved in developing the information as such notes are not publicly traded.

  Long-Term Debt. The Revolving Credit Facility and the Westmark Senior Notes, including their respective maturities, are discussed in Note 6. Estimated fair values for these liabilities are not presented because the Company believes that they are not materially different from book value, primarily because the majority of the Company's debt is based on variable rates. Due to such immateriality, the Company does not consider it practicable to incur the excessive costs to engage an investment banker to perform a fair value analysis of these liabilities.

  The fair value of the Inventoried Property Loan discussed in Note 6 is not materially different from the carrying value of the debt.

  The Unsecured Notes Payable discussed in Note 6, which represent the Company's share of unfunded equity participation, are not considered financial instruments.

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


12. INDUSTRY SEGMENTS

  The Company operates in four business segments--Brokerage Services, Corporate Services, Institutional Management Services and Financial Services. Brokerage Services consists of brokerage (commercial property sales and leasing). Corporate Services consists of transaction management, advisory services and facilities management. Institutional Management Services consists of property management and outsourcing. Financial Services consists of investment property services (acquisitions and sales on behalf of investors), mortgage banking (mortgage loan origination and servicing), investment management and advisory services, valuation and appraisal services and real estate market research.

                                                      YEAR ENDED DECEMBER 31,
                                                     ---------------------------
                                                       1997      1996     1995
                                                     --------  -------- --------
                                                       (DOLLARS IN THOUSANDS)
 Revenue
  Brokerage Services................................ $423,485  $345,906 $301,272
  Corporate Services................................   37,608    25,564   21,750
  Institutional Management Services.................   67,442    44,783   41,067
  Financial Services................................  201,689   166,815  104,371
                                                     --------  -------- --------
                                                     $730,224  $583,068 $468,460
                                                     ========  ======== ========
 Operating income
  Brokerage Services................................ $ 43,927  $ 24,139 $ 25,237
  Corporate Services................................    1,588       335    1,154
  Institutional Management Services.................    4,547     5,149    1,728
  Financial Services................................   21,950    18,806    1,724
  Merger related and other non-recurring costs......  (12,924)      --       --
                                                     --------  -------- --------
                                                       59,088    48,429   29,843
 Interest income....................................    2,598     1,503    1,674
 Interest expense...................................   15,780    24,123   23,267
                                                     --------  -------- --------
 Income before provision for income taxes........... $ 45,906  $ 25,809 $  8,250
                                                     ========  ======== ========
 Depreciation and amortization
  Brokerage Services................................ $  8,200  $  7,092 $  7,484
  Corporate Services................................      898       243      268
  Institutional Management Services.................    2,040       700      506
  Financial Services................................    6,922     5,539    3,373
                                                     --------  -------- --------
                                                     $ 18,060  $ 13,574 $ 11,631
                                                     ========  ======== ========
 Capital expenditures (purchases)
  Brokerage Services................................ $  6,678  $  2,372 $  1,729
  Corporate Services................................      537        87       63
  Institutional Management Services.................    1,492       209      118
  Financial Services................................    1,220       334      233
                                                     --------  -------- --------
                                                     $  9,927  $  3,002 $  2,143
                                                     ========  ======== ========

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

                                                            AS OF DECEMBER 31,
                                                            -------------------
                                                              1997      1996
                                                            --------- ---------
Identifiable assets
  Brokerage Services....................................... $  64,363 $  56,274
  Corporate Services.......................................    72,189     2,290
  Institutional Management Services........................   131,285     5,273
  Financial Services.......................................   122,757    94,364
  Corporate................................................   114,597   120,743
                                                            --------- ---------
                                                            $ 505,191 $ 278,944
                                                            ========= =========

  Identifiable assets by industry segment are those assets used in the Company operations in each segment. Corporate identified assets are principally made up of cash and cash equivalents, inventoried property, general prepaids and deferred taxes.

  The Company does not have significant foreign operations at December 31, 1997.

13. SUBSEQUENT EVENT

  On December 9, 1997 the Company announced that it had reached an agreement with REI, which owns and operates the internationally known real estate services firm of Richard Ellis in all major commercial real estate locations in the world other than the United Kingdom, to purchase all of REI's outstanding stock. The net purchase price for REI is approximately (Pounds)57.2 million (approximately $94.5 million using the exchange rate at March 4, 1998) and will be payable entirely in shares of the Company's common stock, par value $0.01, but with each shareholder of REI having the right to elect to have up to 50% of the purchase price paid in cash or debt. The purchase is expected to be completed in the second quarter of 1998. Its principle operations are in the Netherlands, France, Spain, Brazil, Australia, Hong Kong (including Taiwan and the People's Republic of China) and Singapore. Since the acquisition will be a taxable transaction, the Company will be able to amortize a significant portion of the purchase price for tax purposes over 15 years.

  On January 27, 1998, the Company purchased all 4.0 million of its existing convertible preferred shares which could have been converted into approximately 2.56 million common shares, based on the Company's prevailing stock price on that date. The preferred shares carried a dividend requirement of $.25 per share per quarter. The total cost to purchase the preferred shares was $77.4 million, including $5.0 million of previously accrued dividends. The shares were originally issued in conjunction with the Company's acquisition by management in 1989.

  In February 1998 the Company, through L.J. Melody, acquired Cauble & Company of Carolina for approximately $2.2 million and substantially all of the assets of North Coast Mortgage Company, for approximately $3.3 million, both regional mortgage banking firms.

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                             (DOLLARS IN THOUSANDS)

BALANCE SHEET

                                                                DECEMBER 31,
                                                              -----------------
                                                                1997     1996
                                                              -------- --------
Advances to CB Commercial Real Estate Group, Inc............. $263,438 $124,274
Investment in CB Commercial Real Estate Group, Inc. and
 subsidiaries................................................   62,124   62,124
                                                              -------- --------
  Total assets............................................... $325,562 $186,398
                                                              ======== ========
Accounts Payable and Accrued Liabilities..................... $    200 $    --
Dividends Payable............................................    5,000    1,000
Stockholders' Equity.........................................  320,362  185,398
                                                              -------- --------
  Total Liabilities and Stockholders' Equity................. $325,562 $186,398
                                                              ======== ========

INCOME STATEMENT

                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1997      1996     1995
                                                    --------  --------  -------
Expenses--other.................................... $    --   $    --   $    39
Interest expense...................................      200       --       --
Provision for income tax...........................      --        735       51
                                                    --------  --------  -------
  Net income (loss)................................ $   (200) $   (735) $   (90)
                                                    ========  ========  =======

STATEMENT OF CASH FLOWS

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1997     1996     1995
                                                     -------  -------  -------
Net income (loss)................................... $  (200) $  (735) $   (90)
Adjustments to reconcile net income (loss) to net
 cash used in operating activities..................     --       --       --
Advances to CB Commercial...........................     200      735       90
                                                     -------  -------  -------
  Net cash provided by operating activities.........     --       --       --
Cash flows from investing activities................     --       --       --
Cash flows from financing activities................     --       --       --
Net change in cash and cash equivalents.............     --       --       --
Cash and cash equivalents, at beginning of period...     --       --       --
                                                     -------  -------  -------
Cash and cash equivalents, at end of period......... $   --   $   --   $   --
                                                     =======  =======  =======

NOTES TO CONDENSED FINANCIAL INFORMATION

Note 1--In connection with the Acquisition, the Company, together with all other CB Commercial subsidiaries, has guaranteed any and all obligations of CB Commercial Real Estate Group, Inc.

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                                  RESERVE FOR ALLOWANCE
                                                   EMPLOYEE    FOR BAD   LEGAL
                                                     LOANS      DEBTS   RESERVE
                                                  ----------- --------- -------
Balance, December 31, 1994.......................   $1,745     $ 4,544  $ 3,455
  Charges to expense.............................      --          346      --
  Write-offs.....................................     (210)       (490)     --
                                                    ------     -------  -------
Balance, December 31, 1995.......................   $1,535     $ 4,400  $ 3,455
  Charges to expense.............................      600       1,257    7,686
  Write-offs.....................................     (425)     (1,234)  (1,820)
                                                    ------     -------  -------
Balance, December 31, 1996.......................   $1,710     $ 4,423  $ 9,321
  Koll balance at the date of acquisition........      --        4,401      --
  Charges to expense.............................      --        1,226    1,195
  Write-offs.....................................     (893)     (1,070)    (709)
                                                    ------     -------  -------
Balance, December 31, 1997.......................   $  817     $ 8,980  $ 9,807
                                                    ======     =======  =======

PROSPECTUS
                         $200,000,000 DEBT SECURITIES
                                      AND
                       4,000,000 SHARES OF COMMON STOCK

                CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.

                               ---------------

  This Prospectus related to the offer and sale (the "Offering") from time to time of (i) up to $200 million aggregate principal amount of debentures, notes or other unsecured types of debt in one or more series ("Debt Securities") of CB Commercial Real Estate Services Group, Inc. (the "Company") by the Company and (ii) up to 4,000,000 shares (the "Shares") of the Common Stock of the Company, $.01 par value, up to 2,000,000 of which may be offered and sold by certain shareholders of the Company (the "Selling Shareholders") and up to 2,000,000 of which may offered and sold by the Company. Terms of the Debt Securities will reflect market conditions at the time of sale. The Debt Securities and the Shares are herein referred to as the "Securities." The Company is registering the Securities, but the registration of such Securities does not necessarily mean that any of such Securities will be offered or sold by the Selling Shareholders or the Company. The Company will receive no part of the proceeds of any sales of Shares by the Selling Shareholders.

  Certain of the Shares were issued to certain of the Selling Shareholders by the Company in connection with the Company's acquisition of all of the outstanding shares of A, B and C ordinary stock of REI Limited ("REI"), a United Kingdom corporation, on April 17, 1998. See "The Company-- Acquisitions." Such Shares were issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and are being registered pursuant to the terms of an Offer Document dated February 7, 1998 issued pursuant to the United Kingdom's Financial Services Act of 1986 and the acceptances received from the shareholders of REI Limited. Certain of the Shares held by the Selling Shareholders were issued pursuant to an effective registration statement in connection with the Company's acquisition of Koll Real Estate Services. Such Shares are being registered pursuant to that certain Registration Rights Agreement, dated as of May 14, 1997, by and among the Company and certain of the former shareholders of Koll Real Estate Services.

  The Shares may be offered by the Company and the Selling Shareholders from time to time directly or through agents, underwriters or broker-dealers, on terms to be determined at the time of the sale, in one or more transactions on the New York Stock Exchange (the "NYSE") or any national securities exchange where the Common Stock is listed or traded, in the over-the-counter market, in negotiated transactions or otherwise. See "Plan of Distribution." The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes with respect to Shares sold by the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution."

  The Debt Securities offered by the Company may be sold through one or more different methods, including offerings through underwriters as more fully described under "Plan of Distribution" and in the related prospectus supplement.

  The Securities and Exchange Commission (the "SEC" or the "Commission") may take the view that, under certain circumstances, the Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. The Company and the Selling Shareholders have agreed to certain indemnification arrangements. See "Plan of Distribution."

  The Common Stock is listed on the New York Stock Exchange under the symbol CBG. On April 15, 1998 the last sale price for the Common Stock, as reported on the New York Stock Exchange, was $38 3/16 per share.

  SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS
      THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

                               ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

                The date of this Prospectus is April 17, 1998.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

  WHEN USED IN THIS PROSPECTUS, THE WORDS "EXPECTS," "ANTICIPATES," "ESTIMATES," "BELIEVES" AND WORDS OF SIMILAR IMPORT MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED. SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. FOR A DISCUSSION OF SUCH RISKS, SEE "RISK FACTORS." READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS PROSPECTUS.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files proxy statements, reports and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). This filed material can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices in Chicago, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511, and in New York, 7 World Trade Center, 13th Floor, New York, New York 10048 and copies of such material can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock of the Company is quoted on the New York Stock Exchange, and certain of the Company's proxy statements, reports, and other information concerning the Company may be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System.

  The Company has filed with the SEC a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement are available from the SEC, upon payment of prescribed rates. For further information, reference is made to the Registration Statement, which may be obtained from the SEC as set forth above. Statements contained in this Prospectus or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents are incorporated herein by reference: (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and
(b) the description of Common Stock contained in the Company's registration statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

  THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON AND BY FIRST CLASS MAIL, OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY AFTER RECEIPT OF SUCH REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (EXCLUDING EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED THEREIN BY REFERENCE). WITH RESPECT TO DOCUMENTS OF THE COMPANY INCORPORATED HEREIN BY REFERENCE, REQUESTS SHOULD BE DIRECTED TO CBC, INVESTOR RELATIONS, 533 SOUTH FREMONT AVENUE, LOS ANGELES, CA 90071-1712, TELEPHONE (213) 613-3123.

  All reports and definitive proxy or information statements filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities of the Company to which this Prospectus relates will be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (as to documents incorporated or deemed to be incorporated herein by reference) or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                 RISK FACTORS

  Prospective investors should consider carefully the following risk factors in addition to the other information presented in this Prospectus, before purchasing the Securities offered hereby.

ADVERSE CHANGES IN ECONOMIC CONDITIONS

  Periods of economic slowdown or recession, rising interest rates or declining demand for real estate will adversely affect certain segments of the Company's business. Such economic conditions could result in a general decline in rents which in turn would adversely affect revenues from property management fees and brokerage commissions derived from property sales and leases. Such conditions could also lead to a decline in sale prices as well as a decline in demand for funds invested in commercial real estate and related assets. An economic downturn or increase in interest rates also may reduce the amount of loan originations and related servicing by the Company's commercial mortgage banking business. If the Company's brokerage and mortgage banking businesses are adversely affected, it is quite likely that other segments of the Company's business will also be adversely affected, due to the relationship among the Company's various business segments.

  The sharp downturn in the commercial real estate market beginning in the late 1980's caused and in the future may again cause some property owners to dispose of or lose their properties through foreclosures and has caused certain real estate firms to undergo restructuring or changes in control. Such changes in the ownership of properties may be accompanied by a change in property and investment management firms and could cause the Company to lose management agreements or make the agreements it retains less profitable. Revenue from property management services is generally a percentage of aggregate rent collections from properties, with many management agreements providing for a specified minimum management fee. Accordingly, the success of the Company will be dependent in part upon the performance of the properties it manages. Such performance in turn will depend in part upon the Company's ability to attract and retain creditworthy tenants, the magnitude of defaults by tenants under their respective leases, the Company's ability to control operating expenses, governmental regulations, local rent control or stabilization ordinances which are or may be put into effect, various uninsurable risks, financial conditions prevailing generally and in the areas in which such properties are located, the nature and extent of competitive properties and the real estate market generally.

GEOGRAPHIC CONCENTRATION

  For the year ended December 31, 1997 approximately $193 million (34.7%) of the Company's $556.2 million in total sale and lease revenue (including revenue from investment property sales) was generated from transactions originated in the State of California. As a result of the geographic concentration in California, a material downturn in the California commercial real estate markets or in the local economies in San Diego, Los Angeles, Orange County or the San Francisco Bay Area could material adversely affect the Company's results of operations. If REI had been acquired effective January 1, 1997 the 34.7% figure would have been reduced to approximately 29%.

COMPETITION

  The Company competes in a variety of service disciplines within the commercial real estate industry, including (i) brokerage (facilitating sales and leases on behalf of investors), investment properties (acquisitions and sales), corporate services, property management, and real estate market research and (ii) mortgage banking (loan origination and servicing), investment management and advisory services, and valuation and appraisal services. Each of these business areas is highly competitive on a national as well as local level. The Company faces competition not only from other real estate service providers, but also from institutional lenders, insurance companies and investment advisory, mortgage banking, accounting and appraisal firms. The Company will continue to compete with providers of all of these services, some of which in certain of these business areas are better established and have substantially more experience than the Company. Moreover, although many of the Company's competitors are local or regional firms that are substantially smaller than the Company on an overall basis, they may be substantially larger on a local or regional basis. Because of these factors, these companies may be better able than the Company to obtain new customers, pursue new business opportunities or to survive periods of industry consolidation. In addition, the Company has faced increased competition in recent years in the property management and investment advisory segment of its business which has resulted in decreased property management fee rates and margins and decreased investment advisory fees and margins. As a result of these factors, the Company will continue to face intense competition in its existing markets. In general, in each of the Company's businesses there can be no assurance that the Company will be able to continue to compete effectively or that it will be able to maintain current fee levels or margins or that it will not encounter increased competition which could limit the Company's ability to maintain or increase its market share.

RISKS INHERENT IN ACQUISITION GROWTH STRATEGY

 Risks With Respect to Potential Acquisitions

  The Company is currently negotiating potential acquisitions in the United Kingdom, Canada, Australia and New Zealand and smaller acquisitions in the United States. No agreement has been reached with respect to the material terms of any of these potential acquisitions and there is no assurance that any of these potential acquisitions will be completed or if completed that they will add value to the Company. Based on prices offered by the Company, these acquisitions would involve a total purchase price of over $150 million and the addition of approximately 1,500 employees in more than 25 offices around the world. The purchase price for these potential acquisitions could be in the form of all common stock, all cash or all debt or some mixture of stock, cash and debt. At the present time the Company does not have adequate cash to pay for all of these potential acquisitions.

 Lack of Availability of Acquisition Candidates

  A significant component of the Company's growth in 1996 and 1997 was, and part of its principal strategy for continued growth is, through acquisitions. Recent acquisitions have included REI (international real estate services), Koll Real Estate Services ("Koll") (property, facility and investment management and brokerage), L.J. Melody & Company ("L.J. Melody") (mortgage banking services), North Coast Mortgage Company (mortgage banking services), Cauble and Company of Carolina (mortgage banking services), Westmark Realty Advisors LLC ("Westmark") (investment management and advisory services) and Langdon Rieder Corporation (tenant advisory services). The Company expects to continue its acquisition program. Any future growth by the Company through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices and upon favorable terms and conditions; however, there can be no assurance that future acquisitions can be consummated at favorable prices or upon favorable terms and conditions. In addition, acquisitions entail risks that businesses acquired will not perform in accordance with expectations and that business judgments with respect to the value, strengths and weaknesses of businesses acquired or the consequences of any such acquisition will prove incorrect.

  The Company's acquisition strategy is in part a response to the consolidation within the industry which has accelerated because of increased competition. The Company is engaged in an ongoing evaluation of potential acquisitions. No assurance can be given as to the Company's ability to successfully complete these or future acquisitions, or as to the financial effect on the Company of any acquired business. Future acquisitions by the Company may result in increased interest and amortization expense or decreased operating income, which could have a negative impact on the Company's financial results. In addition, acquisitions involve numerous risks, including difficulties in assimilating the operations and products of the acquired companies, diversion of management's attention from other business concerns and the uncertainty of entering markets in which the Company has no or limited prior experience.

 Difficulty of Integration In Connection with Acquisition Growth Strategy

  There can be no assurance that significant difficulties in integrating operations acquired from other companies will not be encountered, including difficulties arising from the diversion of management's attention from other business concerns and the potential loss of key employees of either the Company or the acquired operations. The Company encountered a number of these difficulties in each of its acquisitions. For example, in the Westmark acquisition serious differences in corporate culture resulted in several key employees leaving, in the L.J. Melody acquisition it took over a year to blend the loan servicing operations of the Company and L.J. Melody and the integration of the Koll and the Company property, facilities and corporate accounting systems is still not fully completed. With respect to the REI acquisition, the integration issues include the need to establish a global internal communications network and the need to establish centralized finance and accounting functions. The Company believes that most acquisitions will have an adverse impact on operating income and net income during the first six months following the acquisition. There can be no assurance that the Company's management will be able to effectively manage any acquired business or that any acquisition will benefit the Company overall.

 Lack of Available Financing

  The Company will require additional financing to sustain its acquisition program. The Company expects to finance future acquisitions and internal growth through a combination of funds available under its revolving credit facility, cash flow from operations, indebtedness incurred by the Company (including, in the case of acquisitions, seller financing) and the sale or issuance of the Company's capital stock. The covenants in the Company's current credit agreement may restrict the Company's ability to raise additional capital in certain respects. There can be no assurance that financing will be available to the Company or, if available, that it will be sufficient to finance acquisitions.

SEASONALITY

  A substantial component of the Company's revenues is transactional in nature and as a result is subject to seasonality. Historically, the Company's revenues, operating income and net income in the first two calendar quarters have been generally lower than in the third and fourth calendar quarters due to seasonal fluctuations, which is consistent with the industry generally. In the first quarters of any calendar year, the Company has historically sustained a loss. The Company's non-variable operating expenses, which are treated as expenses when incurred during the year, are relatively constant in total dollars on a quarterly basis. As a consequence of the seasonality of revenues and the relatively constant level of quarterly expenses, a substantial majority of the Company's operating income and net income has historically been realized in the third and fourth calendar quarters. The Company believes that future operating results will generally continue to follow these historical patterns, although revenues and earnings are also likely to be affected by both broad economic fluctuations and supply and demand cyclicality relating to commercial real estate. There can be no assurance that the Company will be profitable on a quarterly or annual basis in the future.

THE COMPANY'S LEVERAGE AND INTANGIBLE NATURE OF ITS ASSETS

  The Company's indebtedness as of December 31, 1997 was approximately $151.1 million. For the 1998 calendar year the Company expects to have principal and interest obligations on its indebtedness of approximately $20 million. Any material downturn in the Company's revenue or increase in its costs and expenses could result in the Company's being unable to meet its debt obligations. As of December 31, 1997 the Company had total assets of approximately $505.2 million, approximately $239.4 million of which was goodwill and other intangible assets which may not be realizable at their carrying amounts in liquidation.

POSSIBLE VOLATILITY OF STOCK PRICE

  The market price of the Common Stock of the Company could be subject to significant fluctuations in response to quarter-to-quarter variations in operating results of the Company or its competitors, conditions in the commercial real estate industry, the commencement of, developments in or outcome of litigation, changes in estimates of the Company's performance by securities analysts, and other events or factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Company's Common Stock.

POTENTIAL LACK OF SPACE TO LEASE

  A significant portion of the Company's brokerage business involves facilitating the lease of commercial property including retail, industrial, and office space. Since the real estate depression of the early 1990s, the development of new retail, industrial, and office space has been limited. As a consequence, in certain areas of the country there is beginning to be inadequate office, industrial and retail space to meet demand and there is a potential for a decline in the Company's overall number of lease transactions, the effect of which may, over time, be partially offset by increasing sales, including sales of undeveloped land (which would benefit the Company's brokerage business). However, during 1997, the Company's lease transactions increased, as did aggregate revenue from lease transactions. There can be no assurance that these increases will continue or that any such increase in the sale of undeveloped land will coincide with any decline in the number of lease transactions.

ENVIRONMENTAL CONCERNS

  Numerous laws and regulations have been enacted which regulate exposure to potentially hazardous materials often found in and around buildings. Some of these laws and regulations directly and indirectly impact the commercial real estate market by imposing additional costs and liability on owners, operators and sellers as well as lenders. Such laws and regulations tend to discourage sales and leasing activities and mortgage lending with respect to some properties, and may therefore adversely affect the Company. In addition, the failure of the Company to disclose environmental issues may subject the Company to liability to a buyer or lessee of property or to a purchaser of a mortgage loan.

                                  THE COMPANY

COMPANY OVERVIEW

  CBC was organized to acquire Coldwell Banker Commercial Group, Inc. and had no operations prior to the acquisition on April 19, 1989 (the "Acquisition"). In November 1996, CBC completed an initial public offering of 4,347,000 shares of common stock, par value $.01 per share (the "Common Stock"). CBC is a holding company that conducts its operations solely through CB Commercial Real Estate Group, Inc. and its subsidiaries (collectively, the "Company").

  The Company is the largest vertically-integrated commercial real estate services company in the United States with aggregate 1997 revenue of $730.2 million, approximately 130 principal offices in the U.S. and over 200 offices worldwide, including offices acquired in the acquisition of REI Limited. The Company provides a full range of services to commercial real estate tenants, owners and investors including: (i) brokerage (facilitating sales and leases) ("Brokerage Services"); (ii) transaction management, advisory services and facilities management services to corporate real estate users ("Corporate Services"); (iii) property management ("Institutional Management Services"); and (iv) capital market activities, including mortgage banking, brokerage and servicing, investment management and advisory services, investment property transactions (acquisitions and sales on behalf of investors), real estate market research and valuation and appraisal services (collectively "Financial Services").

INDUSTRY TRENDS

  Over the last ten years, the commercial real estate industry has experienced various structural changes, and over the last three or four years, the industry has experienced a broad recovery from the real estate "depression" of the early 1990s. Management believes these factors and the resulting trends, the most important of which are discussed below, create an opportunity for the Company to leverage its experience, multi-discipline integrated services, multi-market presence and brand equity to its competitive advantage.

  .  RECOVERED COMMERCIAL REAL ESTATE MARKETS.

  Coincident with the longer term structural shifts in the commercial real estate industry, commercial real estate markets in the United States have essentially recovered over the last several years, experiencing increased activity in many product types and geographical market areas. This has been particularly true in California, where the Company has a significant market presence. Relatively strong markets also are prevalent in a number of other major U.S. real estate markets where the Company has operations, including Arizona, Texas, the New England area and the Washington, D.C./Baltimore areas. National office and industrial building occupancy levels have generally been rising, rental rates have been increasing and, correspondingly, property values have been rising.

  . CHANGING COMPOSITION AND NEEDS OF INVESTORS IN AND OWNERS OF COMMERCIAL REAL ESTATE ASSETS.

  Investors in and owners of commercial real estate assets have become increasingly institutional (including pension funds, life insurance companies, banks and publicly-held Real Estate Investment Trusts ("REITs")). Simultaneously, their investment and management needs have become increasingly multi-market due to the fact that the commercial real estate properties in their portfolios are typically located in numerous geographic locations. With respect to institutions other than REITs, this change in the ownership characteristics and management requirements of institutional real estate investors and owners has fueled the demand for the growth of multi-service, nationally or internationally-oriented real estate service providers. As most REITs are internally managed and to date generally have outsourced only their brokerage service needs, their demand for the Company's other real estate services has been less than that of other institutional investors. The Company believes that REITs are a potential growth area if Wall Street puts a premium on growth in funds from operations ("FFO") and because of this influence, REITs elect to outsource various property management functions which can be performed more efficiently by broadly based management organizations like the Company.

  .  ONGOING INDUSTRY CONSOLIDATION.

  The Company believes that the combination of more intense institutional and corporate real estate service needs and demands, together with the real estate "depression" of the early 1990s, has made it imperative that real estate service firms (i) provide comprehensive, high-quality services, (ii) make significant investments in corporate infrastructure, including information technology and professional education, and (iii) have access to sufficient capital to support these service and investment needs. These factors have fueled the current consolidating industry environment, which the Company believes will motivate local and regional real estate service providers to sell to, or form alliances with, major national and international companies.

  .  CONTINUING CORPORATE OUTSOURCING TREND.

  Shareholder pressure for higher performance and return on equity within most public corporations around the globe has heightened corporate management's awareness that corporate real estate assets are a major component of corporate net worth. Simultaneously, with competitive pressures encouraging greater focus on core businesses, companies have emphasized leaner staffing in non-core activities and, as a result, outsourced certain non-core activities to third parties. As a consequence, the demand for multi-discipline, multi-market professional real estate service firms that provide integrated services capable of supplementing a corporate real estate department has increased significantly. The Company's acquisition of REI Limited will provide access to European, South American and Asian companies interested in outsourcing and provides a global network to provide service to companies throughout the world in the outsourcing process. Following the REI acquisition, the only major commercial real estate area in the world not directly served by the Company with an owned, or at least partially owned group of businesses, is the United Kingdom.

  .  EXPANDING CMBS MARKET.

  Historically, the majority of third-party financing for commercial real estate assets was provided by banks and insurance companies who generally held the mortgage loans they originated to the maturity date of the mortgage loans. More recently, Wall Street firms and financial institutions have been providing a significant amount of third-party mortgage financing, and have been accessing the public debt markets by issuing Commercial Mortgage-Backed Securities ("CMBS") in order to securitize their portfolios and avoid holding mortgage loans for the long term. The Company believes that its overall market presence, extensive available market data and access to real estate transaction deal flow positions its mortgage banking business to benefit substantially from the expansion of the CMBS market. The Company's national geographic coverage and mortgage origination capabilities through its L. J. Melody & Company subsidiary have caused it to become one of the largest suppliers of commercial mortgages to the CMBS market (over $1 billion in aggregate originations in 1997 or 30% of the Company's $3.5 billion in new originations). In addition, the Company expects to service a majority of the mortgage loans that it originates and the profit margin potential for servicing an increasing volume of mortgage loans may be significant for the Company's mortgage banking business. The acquisition and subsequent combination with L. J. Melody in July 1996 was a strategic step in substantially expanding the Company's capabilities in this area. Following the North Coast Mortgage Company and Cauble and Company of Carolina acquisitions the Company services over $9 billion in loans. The Company does not currently securitize loans and has no present intention of doing so.

ACQUISITIONS

  As part of its growth strategy, the Company is continually assessing acquisition opportunities and is currently involved in negotiating potential acquisitions in a number of countries, although no agreement has been reached on material terms in any of these negotiations and there can be no assurances that any such agreement will be reached or if reached will prove beneficial to the Company. Management believes that there are significant opportunities in the fragmented and consolidating worldwide real estate services industry to acquire additional companies to complement and expand the Company's existing operations. Since 1995, the Company has completed seven acquisitions. In 1995, the Company acquired Westmark Realty Advisors L.L.C. ("Westmark"), an investment management and advisory business with approximately $4.5 billion of assets currently under management, and Langdon Rieder Corporation ("Langdon Rieder"), a nationally-known tenant representation firm. In 1996, the Company acquired L. J. Melody & Company ("L.
J. Melody"), a nationally-known mortgage banking firm. In August 1997, the Company acquired Koll Real Estate Services ("Koll"), a real estate services company primarily providing property management services, corporate and facilities management services, and asset and portfolio management services. The acquisition was accounted for as a purchase and resulted in the issuance of Company equity valued at approximately $132.9 million and the assumption of debt and minority interest of approximately $57.4 million at the time of the transaction. In February 1998, the Company, through L. J. Melody, acquired Cauble and Company of Carolina for approximately $2.2 million, and substantially all of the assets of North Coast Mortgage Company for approximately $3.3 million, both regional mortgage banking firms. On April 17, 1998, the Company acquired REI Limited, the holding company for all Richard Ellis operations outside of the United Kingdom. The purchase price for 100% of the shares of REI was approximately (Pounds)62.6 million, payable approximately (Pounds)31.3 million in cash and notes and (Pounds)31.3 million in the Company's Common Stock, $.01 par value.

  The Company expects to continue its acquisitions program over the next several years and will focus on acquisitions in its mortgage banking business and opportunistic acquisitions in its domestic brokerage and property management businesses, as well as acquisitions which enhance its international capabilities. The Company is currently negotiating potential acquisitions in a number of countries, but no agreement has been reached in any of the negotiations and there can be no assurances that any such agreement will be reached or if reached will prove beneficial to the Company. Based upon what the Company has offered, if all of these acquisitions were to close the cost to the Company would exceed $150 million. The Company believes that the purchase price for any of these potential acquisitions which do close will be paid mostly in cash. Following the REI acquisition, the Company may not have adequate cash to complete these acquisitions. Accordingly, the Company anticipates raising additional capital, using one or more of the following alternatives:

  .  Increasing its current bank line.

  .  Raising public or private mid-term debt.

  .  Selling equity (Common Stock).

  There can be no assurance that the Company will successfully conclude any of the current negotiations or if it does so that it can raise any additional capital through the above described alternatives or, if it can raise additional capital, that such capital will be adequate.

  Because of the substantial non-cash goodwill and intangible amortization charges incurred by the Company in connection with acquisitions subject to purchase accounting and because of interest expense associated with acquisition financing, management anticipates that future acquisitions may adversely affect net income. In addition, during the first six months following an acquisition, the Company believes there are generally significant one-time costs relating to integrating information technology, accounting and management services and rationalizing personnel levels (which the Company intends to take as a single charge at the time of the acquisition to the maximum extent possible). Finally, acquisitions can present serious integration problems both in terms of personality and cultural differences (both of which caused material problems in integrating Westmark), and in terms of stress on accounting personnel and other infrastructure systems (which materially slowed the integration of Koll Real Estate Services). The Company expects material infrastructure issues in integrating REI which has offices in more than 25 countries and limited centralized accounting systems. Management's strategy is to pursue acquisitions that are expected to be accretive to income before interest expense and provision for amortization of goodwill and intangibles, if any, resulting from the acquisitions and to operating cash flows (excluding the costs of integration).

THE COMPANY'S BUSINESSES

Brokerage Services

  The Company has provided commercial real estate brokerage services since 1906 through the representation of buyers, sellers, landlords and tenants in connection with the sale and lease of office space, industrial buildings, retail properties, multi-family residential properties and unimproved land. In 1997, the Company generated revenue from commercial real estate brokerage services of approximately $423.5 million representing approximately 21,000 completed transactions. In 1997, brokerage facilitated over 3,000 sale transactions with an aggregate estimated total consideration of over $3.75 billion and approximately 18,000 lease transactions involving aggregate rents, under the terms of leases facilitated, of approximately $8.7 billion.

  Brokerage services comprise the largest source of revenue for the Company and provide a foundation for growing the Company's other disciplines which make up its multi-discipline integrated commercial real estate services. The Company believes that its position in the brokerage services industry provides a competitive advantage for all of its lines of business by enabling them to leverage off brokerage's (i) national network of relationships with owners and users of commercial real estate, (ii) real-time knowledge of completed transactions and real estate market trends, and (iii) brand recognition in the brokerage area.

  OPERATIONS. As of December 31, 1997, the Company employed approximately 1,750 brokerage professionals in 84 offices located in most of the largest Metropolitan Statistical Areas ("MSAs") in the United States. The Company maintains a decentralized approach to brokerage services (other than investment properties which are a part of financial services), bringing significant local knowledge and expertise to each assignment. Each local office draws upon the broad range of support services provided by the Company's other business groups, including a national network of market research, mortgage originations, client relationships and transaction referrals which the Company believes provide it with significant economies of scale over many local competitors. While day-to-day operations are decentralized, accounting and financial functions are fully centralized.

  In order to increase market share in its domestic brokerage business, the Company has implemented a plan to establish "partnerships" with leading local firms in order to institute geographic coverage in markets that currently are not being served by the Company. Through December 31, 1997, the Company had established fourteen such partnership-type arrangements in Des Moines, Iowa; Louisville, Kentucky; Buffalo and Rochester, New York; Pittsburgh, Pennsylvania; Charleston and Columbia, South Carolina; Memphis, Tennessee; Madison and Milwaukee, Wisconsin; Toledo, Ohio; El Paso, Texas; South Bend and Ft. Wayne, Indiana; and East Lansing and Grand Rapids, Michigan. Revenue anticipated from this program will be a combination of an initial fee, fixed annual fees and a percentage of revenue in excess of a pre-agreed threshold, comparable to a classic franchise program. By the end of 1998 the Company expects to have approximately 20 partnership-type arrangements and may not materially expand the program beyond that number. In 1997, the Company contributed its brokerage and property management business in the New England area to a partnership and Whittier Partners, a prominent New England real estate services firm, did likewise. The Company also contributed approximately $4.78 million in cash because the assets it contributed were less valuable than the assets contributed by Whittier Partners. The Company and Whittier Partners each own 50% of the partnership which is managed by Whittier Partners.

  COMPENSATION. Under a typical brokerage services agreement, the Company is entitled to receive sale or lease commissions. Sale commissions, which are calculated as a percentage of sales price, are generally earned by the Company at the close of escrow. Sale commissions typically range from approximately 1% to 6% with the rate of commission declining as the price of the property increases. Lease commissions, which are calculated as a percentage of the minimum rent payable during the term of the lease, are generally earned by the Company at the commencement of a lease and are not contingent upon the tenant fulfilling the terms of the lease. In cases where a third-party brokerage firm is not involved, lease commissions earned by the Company for a new lease typically range between 2% and 6% of minimum rent payable during the initial lease term depending upon the value of the lease. For renewal of an existing lease, such fees are generally 50% of a new lease commission. In sales and leases where a third-party broker is involved, the Company must typically share 50% of the commission it would have otherwise received with the third-party broker. The Company's brokerage sales professionals have typically received 50% of the Company's share of commissions before costs and expenses.

Corporate Services

  The Company provides corporate services to major corporations around the world. Corporate services include assisting corporations in developing and executing multiple-market real estate strategies and facilities management services. The Company's objective is to establish long-term relationships with corporations that require continuity in the delivery of high-quality, multi-market management services and strategic advisory services including acquisition, disposition and consulting services. Global competition, the focus on quality, "right-sizing" of corporate organizations and changes in management philosophy have all contributed to an increased interest in and reliance on outside third-party real estate service providers. Specifically, through contractual relationships, the Company assists major, multi-market companies in developing and executing real estate strategies as well as addressing specific occupancy and facilities management objectives. Corporate services coordinates the utilization of all the Company's various disciplines to deliver an integrated service to its clients. Essentially, corporate services expands a client's real estate department and supports most of the functions involved in a corporate real estate department.

  The Company's facilities management unit, specializes in the administration, management and maintenance of properties that are owned and occupied by large corporations and institutions, such as corporate headquarters, regional offices, administrative offices and manufacturing and distribution facilities, as well as tenant representation, capital asset disposition, strategic real estate consulting and other ancillary services for corporate clients. As of March 31, 1998, the Company had approximately 80 million square feet under facilities management.

  OPERATIONS. The Company's facilities management operations are organized into three geographic regions in the Eastern, Western and Central areas of the United States, with each geographic region comprised of consulting, corporate services and team management professionals who provide corporate service clients with a broad array of financial, real estate, technological and general business skills. In addition to providing a full range of corporate services in a contractual relationship, the facilities management group will respond to client requests generated by other Company business groups for significant, single-assignment acquisition, disposition and consulting assignments that may lead to long-term relationships.

  COMPENSATION. A typical corporate services agreement gives the Company the right to execute some or all of the client's future sales and leasing transactions. The commission rate with respect to such transactions frequently reflects a discount for the captive nature and large volume of the business.

  Under a typical facilities management agreement, the Company is entitled to receive management fees and reimbursement for its costs (such as costs of wages of employees providing direct services for the property whether or not on-site, capital expenditures, field office rent, supplies and utilities) incurred that are directly attributable to management of the facility. Payments for reimbursed expenses are set against those expenses and not included in revenue. In most instances, office space and furniture for the on-site office are provided by the client. Under certain facilities management agreements, the Company may also be entitled to an additional incentive fee which is paid if the Company meets certain performance criteria established in advance between the client and the Company. The management fee in most cases is based upon a fixed annual amount per square foot of the facility managed.

  TERM. A typical corporate services agreement includes a stated term of at least one year and normally contains provisions for extension of the agreement. Agreements typically include a provision for cancellation by either party, upon notice, within a specified short time frame.

Institutional Management Services

  The Company provides value-added property management services for income-producing properties owned primarily by institutional investors and, as of March 31, 1998, managed approximately 206 million square feet of commercial space.

  Property management services include maintenance, marketing and leasing services for investor-owned properties, including office, industrial, retail and multi-family residential properties. Additionally, the Company provides construction management services, which relate primarily to tenant improvements. The Company works closely with its clients to implement their specific goals and objectives, focusing on the enhancement of property values through maximization of cash flow. The Company markets its services primarily to long-term institutional owners of large commercial real estate assets.

  OPERATIONS. The Company employs approximately 1,600 property management professionals. Most property management services are performed by management teams located on-site or in the vicinity of the properties they manage. This provides property owners and tenants with immediate and easily accessible service, enhancing client awareness of manager accountability. All personnel are trained and are encouraged to continue their education through both Company-sponsored and outside training. The Company provides each local office with centralized corporate resources including investments in computer software and hardware as described below under the caption "Information Technology." Property management personnel utilize state-of-the-art computer systems for accounting, marketing, and maintenance management.

  COMPENSATION. Under a typical property management agreement, the Company will be entitled to receive management fees and lease commissions. The management fee in most cases is based upon a formula which gives the Company either a certain amount per square foot managed or a specified percentage of the monthly gross rental income collected from tenants occupying the property under management. Where rent is used as the basis for the fee, the fee will increase and decrease as building rents and occupancies increase and decrease. Many of these property management agreements also include a stated minimum management fee. The Company also may be entitled to reimbursement for costs incurred that are directly attributable to management of the property. Reimbursable costs, which are not included in the Company's revenue, include the wages of on-site employees and the cost of field office rent, furniture, computers, supplies and utilities. The Company pays its property management professionals a combination of salary and incentive-based bonuses. Lease commissions, which are paid in addition to the management fee, are similar to those described for brokerage services. Revenue from leasing services provided to the Company's property management clients is reflected in brokerage rather than property management revenue since brokerage professionals are normally engaged to accomplish the leasing.

  TERM. A typical property management agreement contains an evergreen provision which provides that the agreement remains in effect for an indefinite period, but enables the property owner to terminate the agreement upon 30 days prior written notice, which the Company believes to be customary in the commercial real estate industry.

Financial Services

  Mortgage Banking

  The Company provides its mortgage origination and mortgage loan servicing through L. J. Melody, which was acquired in July 1996 and is based in Houston, Texas. The Company originated approximately $3.5 billion of mortgages in 1997. As part of these origination activities, the Company has special conduit arrangements with affiliates of Merrill Lynch & Co., Citicorp, NationsBank, Heller Financial and Deutche Morgan Grenfell which permit it to service the mortgage loans which it originates. Under these arrangements, the Company generally originates mortgages in its name, makes limited representations and warranties based upon representations made to it by the borrower or another party and immediately sells them into a conduit program. The Company may originate mortgages into other conduit programs where it does not have servicing rights. The Company originates and services loans for Federal Home Loan Mortgage Corp. ("Freddie Mac") and is a major mortgage originator for insurance companies having originated mortgages in the names of the insurance companies valued at approximately $2.0 billion in 1997. The Company has correspondent arrangements with various life insurance companies and pension funds which entitle it to service the mortgage loans it originates. As of December 31, 1997, the Company serviced mortgage loan portfolios of approximately $7.6 billion and as a result of the North Coast and Cauble acquisitions currently services portfolios in excess of $9.0 billion.

  OPERATIONS. The Company employs approximately 55 mortgage banking professionals in 20 offices in the United States. The Company's mortgage loan originations take place throughout the United States, with support from L. J. Melody's headquarters in Houston, Texas. The Company's mortgage loan servicing primarily is handled by L. J. Melody in Houston, Texas. In February 1998, L.
J. Melody acquired Cauble and Company of Carolina for approximately $2.2 million, and substantially all of the assets of North Coast Mortgage Company for approximately $3.3 million, both regional mortgage banking firms. These acquisitions give the Company a stronger presence in the Southeast (North Carolina and South Carolina) and Northwest (Washington and Oregon) regions of the United States with respect to its mortgage banking services.

  COMPENSATION. The Company typically receives origination fees, ranging from 0.5% for large insurance company mortgage loans to 1.0% for most conduit mortgage loans. In addition, the Company can earn special incentive fees from various conduit programs. In 1997 the Company received approximately $1.3 million from such incentives. In situations where the Company services the mortgage loans which it originates, it also receives a servicing fee between
 .03% and .25%, calculated as a percentage of the outstanding mortgage loan balance. These correspondent agreements generally contain an evergreen provision with respect to servicing which provides that the agreement remains in effect for an indefinite period, but enables the lender to terminate the agreement upon 30 days prior written notice, which the Company believes to be a customary industry termination provision. The Company also originates mortgage loans on behalf of conduits and insurance companies for whom it does not perform servicing. The Company's client relationships have historically been long term. The Company pays its mortgage banking professionals a combination of salary, commissions and incentive-based bonuses which typically average approximately 50% of the Company's loan origination fees.

  Investment Properties

  Since 1992, investment properties has provided sophisticated strategic planning for, and execution of, acquisitions and sales of income-producing properties for its clients. In 1997, the Company completed approximately 1,240 investment property transactions with an aggregate value of over $9.4 billion, generating total revenues of approximately $150 million. On behalf of property owners seeking to dispose of investment properties, the Company strives to ensure that the owner achieves the maximum value in the minimum amount of time by providing services which include (i) accessing the Company's proprietary databases and other information sources to provide real-time knowledge of available properties, completed comparable transactions, real estate market trends, and active investors in the market, and to assist with valuation and buyer identification, and (ii) designing the appropriate marketing strategy that allows the owner to target probable buyers or buyer categories. On behalf of prospective investors, access to the same sources of information provides the Company's clients with a competitive advantage by enabling the Company's professionals (i) to identify the geographic areas and specific properties which are most suitable for the investor and (ii) to advise investors in negotiations and due diligence. REI's Richard Ellis operations around the globe had significant investment sales in 1997. The Company believes that the combination of the two investment property programs will be highly attractive to buyers and sellers of investment properties.

  OPERATIONS. As of December 31, 1997, the Company employed approximately 300 investment properties professionals who exclusively handle acquisitions and sales of investment properties and are located in 90 offices in the United States.

  A team of professionals with expertise within a given market and property type is assembled for each investment properties assignment to best accomplish the client's objectives. As necessary, the team may also include professionals from the Company's other disciplines. On larger and more complex assignments, the Company's financial consulting professionals provide sophisticated financial and analytical resources to the client, the marketing team and the investor. These services provide the client with in-depth analyses of transaction specific data as well as real estate market data.

  COMPENSATION. Under the typical investment properties agreement, the Company is entitled to receive sale commissions, which are calculated as a percentage of sales price and are generally earned by the Company at the close of escrow. In cases where another real estate broker is not involved, sale commissions earned by the Company typically range from 1% to 6% of the sales price, with the rate of commissions generally declining as the sales price increases. In cases where another firm is involved in the transaction, the Company must typically share up to 50% of the commission it would have otherwise received with the other firm. The Company's investment properties professionals typically receive 50% of the Company's commission before costs and expenses.

  Investment Management and Investment Products

  The investment advisory and investment activities of the Company are divided into two parts--Westmark and CB Richard Ellis Global Capital Markets. Westmark continues to focus on providing advisory services to the pension fund community while CB Richard Ellis Global Capital Markets focuses on co-investment opportunities and the development of products to serve non-pension fund investors.

  OPERATIONS. As of December 31, 1997, Westmark managed approximately $4.5 billion in tax-exempt capital invested in more than 252 office, industrial and retail properties located in more than 46 major U.S. markets with an aggregate of more than 48 million square feet. Westmark's headquarters are located in Los Angeles and it maintains regional offices in Boston, Dallas, New York City and Washington, D.C. Westmark employs approximately 135 professionals who provide services, including market research and forecasting, acquisition strategy and implementation, portfolio strategy and management, and development and dispositions. Westmark's investors invest through separate accounts, commingled funds and real estate operating companies, including limited partnerships. Certain funds and separate accounts are subject to ERISA regulations and, with respect to such funds and accounts, Westmark is limited in its ability to employ any affiliated company, including the Company. Westmark has experienced significant growth in its separate accounts business and its commingled debt business simultaneously with a decline in its commingled equity business caused by adverse investor response to non-property specific commingled funds. The Company believes that in the future investors may react favorably to commingled equity funds which have liquidity and co-investment characteristics.

  CB Richard Ellis Global Capital Markets is focused on developing securitized investment products for clients and creating other investment strategies based on its market research. In 1996, CB Richard Ellis Global Capital Markets formed a relationship with Alliance Capital Management to manage investments in REIT securities for retail and institutional clients. Utilizing the Company's proprietary research tools, the Alliance REIT Fund currently manages approximately $800 million in assets, of which $575 million was raised in 1997. CB Richard Ellis Global Capital Markets is considering the development of investment programs for international real estate securities, securitized commercial mortgage debt and other specialized investment funds.

  COMPENSATION. Westmark's fees are typically higher for managing commingled and other funds than they are for separate accounts, but all of the fees are within the ranges indicated below. Westmark receives an annual asset management fee which is typically 0.5% to 1.2% of the lower of the cost of the assets managed or their fair market value. When debt is managed, the asset management fee is at the lower end of the range. Westmark also receives an acquisition fee when it acquires property or places debt on behalf of a client that is typically 0.5% to 1.0% of funds invested or debt placed (the placement fee for debt is at the low end of this range). In some, but not all cases, Westmark receives an incentive fee when an asset or a fund is sold. Typically, the incentive fee will only be payable after the client has achieved a specified real (adjusted for inflation) rate of return of 8% to 12% and is a percentage of value in excess of that return. In recent years, Westmark has experienced reduced rates of asset management and acquisition fees.

  CB Richard Ellis Global Capital Markets' fees for managing investments will vary depending on product type. For the REIT investment business, CB Richard Ellis Global Capital Markets shares the total fees with Alliance Capital Management with the gross income to the Company ranging from 0.20% to 0.25% of assets under management.

  TERM. The term of Westmark's advisory agreements vary by the form of investment vehicle utilized. In the commingled funds, the term is generally 10 years with extension and early termination provisions based upon a vote of the investors. Over the next several years several commingled funds formed in the 1980s will be liquidated. In the Company's separate account relationships, the agreements are generally one to three years in term, with "at will" termination provisions. In general, both the capital managed by Westmark and its client relationships are long-term in nature.

  Valuation and Appraisal Services

  The Company's valuation and appraisal services business delivers sophisticated commercial real estate valuations through a variety of products including market value appraisals, portfolio valuation, discounted cash flow analyses, litigation support, feasibility land use studies and fairness opinions. At December 31, 1997, the Company's appraisal staff had more than 92 professionals with approximately 50% of the staff holding the MAI professional designation. The business is operated nationally through 25 regional offices and its clients are generally corporate and institutional portfolio owners and lenders. In 1997, the Company performed more than 3,600 valuation and appraisal assignments.

  Real Estate Market Research

  Real estate market research services are provided by 13 professionals in Boston, Massachusetts employed by CB Commercial/Torto Wheaton Research. Real estate market research services are provided to the Company's other businesses as well as sold to third-party clients and include (i) data collection and interpretation, (ii) econometric forecasting, and (iii) evaluating marketing opportunities and portfolio risk for institutional clients within and across U.S. commercial real estate markets. The Company's publications and products provide real estate data for more than 50 of the largest MSAs in the United States and are sold on a subscription basis to many of the largest portfolio managers, insurance companies and pension funds in the United States. The CB Commercial National Real Estate Index also compiles proprietary market research for nearly 60 major urban areas nationwide, reporting benchmark market price and rent data for office, light industrial, retail, and apartment properties, and tracking the property portfolios of 135 of the largest real estate investment trusts.

TERMINATION OF INTERNATIONAL ALLIANCES

  In response to growing cross-border capital flows for investment in commercial real estate, and the multi-national strategies of the Company's U.S. corporate clients, the Company developed exclusive alliances with leading firms in various countries in Europe, the Far East and Southeast Asia, Australia and New Zealand. The relationships with DTZ, a consortium of 20 real estate advisory firms operating in 15 countries in Europe as well as in Australia, New Zealand and elsewhere, C.Y. Leung & Company, a locally-owned firm operating in Hong Kong, China, Singapore and Malaysia, and Ikoma Corporation, a commercial real estate services firm in Japan, allowed the Company to provide global corporate service capabilities and significantly strengthen its client relationships in the United States. However, in 1997, as part of its evaluation of the Koll acquisition, the Company concluded that it could not deliver consistent, high quality services around the globe except through a commonly owned and commonly managed structure. The Company approached its alliance partners with a view to common ownership and management but could not reach agreement with them and gave notice terminating the alliance agreements effective April 15, 1998. The Company then began discussions with REI Limited which were finalized in early 1998. The alliance relationships were reciprocal referral arrangements whereby the Company's clients who required services in a geographical region serviced by its alliance partners had to be referred by the Company to its alliance partner operating in that region. Revenues from the alliance agreements have historically represented a small portion of total revenues.

INFORMATION TECHNOLOGY

  In order to enhance the quality of its real estate services and improve the productivity of its employees, the Company has invested in state-of-the-art computer and telecommunication systems to provide real-time real estate information and sophisticated presentation and analysis tools. The Company's information technology group ("IT Group"), headquartered in Torrance, California, employs 100 professionals that operate the Company's data center, develops custom programs, implements special systems software, and provides support for hardware and software utilized in the Company's national network of offices.

  The Company has adopted computer hardware and software standards to maintain the consistency and quality of its real estate services. Each office is connected directly to the Company's wide area network for real-time access to the Company's centralized databases, customized software applications and electronic communications systems.

  By special arrangement, some of the Company's clients have remote modem access to selected client-customized software applications, and the CB Commercial Web Site has also given clients direct access through the CB Internet home page. These systems allow clients to gain access to various levels of information, maintain day-to-day contact with the Company's professionals, and track and monitor property acquisition and disposition activities and property portfolios.

  Year 2000 Computer Issues

  The Company's accounting systems (both for the Company and for its property and facilities management clients), information technology systems and embedded (elevator, HVAC, etc.) systems are all subject to potential problems relating to the inability of such systems to recognize the year 2000. The Company believes that its accounting systems will be year 2000 compliant by the end of 1998 but that its information technology and embedded systems may not be year 2000 compliant until sometime in 1999. There is no assurance that the Company can meet these schedules and if it does not, the result would be material and adverse.

COMPETITION

  The market for commercial real estate brokerage and other real estate services provided by the Company is both highly fragmented and highly competitive. Thousands of local commercial real estate brokerage firms and hundreds of regional commercial real estate brokerage firms have offices in the United States. The Company believes that no more than two other major firms have the ability to compete nationally with the Company's brokerage business and that the Company's national brokerage network enables it to compete effectively with these organizations. Most of the Company's competitors are local or regional firms that are substantially smaller than the Company on an overall basis, but in some cases may be larger locally.

  L. J. Melody competes with a large number of mortgage banking firms and institutional lenders as well as regional and national investment banking firms and insurance companies in providing its mortgage banking services. Appraisal services are provided by other national, local and regional appraisal firms and national and regional accounting firms. Consulting services are provided by numerous commercial real estate firms (national, regional and local), accounting firms, appraisal firms and others.

  The Company's property management business competes for the right to manage properties controlled by third parties. The competitor may be the owner of the property (who is trying to decide the efficiency of outsourcing) or another property management company. Increasing competition in recent years has resulted in having to provide additional services at lower rates, thereby eroding margins. In 1996, however, rates stabilized and, in some cases, increased.

  Westmark competes with a significant number of investment advisors, banks and insurance companies in attracting investor money. Over the last several years, Westmark experienced growth in its separate accounts and its commingled debt funds, but not in its commingled equity funds.

  In all of its business disciplines, the Company competes on the basis of the skill and quality of its personnel, the variety of services offered, the breadth of geographic coverage and the quality of its infrastructure, including technology.

EMPLOYEES

  As of December 31, 1997, the Company had approximately 6,700 employees. All of the Company's sales professionals are parties to contracts with the Company which subject them to the Company's rules and policies during their employment and limit their post-employment activities in terms of soliciting clients or employees of the Company. The Company believes that relations with its employees are good.

PROPERTIES

  The Company owns its headquarters building in downtown Los Angeles, California. In addition to the Company's headquarters, the Company owns three smaller office buildings in Phoenix, Arizona, San Diego and Carlsbad, California. The Company occupies the San Diego and Carlsbad properties.

  The Company also leases office space on terms that vary depending on the size and location of the office. The leases expire at various dates through 2007. For those leases that are not renewable, the Company believes there is adequate alternative office space available at acceptable rental rates to meet its needs, although the rental rates in some markets may adversely affect the Company's profits in those markets.

LEGAL PROCEEDINGS

  In August 1993, a former commissioned sales person of the Company filed a lawsuit against the Company in the Superior Court of New Jersey, Bergen County, alleging gender discrimination and wrongful termination by the Company. On November 20, 1996, a jury returned a verdict against the Company, awarding $6.5 million in general and punitive damages to the plaintiff. Subsequently, the trial court awarded the plaintiff $638,000 in attorneys' fees and costs. Following denial by the trial court of the Company's motions for new trial, reversal of the verdict and reduction of damages, the Company filed an appeal of the verdict and requested a reduction of damages and an appellate ruling is expected in late 1998 or early 1999. The Company has established reserves for this case, and management believes the reserves are adequate as of December 31, 1997. Based on available cash and anticipated cash flows, the Company believes that the ultimate outcome will not have an impact on the Company's ability to carry on its operations.

  In addition, as a result of the thousands of transactions in which the Company participates and its employment of over 6,700 people, it is a party to a number of pending or threatened lawsuits, arising out of or incident to the ordinary course of its business. At any given time, the Company typically is a defendant in 175 to 200 legal proceedings and a plaintiff in 50 to 75 legal proceedings. Management believes that any liability to the Company, net of insurance proceeds, that may result from proceedings to which it is currently a party will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

  As part of its process of minimizing, to the extent possible, potential litigation, the Company requires its sales professionals to agree to contribute each month toward a "Reserve Account" to be used whenever a claim of professional liability is asserted. In addition, each sales professional contractually agrees to be responsible for a portion of any amount paid to defend or settle a claim against that professional or for any resulting judgment.

  The Company's executive offices are located at 533 South Fremont Avenue, Los Angeles, California 90071-1712 and its telephone number is (213) 613-3123.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of the Shares registered hereby which are sold by the Selling Shareholders. All proceeds from the sale of such Shares will be for the accounts of the Selling Shareholders. See "Selling Shareholders."

  The Company intends to use the net proceeds from any sale of Securities by it pursuant hereto to pay for acquisitions, to pay down indebtedness under its revolving credit agreement and for general working capital purposes.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratios of earnings to fixed charges for the Company for the periods indicated:

                                                      YEAR ENDED DECEMBER 31
                                                   ----------------------------
                                                   1997  1996  1995  1994  1993
                                                   ----- ----- ----- ----- ----
   Ratio of earnings to fixed charges............. 3.01x 1.84x 1.28x 1.40x  (1)

--------
(1) The Company's earnings were not sufficient to cover its fixed charges requirements by $37.0 million for December 31, 1993.

                             SELLING SHAREHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock by each Selling Shareholder as of the closing date of the REI acquisition. To the Company's knowledge, no Selling Shareholder holds any shares of the Company's Common Stock other than that indicated below, all of which is being registered pursuant hereto. Thus, assuming the sale of all the Shares offered pursuant hereto none of the Selling Shareholders will hold any of the Company's Common Stock. The only Selling Shareholder who has had a material relationship with the Company in the past three years is AP KMS II, LLC ("AP"). AP was entitled to nominate one director to the Board of Directors of the Company following the Koll acquisition. Ricardo Koenigsberger, the director so nominated, was elected and is entitled to hold office until the next election of the Board of Directors of the Company (scheduled to take place at the 1998 Shareholders' Meeting).

                                     SHARES                          SHARES
                                  BENEFICIALLY                    BENEFICIALLY
                                 OWNED PRIOR TO                   OWNED AFTER
                                   OFFERING(1)   SHARES OFFERED     OFFERING
                                 --------------- BY EACH SELLING --------------
                                 NUMBER  PERCENT   SHAREHOLDER   NUMBER PERCENT
                                 ------- ------- --------------- ------ -------
AP KMS II, LLC.................. 216,864  1.15       216,864        0       0
AP KMS Partners, L.P............ 295,975  1.57       295,975        0       0
Miguel Alonso Echegaray.........   1,163    *          1,163        0       0
Jeremy C. Alpe..................  31,210    *         31,210        0       0
Clive N. G. Arding..............  28,055    *         28,055        0       0
Clive N. G. Arding and Mary G.
 Arding.........................  10,471    *         10,471        0       0
Gerard Aubert...................  21,493    *         21,493        0       0
Eric Auterbe....................   2,203    *          2,203        0       0
Bacon & Woodrow Trust Company
 (C.I.) Limited.................  44,156    *         44,156        0       0
Michael J. Bamber...............  21,132    *         21,132        0       0
Antyony M. N. Barron............   1,745    *          1,745        0       0
Tom Bartlett....................      91    *             91        0       0

                              SHARES                         SHARES
                           BENEFICIALLY                   BENEFICIALLY
                          OWNED PRIOR TO                  OWNED AFTER
                           OFFERING(1)   SHARES OFFERED     OFFERING
                          -------------- BY EACH SELLING --------------
                          NUMBER PERCENT   SHAREHOLDER   NUMBER PERCENT
                          ------ ------- --------------- ------ -------
Alejandro Bazet.........     573     *          573         0       0
Glenn Bechtel...........   1,943     *        1,943         0       0
Valeria Belinszki.......      84     *           84         0       0
Anuradha Beri...........     804     *          804         0       0
Donald H. Bodel.........  10,054     *       10,054         0       0
John Bowerman...........   1,246     *        1,246         0       0
Philippe Bresteau.......   2,792     *        2,792         0       0
Feroze Bundhun..........   1,291     *        1,291         0       0
Richard Graves Butler...   5,007     *        5,007         0       0
CN Limited..............  20,055     *       20,055         0       0
Patrick Callesen........   3,467     *        3,467         0       0
Walter Cardoso..........  20,279     *       20,279         0       0
Thomaz Valladao Catunda.     922     *          922         0       0
Dinesh Chandiok.........   8,024     *        8,024         0       0
Ram Chandnani...........     357     *          357         0       0
Tom Cheung..............     364     *          364         0       0
Cicihold Pty Ltd........   1,703     *        1,703         0       0
Kim Jonathan Clarkson...     549     *          549         0       0
A. John Corbett.........   1,611     *        1,611         0       0
Brian W. Cox............     458     *          458         0       0
James A. D. Croft.......  38,896     *       38,896         0       0
Marc Crowe..............     608     *          608         0       0
Paul Dale...............     183     *          183         0       0
Angelique de Rouge......   3,232     *        3,232         0       0
Thom C. Dijksman........   3,979     *        3,979         0       0
Luis A. Donaldson.......  20,290     *       20,290         0       0
Martin Donaldson........     859     *          859         0       0
Bruno Dupont............     350     *          350         0       0
Phil Duval..............   1,006     *        1,006         0       0
Stephen B. G. Ellis.....   6,881     *        6,881         0       0
Andrew Evans............   1,004     *        1,004         0       0
Simon Fairfax...........     349     *          349         0       0
John Falkiner...........   1,642     *        1,642         0       0
Fernando M. G. de Faria.   9,400     *        9,400         0       0
Eduardo Fernandez-
 Cuesta.................   7,853     *        7,853         0       0
Gerog Fichtinger........     746     *          746         0       0
N. H. Christopher
 Fleetwood-Bird.........     529     *          529         0       0
Jean-Pierre Forgeot.....   2,288     *        2,288         0       0
Christopher J. Fossick..  11,270     *       11,270         0       0
Yukio Furuta............   1,747     *        1,747         0       0
Alfonso Galobart Maronc.   1,735     *        1,735         0       0
Jaime Garcia del Rio....   2,387     *        2,387         0       0
Janet S. Goatly.........   3,232     *        3,232         0       0
Pauline Goh.............  11,959     *       11,959         0       0
John Gomez Hall.........  25,306     *       25,306         0       0
Bruce M. Gray-Buchanan..   4,265     *        4,265         0       0
Michaela Grunstejdl.....     746     *          746         0       0
D. Mike Hannan..........   1,767     *        1,767         0       0

                                       SHARES                         SHARES
                                    BENEFICIALLY                   BENEFICIALLY
                                   OWNED PRIOR TO                  OWNED AFTER
                                    OFFERING(1)   SHARES OFFERED     OFFERING
                                   -------------- BY EACH SELLING --------------
                                   NUMBER PERCENT   SHAREHOLDER   NUMBER PERCENT
                                   ------ ------- --------------- ------ -------
Brian N. Harris..................   6,061     *        6,061         0       0
Brian N. Harris & Mrs. Rosalyn M.
 Harris..........................   5,509     *        5,509         0       0
Brian N. Harris & Mrs. Rosalyn M.
 Harris & Mr. Peter R. Davies....   4,763     *        4,763         0       0
Marco S. C. Hekman...............   4,758     *        4,758         0       0
Francoise Heraud.................   3,232     *        3,232         0       0
Brian Hose.......................     698     *          698         0       0
Andrew J.M. Huntley..............  11,548     *       11,548         0       0
Andrew John Mack Huntley and
 Mrs. Juliet Vivian Huntley......   9,218     *        9,218         0       0
Andrew Jamson....................   2,041     *        2,041         0       0
Michael Janotta..................   2,239     *        2,239         0       0
Neville Jensen...................   1,255     *        1,255         0       0
Kannalink Pty Limited............   8,372     *        8,372         0       0
Supreet Kaur.....................     315     *          315         0       0
Yasuo Kawakami...................   1,734     *        1,734         0       0
Martin Kaye......................   2,014     *        2,014         0       0
Christoipher Keenan..............     291     *          291         0       0
Klaus Keil.......................   2,892     *        2,892         0       0
Davdi A. Kennedy.................   4,030     *        4,030         0       0
Arvind Khanna....................     539     *          539         0       0
Chan Fook Kheong.................   1,144     *        1,144         0       0
Corrine Koh......................     759     *          759         0       0
Cora M. Kok......................   2,074     *        2,074         0       0
William Kreuger..................   6,238     *        6,238         0       0
Angela Kyster....................     113     *          113         0       0
Keremy N. Lake...................   3,866     *        3,866         0       0
Alan Lee.........................   1,816     *        1,816         0       0
K. W. Lee........................     672     *          672         0       0
Leitha Holdings Pty
 Superannuation Fund.............   2,321     *        2,321         0       0
Jose Antonio Leon Gondalez.......   8,049     *        8,049         0       0
Dominic Leung....................  16,964     *       16,964         0       0
Hiaw Ho Li.......................   5,811     *        5,811         0       0
Lay See Lim......................   1,451     *        1,451         0       0
Andrew Liu.......................     243     *          243         0       0
Michael Loeckx...................     395     *          395         0       0
See Hong Long....................      91     *           91         0       0
Roger D. Lucas...................  23,830     *       23,830         0       0
Anshuman Magazine................     804     *          804         0       0
Dino Mancini.....................   1,047     *        1,047         0       0
Rob J. C. Mans...................   4,535     *        4,535         0       0
Gavin Page Martin................   2,648     *        2,648         0       0
Lester D. J. Martin..............  10,972     *       10,972         0       0
Luis Martinez....................   1,432     *        1,432         0       0
Enrique Martinez Laguna..........   1,163     *        1,163         0       0
Gaetan Mary......................   3,232     *        3,232         0       0
Charles A. Mataure...............   1,077     *        1,077         0       0

                                       SHARES                         SHARES
                                    BENEFICIALLY                   BENEFICIALLY
                                   OWNED PRIOR TO                  OWNED AFTER
                                    OFFERING(1)   SHARES OFFERED     OFFERING
                                   -------------- BY EACH SELLING --------------
                                   NUMBER PERCENT   SHAREHOLDER   NUMBER PERCENT
                                   ------ ------- --------------- ------ -------
Sean Maxell.......................    119     *          119         0       0
Luis Gonzaga Soares Mayor.........  9,996     *        9,996         0       0
Mayfair S.A.R.L...................  4,848     *        4,848         0       0
Tom McCallum......................    549     *          549         0       0
Michelle McKellar.................  2,254     *        2,254         0       0
Jan McNally.......................    384     *          384         0       0
Dan McVay.........................    916     *          916         0       0
Anthony P. McVeigh................ 11,047     *       11,047         0       0
Herve Miliotis....................  4,439     *        4,439         0       0
Ian A. C. Mitchell................    924     *          924         0       0
Marcos L. B. Montandon............  9,698     *        9,698         0       0
Kishore Moorjani..................    804     *          804         0       0
H. Scott Morgan................... 23,490     *       23,490         0       0
Douglas F. F. Munro...............  6,870     *        6,870         0       0
Unthika Naiyaruxsaeree............    376     *          376         0       0
Andrew Ness.......................    297     *          297         0       0
Tom Ng............................    364     *          364         0       0
Yumiko Nishio.....................  1,996     *        1,996         0       0
Sergio Ricardo Paciullo...........    717     *          717         0       0
Manuel Palencia Cortes............  1,090     *        1,090         0       0
Gines Palencia Cortes.............    174     *          174         0       0
Elizabeth Parry...................    804     *          804         0       0
Aliwassa Pathuadabutr.............  3,648     *        3,648         0       0
D. N. Idris Pearce................  9,759     *        9,759         0       0
Alberto Rabalinho Senra Pecanha...    922     *          922         0       0
Wilson A. Penman..................    814     *          814         0       0
Penticton Investments Inc......... 27,347     *       27,347         0       0
Victor J. Perez Arias.............  9,278     *        9,278         0       0
Dino Piccini......................  4,127     *        4,127         0       0
Franc Pigna.......................  1,537     *        1,537         0       0
Pine Consulting Corporation.......  1,245     *        1,245         0       0
Dominic G. Pirard.................    725     *          725         0       0
David Pitcher.....................  2,036     *        2,036         0       0
James Robert Pitchon..............  6,052     *        6,052         0       0
Francis J. Pons................... 74,143     *       74,143         0       0
Javier Prades Rebato.............. 10,502     *       10,502         0       0
Jose Puig de la Bellacasa.........  4,745     *        4,745         0       0
Qingpu Holdings PLC...............  1,047     *        1,047         0       0
Harald Rank.......................    746     *          746         0       0
Richard G. Ray....................  1,407     *        1,407         0       0
William Rea.......................    938     *          938         0       0
W. Rea Pty Ltd....................  1,188     *        1,188         0       0
David H. Read.....................  2,413     *        2,413         0       0
PD Realty Pty Ltd.................  3,301     *        3,301         0       0
Christopher Redman................  1,044     *        1,044         0       0
Michael Rhyddrech.................  1,440     *        1,440         0       0
Andreas Ridder....................  9,376     *        9,376         0       0
Spencer G. Roberts................    432     *          432         0       0
Lionello Rosina...................    645     *          645         0       0

                                       SHARES                         SHARES
                                    BENEFICIALLY                   BENEFICIALLY
                                   OWNED PRIOR TO                  OWNED AFTER
                                    OFFERING(1)   SHARES OFFERED     OFFERING
                                   -------------- BY EACH SELLING --------------
                                   NUMBER PERCENT   SHAREHOLDER   NUMBER PERCENT
                                   ------ ------- --------------- ------ -------
Rod Routh........................   1,817     *        1,817         0       0
David A. Runciman................  37,650     *       37,650         0       0
Graeme Stuart Russell............     916     *          916         0       0
Gary E. Ryan.....................   8,651     *        8,651         0       0
Patrick Sabban...................   3,232     *        3,232         0       0
Moffatt Sanders..................   3,864     *        3,864         0       0
Annop Sangprasit.................     697     *          697         0       0
Jerry T. Scott...................   3,806     *        3,806         0       0
Pedro M. F. C. Seabra............  18,740     *       18,740         0       0
G. John Selman...................  20,216     *       20,216         0       0
Willy Y. P. Shee.................  17,720     *       17,720         0       0
Hwee Yan Sim.....................   1,451     *        1,451         0       0
David C. Simister................  12,639     *       12,639         0       0
David A. Sizer...................  26,179     *       26,179         0       0
David A. Sizer & Mrs. Janet M
 Sizer...........................  13,041     *       13,041         0       0
Wayne Richard Smith..............     349     *          349         0       0
Su Lin Soon......................   4,080     *        4,080         0       0
Sounds Excellent Limited.........  39,071     *       39,071         0       0
Brian Spence, David A. Wright and
 Massimo Papini..................   1,845     *        1,845         0       0
Christopher Steel................   3,013     *        3,013         0       0
Michael Steur....................   1,639     *        1,639         0       0
Superseven Limited...............   6,473     *        6,473         0       0
Anthony P. Sutcliffe.............   4,146     *        4,146         0       0
Jason Tam........................     364     *          364         0       0
Joseph Tan.......................     778     *          778         0       0
Ayumi Tanaka.....................     620     *          620         0       0
Sumalee Tavivaradilok............     697     *          697         0       0
It Tuan Tay......................     778     *          778         0       0
Threshold Pty Ltd................   1,554     *        1,554         0       0
Albert Tong......................   8,701     *        8,701         0       0
Pedro P. Toscano.................   2,077     *        2,077         0       0
Roberto Trella...................   6,802     *        6,802         0       0
William J. Tucker................   1,943     *        1,943         0       0
Mark Alfred Turnbull.............   1,076     *        1,076         0       0
Edoardo Vigano...................   9,558     *        9,558         0       0
Juan Carlos Vidosola.............     307     *          307         0       0
Alan Anthony Vincent.............   2,307     *        2,307         0       0
Vysden Pty Ltd...................   1,208     *        1,208         0       0
Asharawan Wachananont............     697     *          697         0       0
Waterways Inc....................  15,157     *       15,157         0       0
Felix Wehrli.....................   2,792     *        2,792         0       0
Michael D. G. Wheldon............  16,558     *       16,558         0       0
M. D. G. Wheldon, Mrs. C. G.
 Wheldon, Ms. J. L. Wheldon
 (Trustees of the Wheldon
 Charitable Trust)...............   1,931     *        1,931         0       0
M. D. G. Wheldon, Mrs. C. G.
 Weldon, Ms. J. L. Wheldon
 (Trustees for the Life Interest
 Settlement).....................  16,558     *       16,558         0       0
Ian J. White.....................  14,824     *       14,824         0       0
Brian R. White...................   7,787     *        7,787         0       0

                                      SHARES                         SHARES
                                   BENEFICIALLY                   BENEFICIALLY
                                  OWNED PRIOR TO                  OWNED AFTER
                                   OFFERING(1)   SHARES OFFERED     OFFERING
                                  -------------- BY EACH SELLING --------------
                                  NUMBER PERCENT   SHAREHOLDER   NUMBER PERCENT
                                  ------ ------- --------------- ------ -------
Barry D. White................... 40,380     *       40,380         0       0
Robert J. F. Wildman............. 21,088     *       21,088         0       0
R. J. F. Wildman, R. C. Wildman
 and R. M. Peters
 (As Trustees of the 1998 AJFW
 Settlement).....................  5,235     *        5,235         0       0
R. J. F. Wildman, R. C. Wildman
 and R. M. Peters
 (As Trustees of the 1998 VJW
 Settlement).....................  3,370     *        3,370         0       0
R. J. F. Wildman, R.C. Wildman
 and R. M. Peters
 (As Trustees of the 1998 MCW
 Settlement).....................  3,370     *        3,370         0       0
L. Alan Wilson................... 27,226     *       27,226         0       0
L. A. Wilson and Mrs. A. J.
 Wilson (Trustees of the Wilson
 Children's Trust)...............  8,377     *        8,377         0       0
David A. Wright, John D. Wright
 and Jeffrey Spinks..............  2,718     *        2,718         0       0
Corinne Yap Suchen...............    344     *          344         0       0
Teresa Yeo.......................  1,451     *        1,451         0       0
Siddharth Yog....................    357     *          357         0       0
Gerald R. Younce.................  6,571     *        6,571         0       0
Ramon Zorilla.................... 25,306     *       25,306         0       0

--------
 * Less than 1%.

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                      DESCRIPTION OF THE DEBT SECURITIES

GENERAL

  The Company may offer under this Prospectus Debt Securities. The Debt Securities will represent unsecured general obligations of the Company, and will be subordinate in right of payment to certain other debt obligations of the Company. The Debt Securities may be issued under an indenture (the "Indenture") substantially in the form filed as an exhibit to the Registration Statement. The Indenture will not limit the amount of Debt Securities that may be issued thereunder, and will provide that Debt Securities may be issued thereunder up to an aggregate principal amount authorized from time to time by the Company and may be payable in any currency or currency unit designated by the Company. The following summary of certain provisions in the Indenture pursuant to which Debt Securities are issued or in the Debt Security, as the case may be, does not purport to be complete. Such summary makes use of certain terms defined in the Indenture and is qualified in its entirety by reference to the form of Indenture filed as an exhibit to the Registration Statement.

  Reference is made to the applicable Prospectus Supplement for any series of Debt Securities for the following terms: (1) the designation of such series of Debt Securities, (2) the aggregate principal amount of such series of Debt Securities, (3) the stated maturity or maturities for payment of principal of such series of Debt Securities and any sinking fund or analogous provisions,
(4) the rate or rates at which such series of Debt Securities shall bear interest or the method of calculating such rate or rates of interest and the interest payment dates for such series of Debt Securities, (5) the currencies or currency units in which principal of and interest and any premium on such series of Debt Securities shall be payable (if other than U.S. Dollars), (6) the redemption date or dates, if any, and the redemption price or prices and other applicable redemption provisions for such securities of Debt Securities,
(7) whether such series of Debt Securities shall be issued as one or more global debt securities ("Global Debt Securities"), and, if so, the identity of the Depositary (the "Debt Depositary") for such Global Debt Security or Debt Securities, (8) if not issued as one or more Global Debt Securities, the denominations in which such series of Debt Securities shall be issuable (if other than denominations of $1,000 and any integral multiple thereof), (9) the date from which interest on such series of Debt Securities shall accrue, (10) the basis upon which interest on such series of Debt Securities shall be computed (if other than on the basis of a 360-day year of twelve 30-day months), (11) if other than the principal amount thereof, the portion of the principal amount of such series of Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the Indenture,
(12) if other than the Trustee for the Debt Securities (the "Trustee"), the person or persons who shall be registrar for such series of Debt Securities,
(13) the Record Date, (14) the identity of the Trustee, (15) any additional Events of Default and any covenants of the Company with respect to a series of Debt Securities, (16) whether the Debt Securities are convertible into or exchangeable for securities of the Company or Third Party Securities (as herein defined), and the terms of such conversion or exchange, (17) whether the Debt Securities will be issued at an Original Issue Discount and a description of such discount, and (18) any other term or provision relating to such series of Debt Securities which is not inconsistent with the provisions of the Indenture.

  Except as described in this Prospectus or the accompanying Prospectus Supplement, the Indenture does not contain any covenants specifically designed to protect holders of the Debt Securities (the "Holders") against a reduction in the creditworthiness of the Company in the event of a highly leveraged transaction or to prohibit other transactions which may adversely affect Holders of the Debt Securities.

EVENTS OF DEFAULT

  The Indenture defines an "Event of Default" with respect to any particular series of the Debt Securities as being any one of the following events: (1) default in the payment of interest on any Debt Security of that series and the continuance of such default for a period of 30 days; (2) default in the payment of the principal of or any premium on any Debt Security of such series when due whether at maturity, by proceedings for redemption, by declaration or otherwise; (3) default in the satisfaction of any sinking fund payment obligation relating to such series of Debt Securities, when due and payable;
(4) failure on the part of the Company to observe or perform in any material respect any other agreements or comments contained in the Debt Securities of such series, the

Indenture, or any supplemental indenture relating thereto, specifically contained for the benefit of the Holders of the Debt Securities of such series and continuance of the default for a period of 90 days after notice has been given to the Company by the Trustee, or to the Company and the Trustee by the Holders of not less than 25% in principal amount of such series and all other series so benefited (all series voting as one class) at the time outstanding under the Indenture, or any resolution of the Board of Directors (or an authorized committee thereof) of the Company under which the Debt Securities may have been issued and continuance of the default for the period and after the notice specified below; or (5) certain events of bankruptcy, insolvency or reorganization involving the Company.

  If an Event of Default occurs with respect to the Debt Securities of any one or more particular series and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of all of the outstanding Debt Securities of each such series by notice to the Company and to the Trustee, may declare the principal amount (or, if the Debt Securities of any such series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of the such series) of all the Debt Securities of that particular series, together with any accrued interest, to be due and payable immediately.

  The foregoing provisions, however, are subject to the condition that if, at any time after the principal amount of the Debt Securities of any one or more series (or of all the Debt Securities, as the case may be) shall have been so declared due and payable, and before any judgment or decree for the payment of moneys due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay any matured installments of interest upon all the Debt Securities of such series (or upon all the Debt Securities, as the case may be) and the principal of any and all Debt Securities of such series (or of any and all the Debt Securities, as the case may be) which shall have become due otherwise than by declaration (with interest on overdue installments of interest to the extent permitted by law and on such principal at the rate or rates of interest borne by, or prescribed therefor in, the Debt Securities of such series to the date of such payment or deposit) and the amounts payable to the Trustee under the Indenture and any and all defaults under the Indenture with respect to Debt Securities of such series (or all Debt Securities, as the case may be), other than the non-payment of principal of and any accrued interest on Debt Securities of such series (or any Debt Securities, as the case may be) which shall have become due by declaration shall have been cured, remedied or waived as provided in the Indenture, then and in every such case the Holders of a majority in principal amount of the Debt Securities of such series (or of all the Debt Securities, as the case may be) then outstanding (such series or all series voting as one class if more than one series are so entitled) by written notice to the Company and to the Trustee, may rescind and annul such declaration and its consequences; but no such rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon.

  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal or any premium or interest on the Debt Securities of the series to which the default relates or to enforce the performance of any provision of such series of Debt Securities or the Indenture.

  The Holders of a majority in principal amount of the outstanding Debt Securities of any series may waive any past Event of Default with respect to such series and its consequences, except a continuing default in the payment of the principal of or any redemption premium or interest on such Debt Securities or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Debt Security so affected.

MODIFICATIONS OF THE INDENTURE

  The Indenture provides that the Company and the Trustee may enter into a supplemental indenture to amend the Indenture or the Debt Securities without the consent of any Holder of Debt Securities (1) to cure any ambiguity, defect or inconsistency; (2) to permit a successor to assume the Company's obligations under the Indenture as permitted by the Indenture; (3) to eliminate or change any provision of the Indenture if such does not adversely affect the rights of any Holder of outstanding Debt Securities; (4) to provide for the issuance of and establish the terms and conditions of Debt Securities of any series; (5) to add to the covenants of the Company further covenants, restrictions or conditions for the protection of the Holders of all or any particular series of Debt Securities and to make the occurrence or the occurrence and continuance of a default in any such additional covenants, restrictions or conditions an Event of Default permitting the enforcement of all or any of the several remedies provided in the Indenture; or (6) to appoint, at the request of the Trustee a successor Trustee for a particular series of Debt Securities to act as such pursuant to the provisions of the Indenture.

  The Indenture and the rights and obligations of the Company and of the Holders of the Debt Securities may be modified or amended at any time with the consent of the Holders of not less than a majority in aggregate principal amount of the Debt Securities at the time outstanding under the Indenture and affected by such modification or amendment (voting as one class); provided, however, that, without the consent of the Holders of the Debt Securities affected, no such modification or amendment shall, among other things, change the fixed maturity or redemption date thereof, reduce the rate of interest thereon or alter the method of determining such rate of interest, extend the time of payment of interest, reduce the principal amount thereof, reduce any premium payable upon the redemption thereof, or change the coin or currency in which any Debt Securities or the interest thereon is payable or impair the right to institute suit for the enforcement of any such payment, or reduce the percentage of the Holders of such Debt Securities whose consent is required for any such modification or amendment.

DEFEASANCE AND DISCHARGE

  All liability of the Company in respect to any outstanding Debt Securities shall cease, terminate and be completely discharged if the Company shall (a) deposit with the Trustee, in trust, at or before maturity, lawful money or direct obligations of the United States of America (or in the case of Debt Securities denominated in a currency other than U.S. Dollars, of the government that issued such currency), or obligations the principal of and interest on which are guaranteed by the United States of America (or in the case of Debt Securities denominated in a currency other than U.S. Dollars, guaranteed by the government that issued such currency), in such amounts and maturing at such times that the proceeds of such obligations to be received upon the respective maturities and interest payment dates will provide funds sufficient to pay the principal of and interest and any premium to maturity or to the redemption date, as the case may be, with respect to such Debt Securities, and (b) deliver to the Trustee an opinion of counsel to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such discharge. All obligations of the Company to comply with certain covenants applicable to any outstanding Debt Securities shall cease if the Company shall deposit with the Trustee, in trust, at or before maturity, lawful money or direct obligations of the United States of America (or in the case of Debt Securities denominated in a currency other than U.S. Dollars, of the government that issued such currency), or obligations the principal of and interest on which are guaranteed by the United States of America (or in the case of Debt Securities denominated in a currency other than U.S. Dollars, by the government that issued such currency), in such amounts and maturing at such times that the proceeds of such obligations to be received upon the respective maturities and interest payment dates will provide funds sufficient to pay the principal of and interest and any premium to maturity or to the redemption date, as the case may be, with respect to such Debt Securities.

CONCERNING THE TRUSTEE

  The Trustee for the Debt Securities will be identified in the relevant Prospectus Supplement. In certain instances, the Company or the Holders of a majority of the then outstanding principal amount of the Debt Securities issued under an Indenture may remove the Trustee and appoint a successor Trustee. The Trustee may become the owner or pledgee of any of the Debt Securities with the same rights it would have if it were not the Trustee. The Trustee and any successor Trustee must be a corporation organized and doing business as a commercial bank under the laws of the United States or of any state thereof or of the District of Columbia, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $100,000,000 and subject to examination by federal or state or District of Columbia authority. From time to time and subject to applicable law relating to conflicts of interest, the Trustee may also serve as Trustee under other indentures relating to Debt Securities issued by the Company or affiliated companies and may engage in commercial transactions with the Company and affiliated companies.

                             PLAN OF DISTRIBUTION

  Any or all of the Securities offered hereby by the Company or the Selling Shareholders may be sold from time to time, in one or more transactions. Sales of the Shares offered hereby by the Company or the Selling Shareholders may be effected from time to time, in one or more transactions on the NYSE, on any other exchange on which the Shares are listed or traded, in the over-the-counter market or otherwise. Such sales may be made at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. To the extent required, this Prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

  Any or all of the Shares sold by the Selling Shareholders that qualify for sale pursuant to Rule 144 or Regulation S might be sold under Rule 144 or Regulation S rather than pursuant to this Prospectus. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each such sale.

  In effecting sales, brokers, dealers or agents engaged may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions in amounts to be negotiated prior to the sale. Such brokers, dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will pay all expenses incident to the offering and sale of the Shares to the public by the Selling Shareholders other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes relating to Shares sold by the Selling Shareholders.

  If Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Securities specified in such supplement if any such Securities are purchased.

  In order to comply with the securities laws of certain states, if applicable, the Securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

  The Company has advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Shareholders and its affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Shareholders and has informed it of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

  At the time a particular offer of Securities is made, if required, a Prospectus Supplement will be distributed that will set forth the amount of Securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

  There can be no assurance that the Selling Shareholders will sell all or any of the Shares on their behalf or that the Company will issue any Securities pursuant hereto.

  The Company has agreed to indemnify the Selling Shareholders and any person controlling the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

  The Company has agreed with certain of the Selling Shareholders to keep the Registration Statement of which this Prospectus constitutes a part effective for up to 24 months following its effective date (which period may be shortened or extended under certain circumstances). The Company intends to de-register any of the Shares not sold by the Selling Shareholders at the end of such period.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the Securities offered hereby will be passed upon for the Company by Pillsbury Madison & Sutro LLP, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements and related schedules of the Company and subsidiaries as of December 31, 1997 and December 31, 1996 and for each of the three years in the period ended December 31, 1997 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated in this Prospectus by reference have been audited by Arthur Andersen LLP, independent public accountants as indicated in their reports with respect thereto, and are included or incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-
MATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN OR INCORPORATED BY REF-ERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CON-NECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OF-FER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO
SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NOTES OFFERED HEREBY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE, SUCH OF-FER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND
THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPEC-TUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Prospectus Supplement Summary.............................................   S-4
Risk Factors..............................................................  S-13
Use of Proceeds...........................................................  S-19
Capitalization............................................................  S-19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  S-20
Business..................................................................  S-36
Management................................................................  S-48
Description of Certain Other Indebtedness.................................  S-53
Description of the Notes..................................................  S-54
Underwriting..............................................................  S-83
Legal Matters.............................................................  S-84
Experts...................................................................  S-84
Index to Consolidated Financial Statements................................   F-1

                                  PROSPECTUS
Available Information.....................................................     2
Incorporation of Certain Documents by Reference...........................     3
Risk Factors..............................................................     4
The Company...............................................................     8
Use of Proceeds...........................................................    19
Ratio of Earnings to Fixed Charges........................................    19
Selling Shareholders......................................................    19
Description of the Debt Securities........................................    25
Plan of Distribution......................................................    28
Legal Matters.............................................................    29
Experts...................................................................    29

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                                 $175,000,000

                               CB RICHARD ELLIS
                                SERVICES, INC.

                   8 7/8% SENIOR SUBORDINATED NOTES DUE 2006

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                              MERRILL LYNCH & CO.

                        BANCAMERICA ROBERTSON STEPHENS

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                                 MAY 20, 1998

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